UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                     THE SECURITIES ACT OF 1933, AS AMENDED
                               ------------------

                           MERA PHARMACEUTICALS, INC.
                           ---------------------------
                           (FORMERLY AQUASEARCH, INC.)
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)
                               ------------------

                  DELAWARE                                 2833
     ---------------------------------        ----------------------------
     (STATE OR OTHER JURISDICTION             (PRIMARY STANDARD INDUSTRIAL
     OF INCORPORATION OR ORGANIZATION)         CLASSIFICATION CODE NUMBER)

                                   04-3683628
                                ----------------
                                (I.R.S. EMPLOYER
                                 IDENTIFICATION
                                     NUMBER)


                        777 SOUTH HIGHWAY 101, SUITE 215
                             SOLANA BEACH, CA 92075
                                 (858) 847-0747
                               -----------------

          (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)
                                -----------------

                   73-4460 QUEEN KA'AHUMANU HIGHWAY, SUITE 110
                            KAILUA-KONA, HAWAII 96740
                                 (808) 326-9301
             (ADDRESS AND TELEPHONE OF PRINCIPAL OPERATIONS OFFICES)
                               ------------------

                            CORPORATION TRUST COMPANY
                               1209 ORANGE STREET
                           WILMINGTON, DELAWARE 19801
                                 (302) 658-7581
           (NAME, ADDRESS AND TELEPHONE NUMBER, OF AGENT FOR SERVICE)
                               ------------------


            Approximate date of commencement of proposed resale: From time to time as the selling stockholders may decide.

            If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

            If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

            If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

            If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

            If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /

                               ------------------


                         CALCULATION OF REGISTRATION FEE

------------------------------------ --------------------- ----------------------- ----------------------- ----------------------
TITLE OF EACH CLASS OF SECURITIES    AMOUNT TO BE          PROPOSED MAXIMUM        PROPOSED MAXIMUM        AMOUNT OF
TO BE REGISTERED                     REGISTERED            OFFERING PRICE PER      AGGREGATE OFFERING      REGISTRATION FEE
                                                           SHARE                   PRICE
------------------------------------ --------------------- ----------------------- ----------------------- ----------------------
Common Stock, par value $0.0001      249,654,703 shares       $0.07 (1)                $16,930,467             $1452.69
per share                            of common stock
------------------------------------ --------------------- ----------------------- ----------------------- ----------------------

(1) Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended, based on the average of the bid and asked prices of our common stock as reported on the NASD "Electronic Bulletin Board" on July 24, 2003 (within 5 business days prior to the filing of the original registration statement).

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

              MERA PHARMACEUTICALS, INC. (the "Company" or "Mera")

                       249,654,703 SHARES OF COMMON STOCK


            This prospectus relates to the offer and sale of our common stock by the selling stockholders identified in this prospectus. We will not receive any proceeds from the sale of the shares by the selling stockholders, but we will pay all of the expenses related to this registration statement.

            Our common stock is currently traded in the over-the-counter market on the NASD "Electronic Bulletin Board" under the symbol "MRPI."

            Our corporate headquarters are located at 777 South Highway 101, Suite 215, Solana Beach, California 92075, and our phone number there is (858) 847-0747. Our principal operations and facilities offices are located at 73-4460 Queen Ka'ahumanu Highway, Suite 110, Kailua-Kona, Hawaii 96740, and our phone number there is (808) 326-9301.

                            ------------------------

INVESTING IN OUR COMMON STOCK INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 2 OF THIS PROSPECTUS.

                            ------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

    Subject to Completion, the date of this prospectus is November 17, 2003.

                                TABLE OF CONTENTS
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                                                                            Page
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PART I - INFORMATION REQUIRED IN PROSPECTUS
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Risk Factors...........................................................    2
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Forward-Looking Statements.............................................   13
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Use of Proceeds........................................................   14
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Selling Stockholders...................................................   14
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Plan of Distribution...................................................   17
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Legal Proceedings......................................................   17
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Management.............................................................   17
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Security Ownership of Certain Beneficial Owners and Management.........   20
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Description of Securities..............................................   21
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Indemnification of Directors and Officers and Disclosure of Commission
Position of Indemnification for Securities Act Liabilities.............   23
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Business...............................................................   23
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Management's Discussion and Analysis of Financial Condition               35
and Results of Operations..............................................
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Property...............................................................   41
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Certain Relationships and Related Transactions.........................   42
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Market for Common Equity and Related Stockholder Matters...............   44
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Executive Compensation.................................................   45
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Where You Can Find Additional Information..............................   46
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Experts................................................................   47
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Index to Financial Statements..........................................   47
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Unaudited Interim Financial Statements.................................  Q-1
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Audited Financial Statements...........................................  F-1
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PART II - INFORMATION NOT REQUIRED IN PROSPECTUS
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Other Expenses of Issuance and Distribution............................  II-1
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Recent Sales of Unregistered Securities................................  II-1
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Index of Exhibits......................................................  II-3
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Signatures.............................................................  II-5
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Exhibits...............................................................  II-6
----------------------------------------------------------------------- ------

                                  RISK FACTORS

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW, IN ADDITION TO ALL OTHER INFORMATION INCLUDED IN THIS PROSPECTUS, BEFORE YOU DECIDE TO INVEST IN OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS OCCURS, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED. THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE DUE TO ANY OF THE FOLLOWING RISKS OR OTHERS NOT YET IDENTIFIED BY MANAGEMENT, AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

RISKS RELATED TO OUR BUSINESS

We have incurred substantial operating losses and expect to incur future losses. Our future financial results are uncertain, and we may never become a profitable company.

We have had quarterly and annual operating losses since our inception in 1988. From inception through September 16, 2002 (the date that we completed our reorganization proceedings and adopted "fresh-start accounting") we had an accumulated deficit of approximately $22,262,111. From September 16, 2002 through July 31, 2003 we had an accumulated deficit of $$2,121,508. Our losses to date are primarily due to the costs of research and development, and the general and administrative costs associated with our operations. We expect to continue to incur operating losses through at least the current fiscal year. We expect to have quarter-to-quarter and year-to-year fluctuations in revenues and expenses. As a result, our losses may increase in the future, even if we achieve our revenue goals, and some of those losses could be significant.

Should we achieve profitability, we may be unable to sustain or increase profitability on a quarterly or annual basis. Many factors could affect our ability to achieve and maintain profitability, including:

o our ability to complete successfully the commercialization and production cost optimization of our products;
o our ability to manage production costs and yield issues associated with increased production of our products;
o the progress of our research and development programs for developing other microalgal products;
o the time and costs associated with obtaining regulatory approvals for our products;
o our ability to protect our proprietary rights, or the expense of doing so; o the costs of filing, maintaining, protecting and enforcing our patents; o competing technological and market developments; o changes in our pricing policies or the pricing policies of our competitors; o the costs of commercializing and marketing our existing and potential products; and
o the inability to achieve a level of sales of our products necessary to generate sufficient revenues to cover research, development and operating costs.

If our revenues grow more slowly than we anticipate, or if our operating expenses exceed our expectations and cannot be reduced, our losses could continue beyond our present expectations, and we may never become a profitable company.

WE MAY BE UNABLE TO RAISE ADDITIONAL CAPITAL OR GENERATE THE CAPITAL NECESSARY TO SUPPORT OUR PLANNED LEVEL OF RESEARCH AND DEVELOPMENT ACTIVITIES AND TO MANUFACTURE AND MARKET OUR PRODUCTS.

We will require expenditures to support our research and development activities and to manufacture and market our products. Over the next twelve months, we project expenditures of approximately $1.5 million in operating capital, not including any capital expenditures that may be necessary or desirable. Many factors will determine our future capital requirements, including:

o  market acceptance of our products;
o our ability to manufacture our products cost-effectively in quantities needed to sustain growing sales of ASTAFACTOR(R);
o  the extent and progress of our research and development programs;
o the time and costs of obtaining regulatory clearances for some of our products;
o the progress and success of pre-clinical and clinical studies, where applicable;
o the costs of filing, maintaining, protecting and enforcing patent claims; o the need to address competing technological and market developments; o the cost of developing and/or operating production facilities for our existing and potential products;
o the ability of a third party to complete timely a major cultivation and processing facility and to operate it in a manner that meets our product requirements; and
o  the costs of commercializing our products.

Revenue from product sales and other sources pay some of our operating costs, but to date that revenue has not been sufficient to cover our operating costs. We are seeking investment from various sources. However, additional financing may not be available on favorable terms, if at all. If we do not have adequate funds, we may have to curtail operations significantly. In addition, we may have to enter into unfavorable agreements that could force us to relinquish certain technology or product rights, including patent and other intellectual property rights. If we cannot raise enough capital, then we may have to curtail production, limit our product development activities, reduce marketing activities or delay other plans intended to increase revenue and help us achieve profitability.

IF WE CANNOT OVERCOME THE CHALLENGES OF PRODUCING MICROALGAE ON A COMMERCIAL SCALE, WE MAY NOT ACHIEVE ECONOMIC PRODUCTION COSTS.

To be successful, we must produce products at acceptable costs while ensuring that the quantity and quality of our products comply with contractual and regulatory requirements and regulations. Many factors complicate the production of microalgal products, and they could limit production at any time. These include:

o  microbial contamination;
o variability in production cycle times due to technical, environmental and biological factors; and
o  losses of final product due to inefficient processing.

We currently have sufficient inventory to meet the foreseeable requirements of our existing customers. However, we are engaged in efforts to increase sales in order to achieve profitability, potentially beyond the capacity of our existing facility to produce. We have prepared to meet that increased demand, should it occur, by entering into an agreement with a Chinese joint venture that will construct and operate a production facility on Hainan Island, China (the "Chinese Facility") in the event that demand warrants expansion of production capacity. The agreement also calls for the Chinese party to distribute AstaFactor(R) in China. We have also commenced planning for the expansion of our existing facility should that be required to meet customer demand for our products.

IF THE DEMAND FOR NATURAL ASTAXANTHIN OR OUR OTHER PRODUCTS EXCEEEDS OUR CURRENT PRODUCTION CAPABILITIES, AND IF WE ARE UNABLE TO EXPAND OUR PRODUCTION CAPACITY IN A TIMELY MANNER, WE MAY EXPERIENCE SIGNIFICANT FINANCIAL, TECHNICAL AND COMMERCIAL CHALLENGES.

The capacity of our existing production facility in Hawaii is sufficient to meet current demand for our products. However, demand for our natural astaxanthin product may eventually exceed the current capacity of our Hawaiian production facility. To address this capacity question, we have initiated efforts to increase our production efficiency and to prepare for expansion of our Hawaiian facility, if needed. However, our efforts are focused on generating a level of sales that would make it difficult to meet our total demand from our Hawaiian facility, especially if we develop additional products. We believe that our inventory plus our existing production capacity is sufficient to meet demand for the foreseeable future. In the event that sales increase to a level that we cannot meet with our existing capacity, we have planned for the expansion of our Hawaiian facility. if we are unable to expand our current production facility, we may be unable to meet demand for product and could lose the opportunity to increase our revenues. We could also lose customers, both current and potential, who may not do business with us absent an assurance of the ability to deliver product in sufficient quantities.

OUR DECISION TO RELY UPON THE CHINESE FACILITY TO MEET OUR FUTURE PRODUCTION REQUIREMENTS INVOLVES GREATER FINANCIAL, POLITICAL, CURRENCY AND LEGAL RISKS THAN ENGAGING IN PURELY DOMESTIC TRANSACTIONS.

The risk of engaging in international transactions is inherently greater than confining activities to the United States. There is a variety of factors that contribute to that greater risk, including differences in laws and the increased potential for changes in those laws, language differences, political instability, fluctuations in currency values, the increased cost and difficulty of enforcing legal and contractual rights, increases in tariffs, the imposition of or changes in import controls and export controls, as well as others. We have attempted to reduce these risks by planning for alternatives to the Chinese facility, including the expansion of our facility in Hawaii. However, we may not be able to complete that expansion in a timely manner, either due to capital required for that purpose or the permission that may be needed from our landlord to do so or other reasons. Should that occur, we might not be able to meet the demand for our product, and as a result might not be able to expand our business as rapidly as we might otherwise be able to, or we may lose customers as a result of the inability to fulfill their requirements.

IF THE THIRD PARTY ENTITIES THAT HAVE COMMITTED TO INVEST CAPITAL INTO THE COMPANY DO NOT FULFILL THEIR COMMITMENTS, THE COMPANY COULD EXPERIENCE SIGNIFICANT FINANCIAL AND OPERATIONAL DIFFICULTIES.

Two third party entities have conditionally committed to invest a total of $785,000 into the Company during calendar year 2003. If the Company does not receive both of these investments, we could encounter cash flow and financial difficulties. If these issues become exacerbated by a variety of other related factors, such as less than anticipated revenues or increased expenses, we may not have sufficient capital to successfully continue operations.

OUR CUSTOMER BASE IS CONCENTRATED AMONG RELATIVELY FEW CUSTOMERS, AND THE LOSS OF ANY OF THESE CUSTOMERS WOULD MATERIALLY ADVERSELY AFFECT OUR REVENUES.

Our business currently depends on key distribution relationships in Hawaii, California and several other Western and Midwestern states. These customers currently purchase approximately 75% of the natural astaxanthin products we sell, with the remainder being sold to smaller retail accounts or directly to consumers. If we lose one or more of these customers, or if they do not continue buying our products at the current and anticipated purchase levels, then our revenues could decrease. In addition, the loss of one or more of these customers may adversely affect our reputation, and we could have difficulty attracting new customers as a result.

IF WE FAIL TO ATTRACT AND RETAIN KEY PERSONNEL WE WILL BE UNABLE TO EXECUTE OUR BUSINESS PLAN, AND OUR BUSINESS WILL SUFFER.

Our success depends on the continued efforts of the principal members of our management team. The Company has hired several key members of that team that it needs to retain to execute its plans fully. Success in doing so cannot be assured.

OUR BUSINESS WILL NOT OPERATE EFFICIENTLY AND OUR RESULTS OF OPERATIONS WILL BE NEGATIVELY AFFECTED IF WE ARE UNABLE TO MANAGE OUR GROWTH EFFECTIVELY.

Until 2002 we focused almost exclusively on product research and technology development. As we moved toward commercial production of microalgal products we have had to initiate or expand many activities, including outsourcing, customer relations, engineering, construction, recruiting and training. During this transition, the size of our organization increased rapidly. During the Company's reorganization, the size of our organization decreased again. It is anticipated that only a marginal increase in personnel, if any, will be made during 2003. In addition, our growth will require significant improvement in the planning and management of our organization.

We expect demands on our financial and management control systems to increase this year. If we fail to upgrade our financial and management control systems, or if we encounter difficulties during upgrades of these systems, then we may not be able to manage our human and financial resources effectively. Such ineffectiveness could make it difficult to retain or attract employees and could directly or indirectly create unnecessary expenses or lead to incorrect decisions by management.

AS WE EXPAND OUR PRODUCT LINE AND ATTEMPT TO PENETRATE ADDITIONAL MARKETS, WE MAY FACE SIGNIFICANT CHALLENGES TO SUCCESS.

We are exploring expanding our nutraceuticals product line. The success of our nutraceuticals product line will depend on our ability to implement our marketing strategy and comply with the standards of Good Manufacturing Practice, or GMP, as and when applicable. We believe the prospects for nutraceutical astaxanthin will depend, in the short term, on product quality and education of consumers regarding its benefits. Our ability to penetrate new markets for natural astaxanthin products will, we believe, depend strongly on regulatory approval in several major markets outside the United States. We expect the success of our products to depend primarily on our ability to develop and market these new products and, if applicable, to finance clinical trials and obtain regulatory approval for such products.

We cannot assure successful development of any potential products, nor can we guarantee market acceptance of any of our products, existing or future. We have limited marketing experience in nutraceutical and pharmaceutical markets. We have less than two years of experience in electronic marketing and direct retail sales. We cannot assure you that we or our consultants or contractors will be successful in our marketing efforts, nor can we prevent them from competing with us or assisting our competitors. If we are unable to develop or commercialize any of our product lines successfully, then our revenues will fail to grow.

IF WE DECIDE TO PURSUE RESEARCH AND DEVELOPMENT EFFORTS ON PHARMACEUTICAL PRODUCTS IN ADDITION TO THOSE FOCUSED ON OUR NUTRACEUTICAL PRODUCTS, WE WILL INCUR SIGNIFICANT EXPENSES AND WILL BE EXPOSED TO RISKS ASSOCIATED WITH THE DEVELOPMENT AND COMMERCIALIZATION OF PHARMACEUTICAL PRODUCTS.

We are not currently involved in research and development for pharmaceutical candidates, but the Company's management may decide to pursue this line of business in the future. If the Company does pursue this line of business, there will be certain risks associated with it. There are many uncertainties, complexities and delays inherent in the research and development, manufacturing, marketing and sale of pharmaceutical products, including: (i) large upfront and continuing capital requirements, (ii) efficacy and safety concerns, (iii) delays in the receipt of or the inability to obtain required approvals, (iv) the suspension or revocation of the authority necessary for manufacture, marketing or sale, (v) the imposition of additional or different regulatory requirements, such as those affecting labeling, (vi) seizure or recall of products, (vii) the failure to obtain, the imposition of limitations on the use of, or the loss of patent and other intellectual property rights and (viii) manufacturing or distribution problems.

The outcome of the lengthy and complex process of new pharmaceutical product development is inherently uncertain. A product candidate can fail at any stage of the process, and one or more late-stage product candidates could fail to receive regulatory approval. New product candidates may appear promising in development but fail to reach the market because of: (i) efficacy or safety concerns, (ii) the inability to obtain necessary regulatory approvals, (iii) the difficulty or excessive cost to manufacture product candidates or products, (iv) the costs associated with preventing the infringement of our patents or intellectual property rights by others and (v) the inability to develop the drug candidate rapidly enough to compete with drug candidates or other treatments commercialized by our competitors. Furthermore, the sales of new products may fail to reach anticipated levels or general market acceptance.

As promising drug candidates are identified, we may decide to develop them independently or in collaboration with other companies as a means of generating revenue, reducing risk or obtaining access to additional resources to support the development process. We or our collaborators will need to conduct significant additional research, pre-clinical testing and clinical trials before filing applications with the FDA for product approval of our drug candidates. Clinical trials are expensive, can take several years to complete and have a high risk of failure. If research and testing are not successful or our drug candidates fail to obtain regulatory approval, we or our collaborators will be unable to market and sell products derived from our drug candidates, although it may still be possible to market these products as nutraceuticals. As a result, we may not receive product royalty payments or the royalties that we receive may be significantly reduced, and our ability to continue operations could be jeopardized.

THE PROGRESS AND RESULTS OF PRECLINICAL AND CLINICAL TESTING ARE INHERENTLY UNCERTAIN, WHICH COULD DELAY OUR EFFORTS AND THE EFFORTS OF ANY COLLABORATORS TO COMMERCIALIZE PHARMACEUTICAL DRUGS.

Both pre-clinical and clinical testing are long, expensive and uncertain processes. It may take several years to complete the pre-clinical testing and clinical development necessary to commercialize a pharmaceutical, and failure can occur at any stage. Commercialization of products derived from drug candidates depends upon successful completion of clinical trials. Interim results of trials do not necessarily predict final results, and success in pre-clinical testing and early clinical trials does not ensure that later clinical trials will be successful. A number of companies in the pharmaceutical industry, including other biotechnology companies, have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. We have never successfully completed clinical development of any of our drug candidates. In addition, we do not know whether future clinical trials will begin on time or whether they will be completed on schedule, or at all. The length of time necessary to initiate and complete clinical trials varies significantly and is often difficult to predict.

Any drug is likely to produce some toxicities or undesirable side effects in animals and in humans when administered at sufficiently high doses and/or for sufficiently long periods of time. Our emphasis on natural products may reduce, but cannot eliminate, such effects. Unacceptable toxicities or side effects may occur at any dose level and at any time in the course of studies of animals designed to identify unacceptable effects of a drug candidate or during clinical trials of our potential products. The appearance of any unacceptable toxicity or side effect could cause our collaborators or regulatory authorities to interrupt, limit, delay or abort the development of any of our drug candidates and could ultimately prevent clearance by the required regulatory authorities of these candidates for any or all targeted indications.

WE OR OUR COLLABORATORS WILL NEED TO OBTAIN REGULATORY APPROVAL TO MARKET PRODUCTS DERIVED FROM ANY DRUG CANDIDATES WE MAY HAVE IN THE FUTURE.

The pharmaceutical industry is subject to stringent regulation by a wide range of authorities, both in the United States and abroad. Even if we obtain regulatory approval for a future drug candidate, the approval may not be obtained in a timely manner or under technically or commercially feasible conditions. We and our collaborators cannot market a pharmaceutical product in the United States until it has completed rigorous pre-clinical testing and clinical trials and an extensive regulatory clearance process implemented by the FDA. Similar approval processes apply in most, if not all, of the foreign markets in which we intend to sell our products. Satisfaction of regulatory requirements typically takes many years, depends upon the type or complexity and novelty of the product and requires substantial resources. Of particular significance are the FDA's requirements covering research and development, testing, manufacturing, quality control, labeling and promotion of drugs for human use.

Outside the United States, the ability to market a product is contingent upon receiving a marketing authorization from the appropriate regulatory authorities. The requirements governing the conduct of clinical trials, marketing authorization, pricing and reimbursement vary widely from country to country.

OUR PRODUCTS AND PRODUCTION ACTIVITIES ARE SUBJECT TO GOVERNMENT REGULATION AND ACTION, WHICH ARE SUBJECT TO CHANGE.

We are affected by changes in or the imposition of governmental regulations and actions, including: (i) new laws, regulations and judicial decisions related to the production, marketing and sale of pharmaceutical and nutraceutical products,
(ii) changes in the United States Food and Drug Administration and foreign regulatory approval processes that may delay or prevent the approval of new pharmaceutical products and result in lost market opportunity, (iii) new laws, regulations and judicial decisions affecting pricing or marketing of pharmaceutical and nutraceutical products and (iv) changes in the tax laws relating to Mera Pharmaceuticals' operations.

WE MAY BE UNABLE TO PROTECT OR ENFORCE OUR INTELLECTUAL PROPERTY RIGHTS ADEQUATELY, AND OUR EFFORTS TO DO SO COULD BE TIME CONSUMING AND EXPENSIVE AND COULD DIVERT MANAGEMENT ATTENTION FROM EXECUTING OUR BUSINESS STRATEGY.

We regard the protection of our patents, copyrights, trade secrets and know-how (collectively intellectual property) as critical to our success. We rely on a combination of patent, copyright and trade secret laws and contractual restrictions to protect our intellectual property and maintain our competitive position. Our future prospects depend in part on our ability to protect our intellectual property while operating without infringing the intellectual property rights of third parties.

We may be unable to develop any additional patentable technologies. We cannot be certain that any patents issued to us or available to us through a license arrangement will establish the means to produce or provide us with any competitive advantage for any product or products. Third parties could challenge our patents or could obtain patents that have a material adverse effect on our ability to do business efficiently and effectively.

The patent positions of nutraceutical, pharmaceutical, biopharmaceutical and biotechnology companies, including ours, are generally uncertain and involve complex legal and factual questions. Patent law continues to evolve in the scope of claims in the technology area in which we operate. Therefore, the degree of future protection for our proprietary rights is uncertain. We cannot guarantee that others will not independently develop similar or alternative technologies.

Other parties may duplicate our technologies, or, if patents are issued to us, they may design around those patented technologies. Other parties may have filed or could file patent applications that are similar or identical to some of ours. These patent applications could have priority over ours. To determine the priority of inventions, we may have to participate in interference proceedings declared by the United States Patent and Trademark Office, which could be very costly. In addition, the laws of some foreign countries may not protect our patents and other intellectual property rights to the same extent as the laws of the United States.

We could incur substantial costs in litigation if we need to defend ourselves against patent infringement claims brought by third parties, or if we choose to initiate claims against others. We have in the past, and we may in the future, be required to dedicate significant management time and financial resources to prosecute or defend infringement actions. In addition, a finding of non-infringement or declaration of invalidity of our patents could reduce or eliminate the exclusivity of our proprietary technology. Present and potential collaborators may terminate or decide not to enter into relationships with us if our intellectual property position is weakened. In addition, a finding of non-infringement or declaration of invalidity of our patents could reduce our ability to obtain future financing.

There could be significant litigation in our industry regarding patent and other intellectual property rights. For example, third parties may bring infringement or other claims against us for using intellectual property that we internally developed or license from third parties. In addition, although nondisclosure agreements generally control the disclosure and use of our proprietary technology, know-how and trade secrets, we cannot guarantee that all confidentiality agreements will be honored or that our proprietary technology, know-how and trade secrets will not be disseminated, or that any party responsible for doing so will be able to compensate us adequately for such loss.

We may not prevail in the prosecution or defense of any action, nor can we predict whether third parties will license necessary intellectual property rights to us on commercially acceptable terms, if at all. Any of these outcomes could be very costly and could diminish our ability to develop and commercialize future products.

IF WE ARE UNABLE TO COMPLY WITH ENVIRONMENTAL LAWS AND REGULATIONS, OUR BUSINESS MAY BE HARMED.

We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of hazardous materials and waste products. We currently maintain a supply of several hazardous materials at our facilities. In the event of an accident, we could be held liable for any damages that result, and the liability could exceed our resources.

OUR PRODUCTION CAPABILITY IS HIGHLY DEPENDENT ON ENVIRONMENTAL AND CLIMATIC FACTORS BEYOND OUR CONTROL.

All of our current production capacity is located at a single facility in Kona, Hawaii. We currently have an ample inventory to meet our foreseeable demand, but any future event that causes a long-term disruption in production at our facility could significantly impair our ability to meet customer demand. These events could include fires, volcanic eruptions, earthquakes, tidal waves, hurricanes or other natural disasters. In addition, consistent sunlight, high ambient temperatures and an ample supply of fresh water are necessary for microalgal growth. If we experience any significant or unusual change in climate, or should our water supplies be threatened by microbial contamination we cannot control, there could be an adverse impact on our production. If we cease production for any significant period, the success of our business would be threatened from a resulting loss of customers, revenues and valuable employees.

CURRENCY FLUCTUATIONS AND DIFFERENT STANDARDS, REGULATIONS AND LAWS RELATING TO INTERNATIONAL OPERATIONS MAY ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

We expect to sell our products on a global scale due to projected international market demand. International business is generally more difficult than domestic business and can create additional costs and delays not associated with business conducted solely within the United States. Factors related to doing business internationally that could impact us include: foreign government controls and regulations, economic conditions, currency fluctuations, duties and taxes, political and economic instability or unrest, imposition of or increases in tariffs, disruptions or delays in shipments and other trade restrictions. These factors, among others, can all lead to interference with or increased costs of operation and the ability to sell products in international markets. If any such factors were to render the conduct of business in a particular country undesirable or impracticable, there could be a material adverse effect on our business, our financial condition and the results of operations. There can be no assurance that our products or marketing efforts will be successful in foreign markets.

In addition, fluctuations in currency exchange rates could make our products more expensive in some countries, resulting in the loss of customers in those markets.

WE MAY BE SUBJECT TO PRODUCT LIABILITY LAWSUITS, AND OUR INSURANCE MAY BE INADEQUATE TO COVER DAMAGES.

Clinical trials or marketing of any of our current or potential products may expose us to liability claims arising from the use of these products. Even the most thorough of clinical trials could fail to detect a significant side effect associated with long-term use of a product, and it is possible that liabilities will arise even after our products receive any required regulatory approvals. Even if such claims are not well-founded, defending them will be very costly and consume substantial management attention and energy. We cannot ensure that our current product liability insurance, together with indemnification rights under our existing or future licenses and collaborative arrangements, will be adequate to protect us against any claims and resulting liabilities. As we expand our business, we may be unable to obtain additional insurance on commercially reasonable terms. We could suffer harm to our financial condition and our reputation if a product liability claim or recall exceeds the limits of our insurance coverage.

BECAUSE OUR PRINCIPAL STOCKHOLDERS HAVE SIGNIFICANT CONTROL OF OUR MANAGEMENT AND AFFAIRS, THESE STOCKHOLDERS MAY BE ABLE TO CONTROL US AND ALSO PREVENT POTENTIALLY BENEFICIAL ACQUISITIONS OF OUR COMPANY BY OTHERS.

As of July 31, 2003, our current directors and executive officers, as a group, beneficially owned approximately 14% of the 398,776,363 outstanding shares of our common stock. As a result, our officers and directors may be able to exert considerable influence over the actions of the Board of Directors and matters requiring approval of our stockholders. This concentration of ownership could delay or prevent a change in control and may adversely affect the ability of other stockholders to adopt a position in opposition to these directors and officers. Our principal stockholders may have interests that differ from our other stockholders, particularly in the context of potentially beneficial acquisitions of our Company by others, and they may legitimately vote as stockholders in a manner that protects their interests.

RISKS RELATED TO OUR INDUSTRY

IF WE FAIL TO COMPETE EFFECTIVELY AGAINST LARGER, MORE ESTABLISHED COMPANIES WITH GREATER RESOURCES, OUR BUSINESS WOULD SUFFER.

Competition in the nutraceutical and pharmaceutical markets is intense. Factors affecting competition include financial resources, research and development capabilities and manufacturing and marketing experience and resources.

Our nutraceutical astaxanthin product will compete directly with the products of several companies that sell a similar nutraceutical product. Three of these companies have a product that, like ours, is based on astaxanthin derived from HAEMATOCOCCUS PLUVIALIS. MicroGaia, Inc. is a Hawaii-based subsidiary of Fuji Chemical Industries, Inc. that has established a market for its product in Japan. AstaCarotene AB of Sweden, which was recently acquired by MicroGaia, has produced and sold its nutraceutical astaxanthin for several years in Western Europe. Cyanotech Corporation, based in Hawaii, and AlgaTechnologies, based in Israel, also sell competing nutraceutical astaxanthin products. We expect that our nutraceutical astaxanthin product will compete on the basis of product quality, price, efficiencies derived from our intellectual property and an effective marketing strategy. However, if our competitors develop a proprietary position that inhibits our ability to compete, or if our marketing strategy is not successful, then our revenues may not increase.

Any pharmaceuticals that we derive from natural products will compete with various biotechnology companies based in North America and elsewhere that are focusing efforts on natural product pharmacology. In many cases, the approaches of such competing companies are complementary to our approach, rather than directly competitive, because such companies are accessing different sources of natural products than our sources. Acera Biosciences, Inc. clones biosynthetic pathways into cultured host microorganisms to develop natural products. AquaArtis, a private company based in France, identifies, develops and commercializes lead compounds and nutraceutical products from microalgae and cyanobacteria using proprietary culture and extractive chemistry technologies. Cubist Pharmaceuticals, Inc. focuses on capturing natural product pathways from various microorganisms, generating new natural product biosynthesis pathways and screening libraries from fungi and plants. Diversa Corporation focuses on environmental DNA and microbial genomics. Harbor Branch Oceanographic Institution develops drugs from marine microorganisms and invertebrates and Kosan Biosciences, Inc. develops drug candidates from natural product compounds. Nereus Pharmaceuticals, Inc. focuses on drug development through a marine microbiology platform. Each of these companies is a potential, if not actual, competitor with our future pharmaceutical products.

There are various companies using microalgae cultivation technology processes that compete with our processes. We are aware of two U.S. companies, Martek of Maryland and Omega-Tech of Colorado, that produce commercial quantities of microalgae using modified fermentation processes. We are also aware of one company, Cell Tech of Oregon, which harvests microalgae from natural environmental sources. There are three other companies in the world - Biotechna of Australia, AlgaTechnologies of Israel and MicroGaia of Hawaii - that claim to possess proprietary photobioreactor technology and use it for commercial purposes. While there are many other photobioreactors in operation besides those, to our knowledge, they are all operated by universities or research institutes and are not used for commercial purposes. It is possible that competing photobioreactor technologies that could adversely affect our perceived technical and competitive advantages already exist or may emerge in the future.

We also anticipate that the competition to develop microalgal-based products other than natural astaxanthin will increase. We expect competitors to include major pharmaceutical, food processing, chemical and specialized biotechnology companies. Many of these companies will have financial, technical and marketing resources significantly greater than ours. There are also other emerging marine biotechnology companies that could form collaborations with large established companies to support research, development and commercialization of products that may compete with our current and future products. Also, academic institutions, governmental agencies and other public and private research organizations are conducting research activities and seeking patent protection for microalgal products and may commercialize products that compete with ours on their own or through joint ventures. In addition, there may be technologies we are unaware of, or technologies that may be developed in the future, that could adversely affect our perceived technical and competitive advantage.

INCREASED COMPETITION MAY SIGNIFICANTLY REDUCE THE MARKET PRICE OF NATURAL ASTAXANTHIN.

Astaxanthin can be produced either naturally from Haematococcus pluvialis, as we do, from a yeast by fermentation, as Igene Biotechnology, Inc. does, or through synthesis of chemical compounds. We are not aware that synthetic astaxanthin is approved for direct human consumption in any jurisdiction, although the FDA approved the Hoffman-LaRoche, Ltd. synthetic astaxanthin product as a food additive in fish feed in 1995. The Igene yeast-based product is also not approved for regular human consumption. We believe that the cost of producing synthetic astaxanthin is significantly lower than that for natural astaxanthin. We are not able to determine how production costs for the yeast-based product compares with ours. If we succeed in commercializing natural astaxanthin to the extent we project, producers of yeast-based and synthetic astaxanthin may increase their efforts to obtain approval of their product for human consumption. Studies have shown that natural astaxanthin is more effective than synthetic astaxanthin when used with various fish and shellfish populations. However, we have not determined that to be the case in human applications. The introduction of yeast-based or synthetic astaxanthin into the human nutraceutical marketplace could adversely affect the price at which we sell our product and the market share that we can obtain. While we believe that there are substantial hurdles to the approval of yeast-based and synthetic astaxanthin for human consumption in the U.S. and other major markets, we cannot be certain that such approval will not occur. A single producer, Hoffman-LaRoche, Inc., currently dominates the synthetic astaxanthin market. Hoffman-LaRoche has maintained the market price of its synthetic astaxanthin, which is derived from petrochemicals, at approximately $1,800 - $2,500 per kilogram. That is below the price at which we would be able to sell astaxanthin in comparable form.

IF WE ARE UNABLE TO COMPLY WITH GOVERNMENT REGULATION OF OUR PRODUCTS AND PRODUCTION ACTIVITIES, WE MAY BE FORCED TO DISCONTINUE PRODUCTION OF CURRENT OR FUTURE PRODUCTS.

We are subject to federal, state, local and foreign laws and regulations governing our products and production activities. This makes us vulnerable to:
(i) the imposition of new laws, regulations and judicial decisions related to pharmaceutical and nutraceutical products, (ii) changes in the United States Food and Drug Administration and foreign regulatory approval processes that may delay or prevent the approval of new products and result in lost market opportunity, (iii) delays in the receipt of or the inability to obtain required approvals, (iv) new laws, regulations and judicial decisions affecting pricing or marketing of pharmaceutical and nutraceutical products, (v) the suspension or revocation of the authority necessary for manufacture, marketing or sale of our products, (vi) the imposition of additional or different regulatory requirements, such as those affecting labeling, (vii) seizure or recall of products, and (viii) the failure to obtain, the imposition of limitations on the use of, or the loss of patent and other intellectual property rights.

Each existing or potential product that we develop, produce, market or license presents unique regulatory problems and risks. Relevant regulations depend on product type, use and method of manufacture. The FDA regulates, in varying degrees and in different ways, dietary supplements, other food products, medical devices and pharmaceutical products. Regulations govern manufacture, testing, exportation and labeling, while the Federal Trade Commission (FTC) regulates advertising.

Prescription pharmaceuticals and certain types of medical devices are regulated more vigorously than dietary supplements. Any products we develop for use in human nutrition, pharmaceuticals, or cosmetics may require that we and our contractors and licensees develop and adhere to GMP as established by the FDA, ISO standards as suggested in Europe, and any other applicable standards mandated by federal, state, local or foreign laws, regulations and policies or customer requirements. For each potential pharmaceutical product that we develop, produce, market or license, we will be required to go through a lengthy, expensive and rigorous FDA drug approval process which includes pre-clinical animal studies and Phase I (toxicity), Phase II (dosage) and Phase III (efficacy) human clinical studies. Our current cultivation and processing facilities and procedures are not yet required to comply with GMP or ISO standards, although our extraction and encapsulation facilities must meet GMP standards, and they do.

We are or may become subject to other federal, state and foreign laws, regulations and policies with respect to labeling of products, importation of organisms and occupational safety, among others. Federal, state and foreign laws, regulations and policies are always subject to change and depend heavily on administrative policies and interpretations. We cannot ensure that any of our products will satisfy applicable regulatory requirements. Changes could occur in federal, state and foreign laws, regulations and policies and, particularly with respect to the FDA or other such regulatory bodies, such changes could be retroactive. Such changes could have a material adverse effect on our business, financial condition, results of operations and relationships with corporate partners.

Nutraceutical products that we develop will be viewed as human dietary supplements. The FDA requires pre-market clearance in the United States and other countries where these nutraceutical products are marketed if they are intended for human consumption. The process of obtaining FDA clearance for either a food additive or a human dietary supplement can be expensive and time consuming, although significantly less expensive than the process for obtaining clearances for a new pharmaceutical. With natural products such as ours there is often only a brief and inexpensive waiting period before marketing of a nutraceutical can begin. Extensive information is required on the toxicity of the additive, including carcinogenicity studies and other animal testing. FDA clearance to market dietary supplements is obtained by notifying the FDA in writing of the intention to market a certain product and providing supporting documentation regarding toxicity. If the FDA does not object within a specified period of time, approval is deemed granted. Mera's corporate predecessor received FDA clearance for the ASTAFACTOR(R) in early 2000. While we believe that the natural products on which we are focused will be subject to few objections in this approval process, we cannot ensure that any of our future products, on which we may have expended substantial development effort, will be cleared by the FDA on a timely basis, if at all.

The ASTAFACTOR(R), our nutraceutical astaxanthin product, is likely to be distributed in foreign countries, including the European Union, China, Japan, Canada and Australia. Regulatory approvals in foreign markets vary by country. We believe the approval process for the ASTAFACTOR(R) in China, Australia, Japan and certain other Asian countries will come under their "natural product" status and be approved relatively quickly. However, we can provide no assurances in this regard.

THE PRICE OF OUR COMMON STOCK MAY BE HIGHLY VOLATILE.

The trading price of our common stock has been, and is likely to continue to be, highly volatile. We could be subject to wide fluctuations in price in response to various factors, many of which are beyond our control, including:

o announcements of technological innovations or new commercial products by us or our competitors;
o developments concerning proprietary rights, including patents, by us or our competitors;
o publicity regarding actual or potential benefits or drawbacks relating to products under development by us or our competitors;
o conditions or trends in the life sciences, nutraceutical or pharmaceutical markets;
o changes in the market valuations of biotechnology and life sciences companies in general; and
o general regulatory developments affecting our products in both the United States and foreign countries.

In addition, technology companies have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. There has been particular volatility in the market prices of securities of life science companies. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance.

RISKS RELATED TO THE SECURITIES MARKETS AND OUR COMMON STOCK

OUR COMMON STOCK IS TRADED IN THE OVER-THE-COUNTER MARKET, WHICH MAY MAKE THE STOCK MORE DIFFICULT TO TRADE ON THE OPEN MARKET.

Our common stock is currently traded in the over-the-counter market on the NASD Electronic Bulletin Board. Securities on the NASD Electronic Bulletin Board are generally more difficult to trade than those on the Nasdaq National Market, the Nasdaq SmallCap Market or the major stock exchanges. Since the initial public offering of our common stock in January 1989, the average daily trading volume of our common stock has been relatively low. We cannot ensure that a more active public trading market will ever develop for our common stock. In addition, accurate price quotations can be difficult to obtain and price volatility is common for companies whose securities trade on the NASD Electronic Bulletin Board.

The sale of a substantial number of shares of our common stock by stockholders could cause the market price of our common stock to decline.

As of November 17, 2003, we had 398,776,363 shares of common stock outstanding. Of these shares, approximately 125,000,000 have either been registered under the Securities Act of 1933, as amended (the "Securities Act"), are freely tradable without volume limitations under Rule 144 of the Securities Act or are exempt from registration under 11 U.S.C. 1145 as a result of the reorganization of our predecessor issuer, Aquasearch, Inc.

We cannot predict the effect, if any, that sales of shares of our common stock or the availability of these shares being offered for sale will have on prevailing market prices. However, if substantial amounts of our common stock were sold in the public market, then market prices for our common stock could decrease so much that we may not be able to raise additional capital through the sale of equity securities.

We expect to need additional funding for capital expenditures and operating capital. If we raise additional funds by selling equity securities, the share ownership of our existing investors could be diluted. In addition, new equity purchasers may obtain rights, preferences or privileges that are superior to those of our existing stockholders.

The ability of our board of directors to issue preferred stock could adversely affect the interests of our stockholders.

Our Certificate of Incorporation authorizes the issuance of up to 10,000 shares of "blank check" preferred stock. Our Board of Directors has the power to determine all designations, rights, preferences, privileges and restrictions of this preferred stock. In addition, our Board of Directors is not required to obtain stockholder approval to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of our common stock. The Board of Directors could issue the preferred stock in order to raise needed capital, or to discourage, delay or prevent a change in control of our Company, even if a change of control would be beneficial to our stockholders.


                           FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. When used in this prospectus, the words "anticipate," "believe," "estimate," "will," "may," "intend" and "expect" and similar expressions identify forward-looking statements. Forward-looking statements in this prospectus include, but are not limited to, statements, trend analysis, and other information relative to markets for our products and trends in revenues and anticipated expense levels. Although we believe that our plans, intentions and expectations reflected in these forward-looking statements are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained in this prospectus. Important factors that could cause actual results to differ materially from our forward-looking statements are set forth in this prospectus, including those set forth in the "Risk Factors" section above. These factors are not intended to represent a complete list of the general or specific factors that may affect us. It should be recognized that other factors, including general economic factors and business strategies, may be significant, presently or in the future, and the factors set forth in this prospectus may affect us to a greater extent than indicated. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in this prospectus. Except as required by law, we undertake no obligation to update any forward-looking statements after the date of this prospectus to conform such statements to actual results or to change our expectations.

                                 USE OF PROCEEDS

The proceeds from the sale of shares of our common stock will be received directly by the selling stockholders. We will receive no proceeds from the sale of common stock offered in this prospectus.


                              SELLING STOCKHOLDERS

The following table presents information with respect to the shares of our common stock presently owned by selling stockholders as of November 17, 2003.

Our registration of the shares does not necessarily mean that the selling stockholder will sell all or any of the shares. To the best of our knowledge, each stockholder identified below has voting and investment power with respect to all shares of common stock shown, unless community property laws are applicable.

The shares offered by this prospectus may be offered from time to time by the stockholders listed in the following table. Each selling stockholder will determine the number of shares he or she may sell and the timing of such sales. Because each selling stockholder may offer all, some or none of his or her shares for sale, no definitive estimate as to the number of shares thereof that will be held by each selling stockholder after such offering can be provided, and the following table has been prepared on the assumption that all shares of common stock offered under this prospectus will be sold.

                                                                                                          NUMBER OF SHARES
SELLING STOCKHOLDER                                          NUMBER OF SHARES OWNED PRIOR                 OFFERED PURSUANT
                                                                             TO  OFFERING               TO THIS PROSPECTUS
Jon Abelson                                                                     200,000                           200,000
Andrea Ainslie                                                                  125,000                           125,000
Bob Ainslie                                                                   9,104,737                         9,104,737
Bob Ainslie, c/f Geoffrey Ainslie under UTMA
California                                                                      125,000                           125,000
Bob Ainslie, c/f Nicholas Ainslie under UTMA
California                                                                      125,000                           125,000
Paul Ainslie                                                                    125,000                           125,000
Paul Ainslie, c/f Charlotte Ainslie under UTMA
New York                                                                         25,000                            25,000
Cristina Ainslie                                                                125,000                           125,000
Cristina Ainslie, c/f Brendon Boudinot under
UTMA California                                                                  25,000                            25,000
Aquasearch Investment Partners (1)                                            9,726,187                         9,726,187
Gerald V. Beemiller                                                           1,111,111                         1,111,111
Beharry Family Trust                                                          4,181,600                         4,181,600
Daniel P. Beharry (2)                                                        14,781,344                        14,781,344


                                       14


Paula Beharry                                                                 9,199,521                         9,199,521
Terry Bridges                                                                    69,161                            69,161
Mary Kay Budar                                                                   52,380                            52,380
Ken Borow                                                                     2,000,000                         2,000,000
Chardan Ventures, LLC (3)                                                       236,421                           236,421
Michael Chermak                                                               1,610,213                         1,610,213
Fred Chuckovich                                                                 375,000                           375,000
Alan Cohen                                                                      441,108                           441,108
The Corbran, LLC                                                                441,108                           441,108
Christopher Crowder                                                             700,000                           700,000
Kenneth Crowder(4)                                                            1,509,608                         1,509,608
Edward E. David (5)                                                              60,000                            60,000
Harry Dougherty (6)                                                           2,918,100                         2,918,100
Harry Dougherty (6) and Janice Yamada, JTWROS                                   526,482                           526,482
Leonard Drouillard                                                               49,573                            49,573
Paula Elbirt                                                                    441,108                           441,108
Harold Engel                                                                    441,108                           441,108
Everise Commercial International, Ltd.                                        3,727,235                         3,727,235
Everise Commercial International, Ltd.                                        3,000,000                         3,000,000
Everise Enterprises, Ltd.                                                     8,572,641                         8,572,641
Owen Fujimoto                                                                   140,665                           140,665
Ed Fukuyama                                                                     375,000                           375,000
Earl S. Fusato, Trustee, Earl S. Fusato Trust
UTD February 16, 1990(7)                                                      3,000,000                         3,000,000
Earl S. Fusato, Trustee, Earl S. Fusato Trust
UTD February 16, 1990(7)                                                      3,000,000                         3,000,000
Earl S. Fusato, Trustee, Earl S. Fusato Trust
UTD February 16, 1990(7)                                                      3,000,000                         3,000,000
Earl S. Fusato, Trustee, Earl S. Fusato Trust
UTD February 16, 1990(7)                                                      3,000,000                         3,000,000
Richard Thomas Gill                                                             434,511                           434,511
Ann Goody and Norman Goody, JTWROS                                              543,510                           543,510
Steve Gould                                                                   5,341,437                         5,341,437
Martin Guerin (8)                                                               110,204                           110,204
Hai Tai Enterprises, Ltd.                                                     8,572,641                         8,572,641
Liping He                                                                     3,506,402                         3,506,402
Randy Holmes                                                                    418,160                           418,160
Mark Huntley (9)                                                              1,500,000                         1,500,000
Swan Huntley                                                                    697,073                           697,073
Cynthia Anne Jette                                                              434,511                           434,511
Lori Johnson                                                                    214,183                           214,183
Richard Jones                                                                 8,168,688                         8,168,688
Melanie Kelekolio                                                                42,209                            42,209
Gregory F. Kowal                                                                411,333                           411,333
Jonathan G. Krass                                                               370,370                           370,370
Vernon Koike                                                                    375,000                           375,000
Roy Kuboyama                                                                    375,000                           375,000
Scott Landow                                                                  1,083,655                         1,083,655
Heiko Liedecker                                                                 884,664                           884,664
Mai Davide Lopez                                                                 58,200                            58,200
Gina McGuinness                                                                 715,197                           715,197


                                       15


Jonah Mettler                                                                    34,757                            34,757
Lance and Elaine Nakamura. JTWROS                                            12,277,959                        12,277,959
Peter Niiler (10)                                                             1,201,200                         1,201,200
Miguel Olaizola                                                                 246,273                           246,273
Pacific Asia Ventures, LLC                                                   16,337,325                        16,337,325
Pacific Asia Ventures, LLC                                                    1,500,000                         1,500,000
Carmen Porras                                                                   200,000                           200,000
Jeff Primes (11)                                                              6,000,000                         6,000,000
Heather Propper                                                                 697,073                           697,073
Kim Propper                                                                  14,235,080                        14,235,080
Kim Propper, c/f Flannery Huntley under UTMA
California                                                                      697,073                           697,073
Kim Propper, c/f Fletcher Huntley under UTMA
California                                                                      697,073                           697,073
Kim Propper, c/f Zara Huntley under UTMA
California                                                                      697,073                           697,073
Richard D. Propper (12)                                                      15,401,023                        15,401,023
Theodore and Janet Propper                                                    2,090,800                         2,090,800
Kerry Propper                                                                20,960,271                        20,960,271
Dale Puente                                                                      32,500                            32,500
Purple Jade Enterprises, Ltd.                                                 8,572,641                         8,572,641
Diana P. Rodriguez                                                               55,353                            55,353
Jennifer Sanborn                                                              2,090,800                         2,090,800
Jennifer Sanborn, c/f Lauren Sanborn under UTMA
Massachusetts                                                                   697,073                           697,073
Dick Sherman (13)                                                             2,918,100                         2,918,100
Laurence Sombardier                                                              60,545                            60,545
Ed Sun                                                                          559,000                           559,000
David Tarnas (14)                                                               200,000                           200,000
James Thompson                                                                   20,000                            20,000
Ziwei Wang                                                                    3,471,600                         3,471,600
Paul Watanabe                                                                   375,000                           375,000
Melanie S. Weaver                                                               100,982                           100,982
Worldway Enterprises, Ltd.                                                    8,572,641                         8,572,641
Wanling Xia                                                                     715,197                           715,197
Russell Yamamoto                                                              1,500,000                         1,500,000
Li Zhang                                                                      3,516,932                         3,516,932

TOTAL REGISTRABLE SHARES:                                                   249,654,703                       249,654,703

(1) Greg Kowal, General Partner of Aquasearch Investment Partners, is currently a director of the Company.
(2) Daniel P. Beharry is currently Chief Executive Officer, Secretary and a director of the Company.
(3) Daniel P. Beharry and Richard D. Propper are members of Chardan Ventures. Mr. Beharry is currently and officer and director of the Company and Dr. Proper is formerly an officer and director of the Company.
(4) Kenneth Crowder is currently a director of the Company. (5) Edward E. David is a former director of the Company. (6) Harry Dougherty is the former President of the Company.
(7) Earl Fusato is the former Chief Financial Officer and a former director of the Company.
(8) Martin Guerin is the former Vice-President of Sales and Marketing of the Company.
(9) Mark Huntley is the former Chief Technical Officer and a former director of the Company.
(10) Pearn Niiler is a former director of the Company.
(11) Jeff Primes is currently President of the Nutraceuticals division of the Company.

(12) Richard D. Propper is former Chief Executive Officer and Chairman of the Board of Directors of the Company.
(13) Dick Sherman is a former director of the Company. (14) David Tarnas is a former director of the Company.


                              PLAN OF DISTRIBUTION

The selling stockholders may sell the shares subject to this prospectus and the Registration Statement of which it is a part at various times in transactions in the over-the-counter market, in privately negotiated transactions or through a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. The selling stockholders may sell the shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both. The compensation to a particular broker-dealer may be in excess of customary compensation. Any broker-dealer may act as a broker-dealer on behalf of one or more of the selling stockholders in connection with the offering of certain of the shares by the selling stockholders.

The selling stockholders and any broker-dealers who act in connection with the sale of the shares hereunder may be deemed to be "underwriters" as defined in
Section 2(11) of the Securities Act. Any commissions received by "underwriters" and profit on any resale of the shares as principal might be deemed to be underwriting discounts and commissions.

We have agreed to pay all expenses (other than selling commissions and fees and expenses of counsel and other advisers to the selling stockholders) related to registration of the shares being offered by the selling stockholders.


                                LEGAL PROCEEDINGS

The Company is not currently a party to any pending legal proceedings nor is its property the subject of a pending legal proceeding.



                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information regarding our directors, executive officers and key employees as of November 17, 2003.

NAME                                                   AGE       POSITION
------------------------------------------------- -------------- -------------------------------------------------------
Daniel P. Beharry............................          51        Chief Executive Officer, Secretary and Director
------------------------------------------------- -------------- -------------------------------------------------------
Kenneth Crowder..............................          65        Director
------------------------------------------------- -------------- -------------------------------------------------------
Gregory F. Kowal ............................          55        Director
------------------------------------------------- -------------- -------------------------------------------------------
Laurence Sombardier .........................          35        Vice-President and General Manager of the Operations
                                                                 and Production Facility
------------------------------------------------- -------------- -------------------------------------------------------
Terrence Bridges                                       57        Facilities Engineer and Processing Manager
------------------------------------------------- -------------- -------------------------------------------------------
Miguel Olaizola, PhD ........................          40        Research Manager
------------------------------------------------- -------------- -------------------------------------------------------

DANIEL BEHARRY, CHIEF EXECUTIVE OFFICER, SECRETARY AND DIRECTOR, has served as a director of our company since June 2002 and Chief Operating Officer and Secretary since August 2002. He was named Chief Executive Officer on July 16, 2003. He received his undergraduate degree from Yale College and his law degree from the University of Southern California. After 17 years in private legal practice, Mr. Beharry joined the legal and management staff of Caradon Inc. (now Novar, Inc.), the North American corporate headquarters of Caradon plc, a $3 billion per year British building materials conglomerate. His responsibilities at Caradon included implementation of a quality improvement process in more than 30 North American operations. Mr. Beharry began working on development stage companies in 1997, and he participated in the founding of medibuy, Inc. in 1998. Parentech, Inc. in 2000 and numerous other businesses. In 2001 Mr. Beharry and others founded Chardan Ventures, LLC and Pacific Asia Ventures, LLC, both of which played a critical role in the reorganization of Aquasearch and the creation and development of Mera.


GREGORY F. KOWAL, DIRECTOR, has served as a director of our Company since June 2002. Mr Kowal is co-founder of First Honolulu Securities, Inc. and has been continuously associated with it since 1979. He currently is Chairman of the Board and Portfolio Manager of First Honolulu Asset management and is on the financial advisory board of Concordia Financial, a California truck leasing servicing firm. He was also President of Hawaii Tsunami Pro Soccer Incorporated. Prior to founding First Honolulu, he was associated with a large west coast regional brokerage firm from 1973 until 1979. Mr. Kowal received his BSBA from Roosevelt University (Chicago, IL) in 1972. His area of concentration at Roosevelt included management and finance.

KENNETH CROWDER, DIRECTOR, has served as a director of the Company since September 16, 2003. Mr. Crowder is the founder and Chief Executive officer of Concordia Finance, which participates in the financing of big rig (Class 8) trucks. Prior to that, he spent more than two decades as an engineer for Northrup corporation, working on a number of products. He began his engineering career with the U.S. Naval Ordnance Lab in Corona, California. Mr. Crowder received a BA in physics from University of California Riverside in 1960 and a Masters in physics from California State University at Long Beach in 1966.

LAURENCE SOMBARDIER, VICE PRESIDENT AND GENERAL MANAGER OF THE OPERATIONS AND PRODUCTION FACILITY, has served as Vice President and General Manager of the Company's Operations and Production Facility in Hawaii since October 2002. Mrs. Sombardier joined the Company in October 1997. She was instrumental in expanding the initial pilot plant to a production facility as well as setting up the process control system for the patented Mera Growth Module. Mrs. Sombardier has also led all Information Technology-related efforts for the Company since 1997. She received a MS in Physical Oceanography from Scripps Institution of Oceanography. After receiving her degree, she managed the Global Drifter Center, a world wide scientific effort out of Scripps Institution of Oceanography to measure the world's ocean surface currents.

TERRY L. BRIDGES, FACILITIES ENGINEER AND PROCESSING MANAGER, joined the Company as a facilities engineer and processing manager in August of 1997. After receiving formal education at the University of California Santa Barbara, he attended Crawford's School of Navigation and Marine Engineering in Wilmington, California. Following graduation from Crawford's in 1971, Mr. Bridges entered a career in commercial fishing where he developed extensive process and mechanical engineering skills while serving as Chief Engineer on American fishing trawlers. From 1981 to 1995 he participated in international joint fishing ventures with Taiyo International and Nippon Suisan, serving as Captain on two large American fishing trawlers operating in the Bering Sea and Gulf of Alaska. His primary responsibilities also included the implementation of mechanical systems and processes on new American factory ships entering the fishery. Since joining Mera, Mr. Bridges has been instrumental in the development of production processes and implementing the automated algal growth systems and infrastructure at the operations and production facility in Hawaii.

DR. MIGUEL OLAIZOLA received his Ph.D. in Biological Oceanography from the State University of New York at Stony Brook in 1993. Dr. Olaizola has led research in pigment biosynthesis, microalgal physiology and productivity since joining Aquasearch in 1996. He also administers our internship program and manages our quality control laboratory. Dr. Olaizola devoted his graduate and post-graduate research to the study of carotenoid biosynthesis in microalgae, primarily diatoms and cyanobacteria, the latter being a principal area of focus for Mera. During 1993 to 1995, Dr. Olaizola was a Post-Doctoral Fellow at the Joint Research Center of the European Commission in Italy. During 1995 and 1996, Dr. Olaizola was a Post-Doctoral Researcher at Scripps Institution of Oceanography, University of California, San Diego, where he studied microalgal growth and physiology. He was recently appointed as an Affiliate Professor of Aquaculture at the University of Hawaii at Hilo and Adjunct Associate Researcher at the University of Hawaii at Manoa.

BOARD OF DIRECTORS AND OTHER INFORMATION

The members of the Company's Board of Directors are divided into three (3) classes. The first class (Class I) consists of two (2) directors and the term of Class I expires at the second annual meeting of the Company's stockholders held following September 16, 2002. The second class (Class II) consists of one (1) director, and the term of Class II expires at the third annual meeting of stockholders held following September 16, 2002. The third class (Class III) consists of one (1) director, and the term of Class III expires at the fourth annual meeting of stockholders held following September 16, 2002. All directors hold office until the expiration of the term for which elected, and until their respective successors are elected, except in the case of the death, resignation or removal of any director. There are no family relationships among our directors or officers.

The Board of Directors has an Audit Committee, currently consisting of Messrs. Crowder and Kowal, and a Compensation Committee, currently consisting of Messrs. Crowder and Beharry. The Audit Committee oversees the actions taken by our independent auditors and reviews our internal financial and accounting controls and policies. The Company does not currently have an audit committee financial expert serving on its audit committee due to its small size and limited resources but intends to have an audit committee financial expert serve on the audit committee at such time as one is required by law for companies similar to ours. In addition, the current Audit Committee members are not independent according to criteria in the Securities Exchange Act of 1934, but the Company intends to ensure that each member of its audit committee is independent at such time as required by law for companies similar to ours. The Compensation Committee is responsible for determining salaries, incentives and other forms of compensation for our officers, employees and consultants and administers our incentive compensation and benefit plans, subject to full board approval.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information known to us about the beneficial ownership of our common stock as of November 17, 2003 for: (1) each person, entity or group that is known by us to beneficially own five percent or more of our common stock; (2) each of our directors (and former directors, as applicable); (3) each of our named executive officers (and former officers, as applicable) as defined in Item 402(a)(2) of Regulation S-B; and (4) our directors and executive officers as a group. To the best of our knowledge, each stockholder identified below has voting and investment power with respect to all shares of common stock shown, unless community property laws or footnotes to this table are applicable.

                                                                 NATURE            NUMBER OF      PERCENTAGE OF
                                                                   OF               SHARES           SHARES
                                                               BENEFICIAL        BENEFICIALLY     BENEFICIALLY
DIRECTORS AND OFFICERS (1)                                     OWNERSHIP            OWNED           OWNED (1)
--------------------------------------------------------      ------------      --------------    -------------
Mark E. Huntley, Ph.D.
73-4617 Kaloko Halia Place
 Kailua-Kona, HI  96743...............................          Direct             3,752,936               *

Richard D. Propper, MD
c/o Mera Pharmaceuticals, Inc.
777 South Highway 101, Suite 215                              Direct and
Solana Beach, California  92075.......................         Indirect           33,943,623 (2)         8.4%

Daniel P. Beharry
c/o Mera Pharmaceuticals, Inc.
777 South Highway 101, Suite 215                              Direct and
Solana Beach, California  92075.......................         Indirect           32,344,065 (3)         8.0%

Gregory F. Kowal
First Honolulu Securities
900 Fort Street Mall, Suite 90                                Direct and
Honolulu, Hawaii  96813...............................         Indirect            25,104,503(4)         6.2%

Richard Sherman
c/o Mera Pharmaceuticals, Inc.
73-4460 Queen Ka'ahumanu Highway, Suite 110
Kailua-Kona, Hawaii 96740.............................          Direct            2,918,100               *

Kenneth Crowder
C/o Mera Pharmaceuticals, Inc., Ste. 215
777 S. Highway 101
Solana Beach, CA  92075                                         Direct            1,509,608               *


All listed directors and executive officers as a group       (6 Direct and
   persons) ..........................................        Indirect           99,572,835              25%

5% STOCKHOLDERS
---------------

Earl S. Fusato
c/o Mera Pharmaceuticals, Inc.
73-4460 Queen Ka'ahumanu Highway, Suite 110
Kailua-Kona, Hawaii 96740   ..........................          Direct           23,653,259             5.9%

*  Less than one percent


(1) Applicable percentage of beneficial ownership is based on 398,776,363 shares outstanding as of November 17, 2003. Beneficial ownership is determined in accordance with rules and regulations of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days after November 17, 2003 are deemed outstanding, but are not deemed outstanding for computing the percentage of any other person.

(2) This amount includes 17,023,372 shares held by Dr. Propper's spouse (directly or indirectly) as well as 3,440,000 shares of common stock that Dr. Propper has the right to acquire within sixty days from the date of this prospectus by exercising common stock warrants he holds.

(3) This amount includes 13,381,121 shares held by Mr. Beharry's spouse (directly or indirectly).

(4) The majority of these shares are held in the name of Aquasearch Investment Partners, of which Mr. Kowal is a general partner.


                            DESCRIPTION OF SECURITIES


Our authorized capital stock consists of:

     1) 500,000,000 shares of common stock, par value $0.0001 per share; and

     2) 10,000 shares of blank check preferred stock, par value $0.0001 per share.

The following summary of certain provisions of our common stock and preferred stock does not purport to be complete. This summary is subject to, and is qualified in its entirety by, the provisions of our Certificate of Incorporation where such rights are set forth in full, and the provisions of applicable law.

COMMON STOCK

As of November 17, 2003, we had 398,776,363 shares of our common stock outstanding, held of record by approximately 700 record holders.

Each holder of shares of common stock is entitled to one vote for each share held of record upon such matters and in such manner as may be provided by law. Subject to preferences that apply to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available for that purpose. If we liquidate, dissolve, or wind up, the holders of common stock are entitled to share ratably in all assets that remain after we pay liabilities and liquidation preferences of any outstanding shares of the preferred stock. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions that apply to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

The Transfer Agent for the common stock described above is Computershare Trust Company, Inc.

PREFERRED STOCK

As of November 17, 2003, we had 80 shares of Series A preferred stock and 947 shares of Series B preferred stock issued and outstanding.

The Board of Directors has the authority, without further action by the stockholders, to issue preferred stock in one or more series. The Board of Directors may also fix the rights, preferences, privileges and restrictions of such preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series. Preferred stock can thus be issued quickly with terms calculated to delay or prevent a change in control or to serve as an entrenchment device for incumbent management. Additionally, if and when we issue preferred stock, then the market price of the common stock could decrease, and the voting and other rights of the holders of common stock could be adversely affected.

SERIES A AND SERIES B PREFERRED STOCK
Each holder of shares of Series A preferred stock or Series B preferred stock is entitled to the number of votes equal to the number of whole shares of common stock into which such respective shares of Series A preferred stock or Series B preferred stock are convertible. Each outstanding share of Series A preferred stock is currently convertible into Ten Thousand Four Hundred Seventeen (10,417) shares (subject to adjustment from time to time) of common stock at the option of the holder or automatically under certain conditions set forth the Company's charter documents. Each outstanding share of Series B preferred stock is currently convertible into Eight Thousand Nine Hundred Twenty-Nine (8,929) shares (subject to adjustment from time to time) of common stock at the option of the holder or automatically under certain conditions set forth the Company's charter documents.

The holders of outstanding shares of Series A preferred stock and Series B preferred stock are entitled to receive dividends out of any funds and assets legally available, prior and in preference to any declaration or payment of any dividend on the common stock, at the rate of 5% of the Series A original issue price (which is $625.00 per share) and 5% pf the Series B original issue price (which is $625.00 per share), as adjusted for any consolidations, combinations, stock distributions, stock dividends, stock splits or similar events, per share per annum, payable in cash or in common stock, as determined by the Board. Such dividends on shares of Series A preferred stock and Series B preferred stock shall accrue on a daily basis, whether or not earned or declared, and shall be cumulative. The dividend may be paid by the issuance of additional shares of our common stock at the rate of one share of common stock per each $0.06 of dividend payable to holders of Series A preferred stock and one share of common stock per each $0.07 of dividend payable to holders of Series B preferred stock, subject to adjustment for recapitalizations.

If we liquidate, dissolve, or wind up, the holders of Series A preferred stock and Series B preferred stock are entitled to receive, prior and in preference to any distribution to the holders of common stock, the respective amount of the Series A original issue price (as adjusted) or Series B original issue price, as applicable, plus all accrued but unpaid dividends for each share of Series A preferred stock or Series B preferred stock held. After payment has been made to the holders of Series A preferred stock and Series B preferred stock, any remaining assets shall be distributed ratably among the holders of common stock.

Subject to the rights of other series of preferred stock that may come into existence, the Company shall redeem a specified amount of shares of the Series A preferred stock and a specified amount of shares of the Series B preferred stock by paying cash equal to the respective Series A original issue price or Series B original issue price plus all accrued but unpaid dividends in twelve quarterly installments beginning on January 31, 2010 and continuing thereafter on each April 30, July 31, October 31 and January 31 until October 31, 2015, whereupon the remaining respective Series A preferred stock or Series B preferred stock outstanding shall be redeemed. There are no sinking fund provisions that apply to the Series A preferred stock or the Series B preferred stock. All outstanding shares of Series A preferred stock and the Series B preferred stock are fully paid and nonassessable.

     INDEMNIFICATION OF DIRECTORS AND OFFICERS AND DISCLOSURE OF COMMISSION
                 POSITION OF INDEMNIFICATION FOR SECURITIES ACT
                                   LIABILITIES


  Pursuant to our Certificate of Incorporation and Bylaws, we may indemnify an officer or director who is made a party to any proceeding, because of his position as such, to the fullest extent authorized by Delaware General Corporation Law, as the same exists or may hereafter be amended. In certain cases, we may advance expenses incurred in defending any such proceeding. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


                                    BUSINESS

HISTORY

Mera Pharmaceuticals, Inc. is the successor issuer to Aquasearch, Inc. ("Aquasearch"), which was incorporated in Colorado in 1987 for the purpose of developing useful products from aquatic microorganisms and making their production economically feasible. On July 25, 2002, Aquasearch merged with and into Mera Pharmaceuticals, Inc., a Delaware corporation formed in June 2002, for the purpose of changing the corporation's name to Mera Pharmaceuticals, Inc. and to change its state of incorporation from Colorado to Delaware (the "Reincorporation Merger"). Mera Pharmaceuticals continues Aquasearch's operations and business. Each share of Aquasearch's common stock outstanding at the time of the Reincorporation Merger was exchanged for one share of common stock of Mera. Following the Reincorporation Merger, the former stockholders of Aquasearch continued to own 100% of the Company's issued and outstanding capital stock.

On September 16, 2002, Aqua RM Co., Inc., a privately-held, non-operating Delaware corporation established specifically for the purpose of facilitating Aquasearch's reorganization under Chapter 11 of the U.S. Bankruptcy Code ("Aqua RM"), merged with and into the Company (the "Reorganization Merger"). The Company was the surviving corporation of the Reorganization Merger. Each share of Aqua RM common stock outstanding at the time of the Reincorporation Merger was exchanged for 100 shares of the Company's common stock. Following the Reorganization Merger, former Aqua RM stockholders held approximately 68% of the Company's common stock.

The Reorganization Merger was the last material event in the fulfillment of the Company's Chapter 11 Plan of Reorganization (the "Plan"), discussed below.

SUMMARY OF REORGANIZATION PROCEEDINGS

The Company underwent reorganization pursuant to Chapter 11 of the U.S. Bankruptcy Code during its fiscal year 2002. The following summarizes the material events of the reorganization.

The Company was the subject of an involuntary bankruptcy petition filed on October 30, 2001 by certain of its creditors. On November 30, 2001 the Company consented to entry of an order for relief, submitting to the jurisdiction of the U.S. Bankruptcy Court, District of Hawaii, (the "Court") and on December 3, 2001, the Court granted the Company's motion to incur indebtedness. The Company entered into a Debtor in Possession financing arrangement with Chardan Ventures, LLC, a consulting group involved in the reorganization of the Company, under which the Company received $500,000 in debt financing. On March 27, 2002 the

Company filed its Motion to Approve Disclosure Statement and Schedule Hearing to Confirm Plan of Reorganization with the Court. On May 20, 2002, the Court approved the Company's Disclosure Statement. On June 17, 2002, after approval of the Plan by all voting classes, the Court entered an order confirming the Plan. As of September 16, 2002, the effective date of the Plan, the Company had materially complied with all of the obligations and conditions of the Plan, including the following:

o    ADMINISTRATIVE AND PRIORITY CLAIMS. All administrative and priority claims
     ----------------------------------
     were paid in full on or prior to the effective date of the Plan.

o    UNSECURED CLAIMS. General unsecured creditors were paid $0.175 for each
     ----------------
     dollar of allowed claims held, and the balance of the debt was discharged.

o    CAPITAL STOCK UPON CONFIRMATION OF THE PLAN. Upon confirmation of the Plan,
     -------------------------------------------
     each existing share of the Company's common stock (no shares of preferred stock were issued or outstanding at the time) issued prior to reorganization became one share of common stock in the Company as the reorganized debtor. All such shares issued by the reorganized debtor were deemed issued pursuant toss.1145 of the Bankruptcy Code (11 U.S.C.ss.1145), and, therefore, are exempt from, and may be freely traded without, registration under the Securities Act. Upon the effective date of the Plan, the Company issued one share of its common stock for each five warrants to purchase shares of its common stock that were outstanding as of June 17, 2002, the date of confirmation of the Plan. These shares were also exempt from, and may be freely traded without, registration under the Act pursuant to 11 U.S.C.ss.1145.

o    THE REINCORPORATION MERGER. On July 25, 2002, the Company changed its name
     --------------------------
     to Mera Pharmaceuticals, Inc. and its state of incorporation to Delaware. Mera is the surviving corporation and the successor issuer. Each share of Aquasearch common stock outstanding at the time of the Reincorporation Merger was exchanged for one share of common stock in Mera.

o    THE REORGANIZATION MERGER. The Reorganization Merger between Mera and Aqua
     -------------------------
     RM Co., Inc., a Delaware corporation established specifically for the purpose of facilitating the Company's reorganization, occurred. Mera is the surviving corporation and it issued 100 shares of Mera common stock in exchange for each share of Aqua RM Co., Inc. common stock issued and outstanding as of the date of the Reorganization Merger.

o    CHANGES IN DIRECTORS AND OFFICERS. Upon confirmation of the Plan, the
     ----------------------------------
     resignations of directors David Tarnas, Earl Fusato and Mark Huntley, PhD, submitted on June 14, 2002, took effect. By action taken at a June 14, 2002 meeting of the Board of Directors and pursuant to the Plan, Richard D. Propper, MD, Gregory F. Kowal and Daniel P. Beharry were appointed to the Board of Directors effective June 17, 2002. In addition, pursuant to the Plan, Dr. Propper was named Chief Executive Officer and Harry Dougherty was named President. Dr. Propper has since resigned his positions of Director and Chief Executive, and Mr. Beharry has been named Chief Executive Officer to replace him.

OVERVIEW OF THE COMPANY'S BUSINESS

The Company develops and commercializes natural products derived principally from microalgae using our patented photobioreactor technology known as the Mera Growth Module ("MGM").

Microalgae are a diverse group of microscopic plants estimated to consist of more than 30,000 species. They have a wide range of physiological and biochemical characteristics. Microalgae produce many different substances and bioactive compounds that have existing and potential applications in a variety of commercial areas, including human nutrition, pharmaceuticals, and other high value commodities.

The major challenge to commercial exploitation of microalgae has been the availability of photobioreactors large enough to achieve commercial production levels at an economic cost. As late as the mid-1990s, most photobioreactors were used exclusively for research, and few exceeded more than 50 gallons (180 liters) in capacity. At more than 6,000 gallons (22,000 liters), our proprietary MGM is one of the largest photobioreactors in existence - and one of the few photobioreactors used for commercial production of microalgae. In addition, the MGM incorporates a very high level of computerized process control, resulting in a higher degree of reproducible performance at high efficiency levels. This increased reliability is due in large measure to the use of turbulence to control the exposure of the algae to light and nutrients at a frequency that improves yields. Mera owns the basic patent for use of turbulence in this way. Our patents, proprietary process controls and the very low cost of constructing the MGM make the MGM very advanced, cost-effective and scalable technology.

The Company has used its advantage in photobioreactor technology in the production and marketing of its first commercial product, ASTAFACTOR(R), a nutraceutical and source of natural astaxanthin. Astaxanthin, a carotenoid found in many species of fish and seafood (it gives wild salmon its distinctive color) has long been recognized as a valuable nutritional supplement. The Company's development of the MGM has enabled it to produce astaxanthin for commercial distribution at an affordable cost.

The Company's business strategy is to exploit its leading position in microalgae cultivation technology to expand the sales of ASTAFACTOR(R) while preserving margins. We also plan to develop and introduce additional microalgae-based nutritional products to the marketplace. Once the company has the capital needed to do so, we will go forward with plans to identify and develop prescription pharmaceutical products for infectious and proliferative diseases.

The Company currently manufactures its products at a five-acre research, development and production facility in Kailua-Kona, Hawaii. The design of the Chinese Facility, a large-scale cultivation and production facility in China, is underway. Construction of the facility will be coordinated to meet demand for our product as it increases, both in the U.S. and in international markets. The Chinese Facility will be owned and operated by a third party entity that will utilize the Company's intellectual property under license for the production of ASTAFACTOR(R). In return, the Company will receive a license fee and is guaranteed favorable pricing on all of its ASTAFACTOR(R) requirements. Domestic marketing and sales activities for ASTAFACTOR(R) currently include sales to third party distributors and direct sales utilizing links to the Company's website and toll-free ordering number. Marketing rights in China have been reserved for the party that will construct and operate the Chinese Facility. That party is to pay Mera a royalty for bottles of AstaFactor(R) sold in the Chinese market. Initial distribution of ASTAFACTOR(R) in China is expected to commence during calendar 2003, subject to regulatory approval.

Competition varies according to product area. In nutraceuticals, we face significant potential competition for ASTAFACTOR(R). We expect that other nutraceutical products that the Company may launch in the future will face meaningful competition. In the drug-discovery market, which we may enter in the future, many biopharmaceutical companies are involved in searching for sources of new drugs. However, we believe that there are relatively few companies currently exploring microalgae as their principal drug-discovery source, due to their lack of access to the technology needed to cultivate the organisms. In the pharmaceuticals market, which we may also enter into in the future, we also could face significant competition from large global pharmaceutical companies that have greater resources than we. We have decided to forego engaging directly in marketing or distribution of AQUAXAN(R), our animal feed product, due to the low profit margins that it affords. However, we have licensed rights to AQUAXAN(R) to the entity developing the Chinese Facility, and we are entitled to receive a royalty on any product that they sell in this market.

More broadly, we do not believe that any commercial entity has developed a photobioreactor that matches the MGM's combination of large size, low cost and level of process control or sustained performance for a wide variety of aquatic species, although a number of other companies are developing closed environment production systems for marine micro-organisms. We believe that competition in each of these areas may increase significantly over time as alternatives to the Company's patented technology are developed. For more information on our competition, see "Risk Factors; Risks Related to Our Industry."

Mera Pharmaceuticals' patents and intellectual property include issued patents relating to the MGM and general processes for cultivating microalgae in photobioreactors. The Company intends to continue efforts to expand its portfolio of patents and technical know-how and believes that intellectual property relative to aquatic organism biotechnology will become much more important, challenging and complex in the future. We intend to develop intellectual property as a means of maintaining an advantage over our competitors.

Government regulation and product testing are strong factors in the markets for the products we are developing and producing. Our products, both current and future, are subject to regulation by the U.S. Food and Drug Administration or similar agencies in foreign countries and may require extensive testing for safety and efficacy before being released for sale.

Our leased facility at the Hawaii Ocean Science and Technology Business Park is ideally located for our research and development and the commercial production of microalgae. We have access to large volumes of deep ocean water (used for temperature control) in a stable tropical climate, conditions that are well suited to microalgae cultivation. Although Hawaii's distance from many markets increases certain costs of operation, on balance there are few locations, domestic or international, that are as well suited to our cultivation processes. The location of the Chinese Facility, on Hainan Island, was chosen specifically because of its similarities to our Hawaii location.

Our principal executive team is located in San Diego, a major biotechnology center.

RATIONALE FOR MICROALGAE AS A SOURCE OF COMMERCIAL PRODUCTS

Microalgae represent approximately half of all plant species. Many of their characteristics make them attractive for commercial production.

1) UNTAPPED RESOURCE

o Fewer than 5,000 out of the estimated total of 30,000 species have been cultivated in the laboratory o Fewer than 1,000 species have been carefully investigated for new substances o Fewer than 10 species have been cultivated at commercial scale

2) DEMONSTRATED SOURCE OF NEW SUBSTANCES
         o Several hundred new bioactive substances have been discovered in the small number of microalgae that have been researched to date

3) SOURCE OF VALUABLE SUBSTANCES
         o Many molecules derived from microalgae are already known to be valuable for use as enzymes, pigments, vitamins, nutraceuticals, pharmaceuticals and the like
         o Bioactive compounds extracted from microalgae have substantial potential value as pharmaceuticals

4) RAPID GROWTH RATE
         o Growth rate ranges from about 1 to 10 divisions per day o Growth rates are faster than any other plants

5) LOW COST OF RAW MATERIALS
         o Water, sunlight, fertilizer and carbon dioxide are plentiful and economical



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THE COMPANY'S MGM TECHNOLOGY

FEATURES OF MGM TECHNOLOGY. The key features of MGM technology are sterility, size (25,000 liters) and enhanced control over virtually all environmental factors affecting growth rates, such as temperature, pH, nutrient mix and distribution, light, pests and contaminants.

This combination of size and control has been the goal of international research efforts for the past several decades. The MGM has achieved that goal. Although it is among the largest photobioreactors ever operated, the MGM's patented technology allows a far greater degree of control of the growth environment than has been possible in systems a tenth, or even one-hundredth, that size.

PROCESS CONTROL SYSTEMS - THE KEY TO REPRODUCIBLE PERFORMANCE. In order to take greatest advantage of the MGM technology, we have developed proprietary, computerized process control systems for the MGM that make it possible to conduct the following operations automatically:

         o monitoring of key production variables at intervals more frequent than one minute;
         o data archiving for comprehensive analysis of system performance; o automated control of all operations performed more than once a day
            (both a control improvement and labor cost saving); o immediate alarm system for any system component not operating within parameters; and o automated maintenance for hundreds of system components, reducing failures and preventing contamination.

Increasing process control produces several benefits. Product quality and consistency go up, the scale at which processes are controllable increases and the amount of capital and labor required to accomplish a given amount of production decreases. This combination of effects translates into enhanced efficiency, which translates into lower cost per unit of production and higher margins.

COMPETITIVE PRODUCTION SYSTEMS. We are not aware of any closed system photobioreactor that compares favorably with the MGM. Most photobioreactors are:

         o operated or owned by universities or research laboratories; o less than 55 gallons (200 liters) in capacity (1% the capacity of the MGM), and
         o  used for research purposes only.

Such experimental photobioreactors are operated in Italy, Israel, Australia, Germany, U.K., France, Singapore, Netherlands and the United States, and perhaps other places.

We believe that the advantages of the MGM over these other systems include size, cost-effectiveness, higher yields and the ability to cultivate hundreds of microalgal species at commercial scale that cannot be effectively produced by other means.



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PRODUCTS FROM MICROALGAE

(1) ASTAFACTOR(R) BRAND OF ASTAXANTHIN - OUR FIRST COMMERCIAL PRODUCT

DESCRIPTION AND PROPERTIES. Astaxanthin is a red-orange, carotenoid pigment. It is closely related to other well-known carotenoids, such as beta-carotene, lutein and zeaxanthin.

All of these molecules are antioxidants, but astaxanthin has by far the strongest antioxidant activity. Some studies indicate that it is ten times more potent than beta-carotene, and more than 500 times more potent than vitamin E - another well known and commonly used antioxidant.

Astaxanthin is one of the main pigments in aquatic animals. It gives the flesh of salmon its characteristic color, for example. Yet, it is far more than a pigment. Astaxanthin has been shown to perform many essential biological functions, including:

         o protecting against the harmful effects of UV light; o enhancing the immune response; o protecting against the oxidation of essential polyunsaturated fatty acids;
         o stimulating pro-vitamin A activity and vision; o improving reproductive capacity; and o assisting in communication.

In species like salmon or shrimp, astaxanthin is essential to normal growth and survival and has been attributed vitamin-like properties. Some of these unique properties are also effective in mammals. Studies in human and animal models suggest that astaxanthin may substantially improve human health by virtue of its antioxidant properties, protecting vision, reducing inflammation (recently shown to be a major factor in heart attacks) slowing neurodegenerative diseases and preventing certain cancers.

THE ASTAFACTOR(R) MARKET. We believe that the market for ASTAFACTOR(R) is likely to expand rapidly over the next few years. There is growing evidence in the scientific and medical literature that astaxanthin contributes meaningfully to the general well-being of humans. Although we face competition in this market, we believe that our technology, combined with the cost advantages associated with the Chinese Facility, when built, will give us significant cost and quality advantages over our competitors.

We began sales of ASTAFACTOR(R) in Hawaii on March 30, 2000, and Longs Drugs agreed to expand our distribution to San Diego County in Fall 2001. We continued to expand our retail distribution, first into Longs Drugs system wide, and then into approximately 1200 Sav-On and Osco drug stores. However, our experience has shown that effectively promoting retail sales requires longer format advertising that can be readily used in retail advertising. For that reason, the Company is shifting its focus from domestic retail distribution to direct response advertising, which offers the time needed for potential buyers to understand adequately the benefits that ASTAFACTOR(R) offers for them, and to international markets, particularly Asian markets that are generally much more receptive to these products. We are also increasing our emphasis on private label sales. This channel offers lower margins than do branded product sales, but it does not involve advertising and marketing expenses, which are born by the private label seller. As a result, this channel can contribute meaningfully to profitability...

(2) PRODUCT LINE EXPANSION

The Company is currently evaluating several product line extensions for its ASTAFACTOR(R) product and is also exploring additional microalgae sources for development as nutraceutical products. Among these is zeaxanthin, a carotenoid accumulated by certain microalgal species (for example, cyanobacteria and rhodophytes). Subnormal levels of zeaxanthin are associated with macular degeneration, the most frequent cause of blindness among the elderly.


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


We believe that many more nutraceutical products could be developed from microalgae, but they remain unexamined and unexploited because there has been no feasible way to grow them at a large enough scale. The MGM opens a path to this untapped resource by combining effective, reproducible control with commercial scale production.

(3) PHARMACEUTICAL DRUG DISCOVERY

Although the Company is not currently pursuing the pharmaceutical drug discovery area, it has always appreciated the potential to discover pharmaceuticals that are based on bioactive compounds produced by aquatic plants, and we may place a greater emphasis on this aspect of our business in the future.

The likelihood of finding significant lead pharmaceutical compounds among microalgae is substantial. More than 50% of all current prescription drugs are of biological origin, but nearly all of these products have been derived from terrestrial plants, such as fungi and bacteria. Although their bio-diversity is comparable to that of land-based plants, microalgae have been nearly ignored as a source of drug candidates, not because they lack medical value, but because they could not be grown in sufficient quantities with the necessary quality. As is the case with nutraceuticals, the MGM opens the way to exploitation of this unexploited drug discovery resource.

If we expend efforts on pharmaceutical drug discovery, to the extent we are successful in developing compound libraries containing large numbers of bioactive compounds we believe that many pharmaceutical and biotechnology companies will be interested in collaborating with us in the profiling and characterization process.

While collaboration with drug companies may be appropriate and desirable in many cases, in some cases it may be even more advantageous to complete a number of steps in the discovery and development process before entering into collaboration agreements. Our focus on natural products, which face fewer regulatory hurdles and which may allow many of our products to qualify as "botanical drugs," a new class of pharmaceutical that faces reduced and time compressed regulatory requirements, makes totally independent development more feasible.

While we believe that our focus on microalgae and the highly automated, high-volume screening process that we may put in place significantly increases the probability of identifying lead compounds that will ultimately prove successful relative to more traditional means of doing so, our efforts to develop pharmaceutical products from microalgae involve many significant risks and uncertainties, and our efforts in this area may ultimately prove unsuccessful.

DEPENDENCE ON KEY CUSTOMERS

Our business currently depends heavily on key distribution relationships in Hawaii. Sales to our largest customer, Longs Drugs, currently represents approximately one-half of our ASTAFACTOR(R) sales. However, we are expecting this percentage to decrease as a result of an increase in direct sales, distribution through several additional retail chains in Hawaii, the move to distribute internationally and the shift in focus to direct response and private label sales.

OUR STRATEGIES

Our objective is to sustain Mera Pharmaceuticals' global leadership in microalgae cultivation technology and to identify, optimize and directly commercialize high-value microalgae products for human healthcare markets worldwide. We have several strategies to achieve these goals.

1) INCREASE SALES OF NUTRACEUTICAL PRODUCTS. The Company intends to increase sales of its current product, ASTAFACTOR(R), by expanding distribution internationally and utilizing both direct marketing to the consumer and established third party distribution channels. It appears that awareness of the benefits of astaxanthin is growing in the marketplace, and once the benefits of our product are more fully understood by the general public, we will re-focus on entering national chains with the potential for delivering high sales volumes at attractive margins and efficient distribution.

         A key element of our ASTAFACTOR(R) sales expansion efforts is the distribution agreement with the Chinese joint venture that is developing the Chinese Facility. China is a hospitable marketplace for natural products. We believe that the royalty revenue potential from Chinese sales is substantial. The Company is also contemplating strategic third-party relationships to expand distribution of ASTAFACTOR(R) into other Asia-Pacific markets.

         Additionally, the Company expects to continue research activities to identify and optimize additional microalgae nutraceutical products. We will also utilize the learning gained as a key subcontractor in a $2.4 million U.S. Department of Energy project to accelerate product development.

2) LICENSE WORLDWIDE RIGHTS TO ASTAXANTHIN ANIMAL FEEDS. Because the market for animal feed supplements, including AQUAXAN(R), is extremely price competitive, Mera Pharmaceuticals has licensed the worldwide right to make and distribute AQUAXAN(R) to the entity developing the Chinese Facility. Doing so allows the Company to focus its attention and resources on the higher value, higher margin nutraceutical market and potentially the pharmaceutical market.

3) CONTINUALLY IMPROVE AND ENHANCE OUR CORE PLATFORM TECHNOLOGY. Our MGM technology has led to the production of the first new commercial product derived from photosynthetic microalgae in 25 years. We believe that our proprietary technologies and processes provide us with a significant competitive advantage over other known microalgae cultivation technologies. We intend to devote meaningful resources to continue to improve our underlying technology and our automated process control systems to increase product quality, yield and productivity per employee.

4) EXPAND STRATEGIC ALLIANCES. We intend to strengthen existing relationships and develop new ones to accelerate our efforts to commercialize microalgae products. When appropriate, we will collaborate with biopharmaceutical companies that possess world-class expertise in the optimization, development, marketing, sales and/or distribution of ethical pharmaceutical products, as well as the financial resources to conduct such programs on a worldwide basis, in order to accelerate the commercialization of future Mera Pharmaceuticals' discoveries.

MANUFACTURING

Although the Company intends to continue some production of astaxanthin and other products at its Kona facility in the future for research and development purposes, when sales volumes justify doing so, the Company plans to source commercial production from the Chinese Facility.

RESEARCH AND DEVELOPMENT COSTS

Research and development costs include salaries, development materials, plant and equipment depreciation and costs associated with operating our five-acre research and development/production facility. During the last two fiscal years, the Company has spent approximately $2.7 million on research and development activities, none of which was borne directly by our customers.

MARKETING AND SALES

The Company's marketing strategy for its nutraceutical products may vary depending on the specific product and its target market, but is generally built on two fundamental tenets:

1)        CREATE ALLIANCES WITH EFFICIENT, HIGH-QUALITY DISTRIBUTORS IN KEY U.S.
          REGIONAL MARKETS AND SUPPORT THOSE DISTRIBUTORS WITH EFFECTIVE ADVERTISING AND PROMOTION TO THE CONSUMER. The Company currently markets ASTAFACTOR(R) to mass retail outlets in Hawaii through distribution arrangements with established companies. We are also expanding our efforts to distribute internationally through existing distributors and outlets in Pacific Asian and other countries.

2) SELL ASTAFACTOR(R) DIRECTLY TO THE CONSUMER. This approach allows us to reach consumers throughout the domestic market at the most attractive margins, since it eliminates distributor and retailer profits. Web-based and specialty media promotion are also used to reinforce our marketing efforts and product visibility to all consumers.

3) DIRECT RESPONSE ADVERTISING. The Company is currently exploring opportunities to have one or more of its products promoted through radio and television advertising that would generate responses from consumers to purchase the product through a direct fulfillment channel rather than through retail distributors.

COMPETITION

The Company believes that its proprietary technology and process control systems and software give it a significant advantage relative to its competitors. However, there are a number of companies that are engaged in efforts to develop microalgae-based products that compete with ours, either directly or indirectly.

We believe that original MGM technology was the first closed-system, process-controlled photobioreactor to be operated at commercial scales larger than 2,750 gallons (10,000 liters). We are aware of only three other companies in the world - Biotechna of Australia, Algatechnologies of Israel and MicroGaia of Hawaii - that claim to possess proprietary photobioreactor technology. Our information regarding these other systems is that, compared to the MGM, they:

         o  are much smaller in scale;
         o  have a more limited operating history;
         o are subject to significant cost barriers for high volume production and;
         o lack the versatility to create the optimal growth conditions for a wide variety of aquatic plants.

Although many other photobioreactors are in operation, to our knowledge these are operated by universities or research institutes, are 100 times smaller than our MGM (which is 25,000 liters) and are not used for commercial purposes. It is possible that competing photobioreactor technologies that could adversely affect our perceived technical and competitive advantages already exist or may emerge in the future. However, we believe that MGM technology is now more advanced than any other photobioreactor technology currently available.

COMPETITORS FOR ASTAFACTOR.(R) Producers of astaxanthin that compete with, ASTAFACTOR(R), our nutraceutical astaxanthin product, include: MicroGaia, Inc.; AstaCarotene, AB; Cyanotech Corporation; Algatechnologies and Minapro. MicroGaia, Inc. is a Hawaii-based subsidiary of Fuji Chemical Industries, Inc. that has established a market for its product in Japan. AstaCarotene AB of Sweden, which was recently acquired by MicroGaia, has produced and sold its nutraceutical astaxanthin for several years in Western Europe. Cyanotech Corporation, based in Hawaii, and Algatechnologies and Minapro, both based in Israel, also make astaxanthin-based nutraceutical products. Competition also comes from non-producers who acquire raw materials from the producers for distribution in the nutraceuticals market, such as US Nutraceuticals of Eustis, Florida.

Potential competitors include producers of the synthetic material as well. However, to our knowledge neither BASF, a large German chemical company, nor Hoffman-LaRoche, a large Swiss pharmaceutical company, both large global producers of synthetic astaxanthin, has indicated an interest in this market. Furthermore, we believe that consumers of nutraceuticals prefer products from natural sources to synthetic sources and will not pay premium prices for synthetics, even if they are available. We are aware of other companies that are interested in or are actually marketing nutraceutical astaxanthin, such as Igene, which uses a fermentation process. However, to our knowledge, only MicroGaia, AstaCarotene, Cyanotech, Algatechnologies and Minapro produce the product from HAEMATOCOCCUS. We believe our production process has cost or quality advantages or both over all of those companies. That cost advantage will increase with the start of operations at the Chinese Facility.

PHARMACEUTICALS AND DRUG DISCOVERY PROGRAMS

Competition in the search for new pharmaceuticals is more intense than it has ever been, particularly in the areas of anti-infectives, where multiple drug resistance is rendering many old products ineffective, and cancer, where extended life expectancies result in a greater incidence rate in a population that is growing proportionately older. The majority of new drugs originate from natural sources, and bacteria, fungi, plants and animal reservoirs continue to be a principal target of drug discovery efforts by companies worldwide.

While there are a great number of companies seeking to develop pharmaceutical products using a variety of processes, we believe the number of companies that have targeted aquatic microorganisms as a source of lead compounds is relatively few. That is because, even though this source is believed to contain a large number of candidates, until Mera's recent technological innovations they could not be developed, even if discovered.

Although we do not currently have any potential pharmaceutical products under development and have curtailed our efforts and focus in this area, we may decide in the future to place greater emphasis on it when resources become available. Any potential competitor seeking to discover and develop pharmaceuticals from microalgae-derived compounds must have access to the ability to cultivate kilogram quantities of raw material under controlled conditions that assure acceptable quality. We believe that our MGM technology makes this possible, and we are aware of no other existing system that can accomplish the same level of results with the same degree of reliability. In the future, if we choose to pursue pharmaceutical discovery and development, the pharmaceuticals that we derive from natural products screening libraries would compete with products under development at various biotechnology companies based in North America and elsewhere that also focus efforts on natural product pharmacology.

PATENTS, LICENSES AND PROPRIETARY TECHNOLOGY

We rely upon a combination of patents, copyrights, trade secrets, know-how, continuing technological innovation and licensing opportunities to develop and maintain our competitive position. Our future prospects depend in part on our ability to obtain patent protection for our products and processes. We need to preserve our copyrights, trademarks and trade secrets. We also need to operate without infringing the proprietary rights of third parties.

PATENTS. We have been awarded or have filed applications for fifteen patents relating to various processes, including, but not limited to, the process and apparatus for the production of photosynthetic microbes and the method of control of microorganism growth process. These patents are active in the United States, the People's Republic of China, Europe, Hong Kong, Japan and South Korea. The original duration of these patents varies from fifteen to twenty years from the date of filing or issuance, and the Company's current patents will be active for eight to twelve years, provided the maintenance fees associated with such patents are timely paid.

Other companies may have filed and in the future are likely to file patent applications that are similar or identical to ours. To determine the priority of inventions, we may have to participate in interference proceedings declared by the United States Patent and Trademark Office. Such proceedings could result in substantial costs to us. We cannot ensure that any such third-party patent application will not have priority over ours. Additionally, the laws of certain foreign countries may not protect our patent and other intellectual property rights to the same extent as the laws of the United States.

Our future prospects also depend in part on our neither infringing on patents or proprietary rights of third parties nor breaching any licenses that may relate to our technologies and products. We cannot guarantee that we will not infringe on the patents, licenses or other proprietary rights of third parties. We have not conducted an exhaustive patent search, and we cannot ensure that patents do not exist or could not be filed that would have a material adverse effect on our ability to develop and market our products. There are many United States and foreign patents and patent applications in our area of interest.

We attempt to control the disclosure and use of our proprietary technology, know-how and trade secrets under agreements with the parties involved. However, we cannot ensure that others will honor all confidentiality agreements. We cannot prevent others from independently developing similar or superior technology, nor can we prevent disputes that could arise concerning the ownership of intellectual property.

LICENSE AND ROYALTY AGREEMENTS. We have licensed production of ASTAFACTOR(R) and its distribution in China to Hainan Sunshine Marine Bioengineering Corporation, Ltd., the entity that is developing the Chinese Facility. By doing so, the Company will be able to realize increased production capabilities to meet increased demand and establish a potential source of royalty revenues while allowing us to focus our efforts on the higher margin activities of discovery, development and commercialization of human nutraceutical and pharmaceutical products. We have also licensed the production and worldwide distribution rights to our AQUAXAN(R) animal feed supplement to Hainan Sunshine Marine Bioengineering Corporation, Ltd. The terms of both of these licenses continue as long as Hainan Sunshine Marine Bioengineering, Ltd. continues to utilize the Company's intellectual property and meets certain conditions in the agreements.

TRADEMARKS AND SERVICE MARKS. The following trademarks and service marks have been registered or are claimed marks that the Company has not registered but which it believes it has established a common law right of use and as to which it has no information to the contrary. The registered trademark on ASTAFACTOR(R) is valid through March 2012 and the following other claimed marks that the Company believes it has established a common law right of use are valid for the standard period of duration, as provided in applicable common law:

                  ASTAFACTOR(R)
                  AQUAXAN(R)
                  MERA PHARMACEUTICALS(TM)
                  MERA GROWTH MODULE(TM)  (MGM)
                     MERA PROCESS CONTROL SYSTEM(TM) (MPCS)
                     MERA REMOTE DATA WEB ACCESS(TM) (RDWA)
                  DRUGS FROM THE SEA(TM)
                  ZEAFACTOR(TM)
                  BETAFACTOR(TM)

GOVERNMENT REGULATION AND PRODUCT TESTING

Our current and potential products and our manufacturing and research activities are or may become subject to varying degrees of regulation by many government authorities in the United States and other countries. Such regulatory authorities could include the State of Hawaii Department of Health or Agriculture Department, the FDA, and comparable authorities in foreign countries. Each existing or potential microalgae product intended for human use that we develop or market, either directly or through licensees or strategic partners, may present unique regulatory problems and risks. Relevant regulations depend on product type, use and method of manufacture. The FDA regulates, in varying degrees and in different ways, dietary supplements, other food products, medical devices and pharmaceutical products. Regulations govern manufacture, testing, exporting, labeling and advertising.

Prescription pharmaceuticals and certain types of medical devices are regulated more vigorously than dietary supplements. Any products we develop for use in human nutrition, pharmaceuticals or cosmetics could require that we develop and adhere to Good Manufacturing Practices ("GMP"), as suggested by the FDA, European standards and any other applicable standards mandated by federal, state, local or foreign laws, regulations and policies. Our current cultivation and processing facilities and procedures are not yet required to comply with GMP or ISO standards, although our extraction and encapsulation facilities must meet GMP standards, and they do. We believe we are prepared to meet these requirements more broadly when needed. The contract with the Chinese production facility that is under development requires that it operate in accordance with GMP standards.

The pharmaceutical industry is subject to stringent regulation by a wide range of authorities. Even if we obtain regulatory approval for a future drug candidate, the approval may not be obtained in a timely manner or under technically or commercially feasible conditions. We and our collaborators cannot market a pharmaceutical product in the United States until it has completed rigorous pre-clinical testing and clinical trials and an extensive regulatory clearance process administered by the FDA. Satisfaction of FDA regulatory requirements typically takes many years, depends upon the type or complexity and novelty of the product and requires substantial resources. Of particular significance are the FDA's requirements covering research and development, testing, manufacturing, quality control, labeling and promotion of drugs for human use.

We are or may become subject to other federal, state and foreign laws, regulations and policies with respect to labeling of products, importation of organisms and occupational safety, among others. Federal, state and foreign laws, regulations and policies are always subject to change and depend heavily on administrative policies and interpretations. We are also working with certain consultants regarding compliance with FDA, GMP and ISO policies and regulations. We cannot ensure that any of our products will satisfy applicable regulatory requirements. Changes could occur in federal, state and foreign laws, regulations and policies and, particularly with respect to the FDA or other such regulatory bodies, such changes could be retroactive. Such changes could have a material adverse effect on our business, financial condition, results of operations and relationships with corporate partners.

The Company currently distributes ASTAFACTOR(R) in the United States and it intends to distribute it in certain foreign countries, including China, the European Union, Japan, Canada and Australia. Regulatory approvals in foreign markets vary by country. We believe the approval process for ASTAFACTOR(R) in China, Australia, Japan and certain other Asian countries will come under their "natural" status and be approved relatively quickly; however, we can provide no assurances in this regard.

Outside the United States, the ability to market products intended for human consumption is contingent upon receiving a marketing authorization from the appropriate regulatory authorities. The requirements governing the conduct of clinical trials, marketing authorization, pricing and reimbursement vary widely from country to country. At present, foreign marketing authorizations are administered at a national level, although within the European Community, or EC, registration procedures are available to companies wishing to market a product in more than one EC member state. Only after the appropriate regulatory authority is satisfied that adequate evidence of safety, quality and efficacy has been presented will it grant a marketing authorization. In addition, United States and foreign government regulations control access to and use of some human or other tissue samples in our research and development efforts. United States and foreign government agencies may also impose restrictions on the use of data derived from human or other tissue samples.

We are also subject to numerous environmental and safety laws and regulations, including those governing the use and disposal of hazardous materials. The Company incurs approximately $3,000 per year for costs associated with compliance with federal, state and local environmental laws. Any violation of, and the cost of compliance with, these regulations could have a material adverse effect on our business, financial condition, results of operations and relationships with corporate partners.

EMPLOYEES. As of November 17, 2003, the Company had ten (10) full-time employees and one part-time employee. We consider relations with our employees to be good. None of our employees is covered by a collective bargaining agreement.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

OVERVIEW

Since inception, our primary operating activities have consisted of basic research and development and production process development, recruiting personnel, purchasing operating assets and raising capital. From inception through October 31, 2001 and as of October 31, 2002, we had an accumulated deficit of approximately $20.4 million and $900,000 (after application of fresh start accounting principles subsequent to our reorganization proceedings), respectively. Our losses to date have resulted primarily from costs incurred in research and development and from general and administrative expenses associated with operations. We expect to continue to incur operating losses for at least the balance of the current fiscal year as we continue efforts to increase revenues. We expect to have quarter-to-quarter and year-to-year fluctuations in revenues, expenses and losses, some of which could be significant.

The Company has devoted most of its efforts since inception to research and development, and accordingly was considered a development stage company until fiscal 2001. Beginning with fiscal 2001, the Company was considered to be an operating company.

We have a limited operating history. An assessment of our prospects should include the technology risks, market risks, expenses and other difficulties frequently encountered by development stage companies, and particularly companies attempting to enter competitive industries with significant technology risks and barriers to entry. We have attempted to address these risks by, among other things, hiring and retaining highly qualified persons and forging strategic alliances with companies and universities that complement and leverage our technical strengths. However, our best efforts cannot guarantee that we will overcome these risks in a timely manner, if at all.

On October 30, 2001 certain creditors of Aquasearch, a corporate predecessor to the Company, filed a petition to reorganize Aquasearch. On November 30, 2001, Aquasearch stipulated to the entry of an Order for Relief, agreeing to the jurisdiction of the Court for purposes of resolving the petition that had been filed. On December 3, 2001, Aquasearch's motion to incur indebtedness was granted, and Aquasearch entered into a Debtor in Possession financing arrangement. On March 27, 2002, Aquasearch filed its Motion to Approve Disclosure Statement. On June 17, 2002, the Court, after hearing held that same date, entered an order confirming the Plan. All obligations and conditions of the Plan were satisfied on September 16, 2002, and, as of that date, the Company successfully emerged from bankruptcy and was reorganized.

Our financial statements as of October 31, 2002 reflect the effects of the reorganization process and the application of fresh start accounting principles following completion of the reorganization process. Fresh start accounting principles require, among other things, the elimination of liabilities subject to compromise, the restatement of asset values to fair value, the elimination of the Company's accumulated deficit and the restatement of the Company's capital structure based on an estimated reorganization value. As a result of the application of fresh start accounting principles in 2002, the Company's financial statements as of October 31, 2002 vary significantly from those as of October 31, 2001.

CRITICAL ACCOUNTING POLICIES

This discussion and analysis of the Company's financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses and related disclosure of contingent assets and liabilities. On an on-going basis, the Company evaluates its estimates. The Company bases its estimates on historical experience and on other assumptions that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid debt securities purchased with original or remaining maturities of three months or less to be cash equivalents.

INVENTORIES

Inventories are stated at the lower of cost (first-in, first-out) or market. The Company determines cost on a first-in, first-out basis. The company tests its inventory for obsolescence on an ongoing basis.

REVENUE RECOGNITION

Product revenue is recognized upon shipment to customers. Contract services revenue is recognized as services are performed on a cost reimbursement basis. Royalties are recognized as received.

PLANT AND EQUIPMENT

Plant and equipment are stated at cost. Depreciation is provided on the straight-line method over the estimated useful lives of the assets.

IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

The Company accounts for long-lived assets in accordance with the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured as the amount the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

STOCK ISSUED FOR SERVICES

The value of stock issued for services is based on management's estimate of the fair value of the Company's stock at the date of issue or the fair value of the services received, whichever is more reliably measurable.

RESEARCH AND DEVELOPMENT

Research and Development costs are expensed as incurred.

INCOME TAXES

The Company uses the asset and liability method of accounting for income taxes as required by Statement of Financial Accounting Standards No. 109 (SFAS 109), ACCOUNTING FOR INCOME TAXES. SFAS 109 requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of certain assets and liabilities.

Since its inception, the Company has incurred net operating losses. SFAS 109 requires that any benefits recognized in relation to net operating losses be reduced by a valuation allowance if there is uncertainty about future deductibility. For financial statement purposes, the deferred tax asset for loss carryforwards has been fully offset by a valuation allowance since it is uncertain whether any future benefit will be realized.

FRESH START ACCOUNTING

On September 16, 2002, the Company adopted "fresh start" accounting as a result of the completion of bankruptcy proceedings. Accordingly, all assets and liabilities were restated to reflect their respective fair values.

GOODWILL

As a result of fresh start accounting, goodwill was established in the amount of $66,550. In 2002, the Company adopted FASB Statement No. 142, "Goodwill and Other Intangible Assets," which provides that goodwill should not be amortized but instead should be tested for impairment annually at the reporting unit level. In accordance with No. 142, the Company completed a transitional goodwill impairment test that resulted in no reduction in goodwill due to impairment. Goodwill will be tested for impairment on an annual basis and more often if indications of impairment exist.

DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts of the Company's financial instruments, including cash, accounts receivable, notes receivable, accounts payable and notes payable are deemed to approximate fair value due to their short-term nature.

RESULTS OF OPERATIONS

The following discussion and analysis provides information that the Company's management believes is relevant to an assessment and understanding of our results of operations and financial condition. This discussion should be read in conjunction with the financial statements and footnotes, which appear elsewhere in this prospectus.

        RESULTS OF OPERATIONS FOR THE FISCAL YEAR ENDED OCTOBER 31, 2002
               COMPARED TO THE FISCAL YEAR ENDED OCTOBER 31, 2001

REVENUES

During the years ended October 31, 2002 and 2001, we had revenues of approximately $662,072 and $1,032,000, respectively. The decrease in our revenues in fiscal 2002 as compared to fiscal 2001 principally relates to lower royalty revenues earned under a settlement agreement with Cyanotech Corporation (as a result of lower sales by Cyanotech in 2002 as compared to 2001), a decline in the amount of reimbursement from research activities and the Company's inability during the reorganization process to devote sufficient resources to support its sales and marketing efforts to increase sales.

RESEARCH AND DEVELOPMENT COSTS

Research and development costs include certain salaries, development materials, plant and equipment depreciation, costs associated with operating our five-acre research and development/production facility and cost associated with our research agreement with the University of Hawaii, which ended as of December 31, 2002. Research and development costs were approximately $912,707 in fiscal 2002 compared with approximately $1.8 million for fiscal 2001. The decrease reflects reductions in personnel and constraints in our operations associated with our reorganization proceedings.

GENERAL AND ADMINISTRATIVE EXPENSES

General and administrative expenses consist principally of salaries and fees for professional services. General and administrative expenses were approximately $1.2 million for fiscal 2002 compared with approximately $2.6 million for fiscal 2001. The decrease for the year ended October 31, 2002 reflects costs associated with reductions in personnel in 2002, reduced efforts on expansion of production capacity as compared to fiscal 2001 and constraints on spending, all resulting from our reorganization proceedings.

INTEREST EXPENSE

Interest expense for fiscal 2002 was approximately $104,000 as compared to approximately $300,000 for fiscal 2001. The decrease in fiscal 2002 resulted mainly from the cancellation and settlement of outstanding promissory notes in 2002 pursuant to the Company's bankruptcy proceedings.

RESULTS OF OPERATIONS FOR THE THREE MONTHS AND NINE MONTHS ENDED JULY 31, 2003 COMPARED TO THE THREE MONTHS AND NINE MONTHS ENDED JULY 31, 2002

         REVENUES. During the quarters ended July 31, 2003 and 2002, product sales totaled $217,033 and $162,093, respectively. During the nine months ended July 31, 2003 and 2002, product sales totaled $369,010 and $433,700 respectively.

         Sales made through the Company's retail sales channel result from large orders placed through brokers, which in turn supply the demand at the retail outlet level. The timing of such orders can significantly affect the revenues that are recognized (or not recognized) in any given quarter. As a result, the amount of revenue realized from product sales in any given quarter does not necessarily relate to the rate at which the retail sales of the Company's product are occurring. As the number of retail outlets and the rate of sales of the Company's products increases, the revenue stream should become more regular, though some degree of variation in this revenue source will always exist. In addition, during the quarter ended July 31, 2003, the Company issued a credit for $28,000 to an account that returned out of date product for replacement with current product. If adjusted for this return, the revenue from product sales during the nine months ended July 31, 2003 and 2002, respectively, would have been essentially unchanged.

         We earned revenues of $94,519 and $41,577 for the quarters ended July 31, 2003 and 2002, respectively, from a subcontract for work on a U.S. Department of Energy ("DOE") project. For the nine months ended July 31, 2003 and 2002, revenues from the DOE project were $183,327 and $224,464 respectively. The changes in revenues under this research agreement relate to changes in the number of personnel assigned to perform work under this project at various times.

         Royalty revenues for the quarters ended July 31, 2003 and 2002 were of $30,470 and $16,105 respectively. For the nine months ended July 31, 2003 and 2002, royalty revenues were $103,752 and $45,179 respectively. Royalty revenues included amounts received from another company based on sales of its products. Management does not have the ability to predict at what level these royalty revenues will be received for the balance of fiscal 2003.

         In November 2002, the Company entered into a technical services agreement with a Chinese joint venture to assist the joint venture in the design and construction of a large cultivation and processing facility in Hainan, China. The same Chinese joint venture had previously entered into a license and distribution agreement with the Company to utilize our intellectual property to produce AstaFactor(R) and to distribute AstaFactor(R) in China. Under the terms of the consulting agreement, the Company is to receive payments of up to $1 million in exchange for consulting services, with the actual budget to be finalized. Construction of the Hainan facility will commence when the rate of sales of AstaFactor(R) justifies expansion beyond our Kona facility. The Company does not expect to receive any revenue under the technical services agreement until construction of the Hainan facility begins. The Company's accumulated inventory, together with its existing production capacity in Kona, is sufficient to ensure the ability to meet customer demands. It has also taken the Chinese joint venture longer than anticipated to obtain approval for distribution of AstaFactor(R) in China, although that is expected to occur in fiscal 2003.


COST OF PRODUCTS SOLD

         Cost of products sold include manufacturing and production costs associated with ASTAFACTOR(R), as well as the cost of sales of raw materials and certain other products Cost of products sold was $142,637 and $152,172 for the quarters ended July 31, 2003 and 2002, respectively. This resulted in a gross profit margin of approximately 34% for the current fiscal year as compared to 6% for the same quarter in the previous year. The low margins in the third quarter of 2002 were as a result of a large volume sale made to a single customer during that period.

         Cost of products sold was $178,980 and $226,151 for the nine months ended July 31, 2003 and 2002, respectively. This resulted in a gross profit margin of 51% for the nine months ended July 31, 2003, as compared to 48% for the same period of the preceding fiscal year. In the third quarter of 2002 a large volume sale was made to a single customer which carried a lower than normal profit margin. This sale reduced the overall profit margin for the first three fiscal quarters of 2002 as compared to the same period in fiscal 2003.

Cost of contract services include costs associated with the U.S. Department of Energy project. During the quarters ended July 31, 2003 and 2002, the cost of contract services was $134,970 and $67,170 respectively. During the nine months ended July 31, 2003 and 2002, the cost of contract services was $281,831 and $385,117, respectively. The changes in costs under this research agreement relate to changes in the number of personnel assigned to perform work under this project at various times.

         RESEARCH AND DEVELOPMENT COSTS. Research and development costs include salaries, research supplies and materials and other expenses related to product development, exclusive of those costs for which the company is reimbursed. Research and development costs for the quarter ended July 31, 2003 were $31,804 as compared to $173,508 for the same period in 2002. During the nine months ended July 31, 2003 research and development costs were $318,401 as compared to $506,811 the same period in 2002. The decrease in costs in fiscal year 2003 resulted from a shifting of resources to the U.S Department of Energy project, which is not included in this figure, and from general cost control measures instituted by the Company.

         GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses consist principally of salaries, fees for professional services and promotional and marketing expenses related to ASTAFACTOR(R). General and administrative expenses for the third quarter of fiscal year 2003 were $173,416 as compared to $326,531 for the respective period of fiscal year 2002, a decrease of 47%. The decrease in selling, general and administrative expenses in the third quarter of fiscal year 2003 as compared to the comparable period in the prior year resulted from cost control measures instituted by the Company.

         For the nine months ended July 31, 2003, general and administrative expenses were $1,031,091 as compared to $926,413 for the respective period of fiscal year 2002. The increase in overall general and administrative expenses in fiscal 2003 resulted from an increase in personnel and related expenses incurred to support increased operations following the Company's emergence from bankruptcy through its Chapter 11 reorganization, which was completed just prior to the beginning of fiscal 2003.

         During the second quarter of fiscal 2003 the Company instituted various cost control measures that resulted in a reduction in ongoing general and administrative expenses. As a result of continuing efforts to minimize costs, general and administrative expenses decreased from $312,885 in the second quarter of fiscal 2003 to $173,416 in the third quarter of fiscal 2003, a reduction of 45%.

         INTEREST EXPENSE. For the quarters ended July 31, 2003 and 2002, interest expense was $18,714 and $27,989, respectively. For the nine months ended July 31, 2003 and 2002, interest expense was $91,235 and $63,476, respectively. The amount of interest expense incurred in any particular period varies with the amount of debt outstanding.

         LIQUIDITY AND CAPITAL RESOURCES. We have financed our operations principally through public and private sales of debt and equity securities, together with revenues described above.

         During the month of April 2003, the Company entered into a line of credit agreement with Aquasearch Investment Partners, a general partner of which is Gregory F. Kowal, a director of the Company. Under the credit agreement, the Company may borrow up to $125,000 from Aquasearch Investment Partners at an annual interest rate of 10%. The agreement has a term of one year. During the quarter ended July 31, 2003 the Company borrowed $4,000 and owed a total of $53,000 under the agreement. The credit agreement also provides for the issuance of warrants to purchase shares of the Company's common stock at a price of $0.05 per share. The total number of shares subject to purchase on those conditions is dependent upon the maximum balance outstanding under the line of credit during its term. As of July 31, 2003, the number of warrants issuable under this agreement was 1,060,000, although no warrants had been issued.

         During the month of June 2003, the Company issued a promissory note in the face amount of $50,000 in exchange for a loan made in that amount to the Company. The outstanding principal amount of the loan accrues interest at the rate of 10% per annum. The note matures on March 31, 2004. In addition to repayment of principal and interest, the note calls for issuance to the lender of warrants to purchase 400,000 shares of the Company's common stock at a price of $0.05 per share. The term of the warrants is five years. A portion of the principal and the interest accrued on the note through July 16, 2003 were prepaid that date, leaving an outstanding principal balance on this note of approximately $40,000.

         On July 11, 2003, the Company issued 6,428,571 shares of common stock at a price of $0.035 per share to a Delaware limited liability company, for aggregate consideration of $225,000. $150,000 of that consideration was the result of the conversion of debt to equity. The company to whom the stock was issued is managed by Richard D. Propper, MD and Daniel P. Beharry, both officers and directors of the Company at the time of the issuance, but neither Dr. Propper nor Mr. Beharry has an ownership interest in that company, and they receive no compensation in connection with their management of it. This transaction was exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2).
         The Company is owed additional amounts under a conditional license of certain of its intellectual property rights ("IP") and the grant of the rights to distribute its products in certain geographic markets. The condition to the payment of the license and distribution rights fees is the performance of the comprehensive technical services agreement the Company entered into with the Chinese Entity in November 2002, pursuant to which the Company will provide services to support the construction of the Chinese Facility at which the IP will be used and to assist in the effective implementation of the IP.

         In addition, the Company has received a conditional commitment from an entity for a $285,000 equity investment prior to the end of calendar 2003. The Company believes that the condition associated with that investment will be met and the investment will be received. However, because such investment is not expected to be received during the Company's fiscal year 2003, it is not reflected in the Company's financial statements.

                                    PROPERTY

Our research, development and production facilities are located in the Hawaii Ocean Science and Technology (HOST) Business Park in Kailua-Kona, Hawaii. Our facility currently consists of approximately five leased acres containing a number of MGMs, finishing ponds, a processing facility, several laboratories, administrative offices and additional space for production and research and development. All our products are currently produced at this facility.

The Company is currently negotiating the terms of the month-to-month lease covering our five-acre parcel with the Natural Energy Laboratory of Hawaii Authority (NELHA), the entity that administers the HOST Business Park. We anticipate reaching agreement on the terms of the lease, to cover a period of not less than give (5) years, during calendar year 2003.

The Company's corporate headquarters and principal executive offices are located in Solana Beach, California where the Company leases office space. The term of the current lease expires on May 14, 2004.

All property leased by the Company is in good condition.

The Company does not invest in real estate, mortgages, or securities of persons primarily engaged in real estate activities, nor does it acquire assets primarily for possible capital gain or income.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On December 30, 2002, the Company issued 18,181,818 shares of common stock at a price of $0.11 per share, for aggregate consideration of $2,000,000, to a Hawaiian limited liability company. That company is managed in part by Richard
D. Propper, MD and Daniel P. Beharry, both officers and directors of the Company at the time, but neither Dr. Propper nor Mr. Beharry has an ownership interest in that company, and they receive no compensation in connection with their management of it. This transaction was exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2).

On December 30, 2002, the Company issued 974 shares of Series B preferred stock at a price of $625.00 per share, for aggregate consideration of $609,000, to a limited liability company. That company is managed by Richard D. Propper, MD and Daniel P. Beharry, both officers and directors of the Company at the time, but neither Dr. Propper nor Mr. Beharry has an ownership interest in that Hawaiian limited liability company, and they receive no compensation in connection with their management of it. Each share of Series B preferred stock is convertible into 8,929 shares of common stock. This transaction was exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2).

During the months of July through December 2002, the Company issued various promissory notes totaling $2,805,000 to a limited liability company managed by Richard D. Propper, MD and Daniel P. Beharry, both officers and directors of the Company at the time, for funds that the Company borrowed. $2,011,000 of such notes was repaid in December 2002. The promissory notes were cancelled upon repayment of the loans, and all interest accrued on the notes was forgiven. The total interest accrued and forgiven on these notes was $71,009. A new promissory note was negotiated by the parties and issued on December 31, 2002 by the Company for the balance of $794,000. This promissory note accrues interest at 6% per annum and has a maturity date of December 31, 2003. During the quarter ended January 31, 2003, the total interest accrued on the new promissory note was $5,090.

During the month of November 2002, the Company issued various convertible promissory notes totaling $185,732 to Richard D. Propper, MD, an officer and director of the Company at the time. The terms of the notes include interest accruing at 10% per annum and a maturity date of March 31, 2003. The outstanding principal and interest due and payable on certain of these notes is convertible into common stock at the per share price of $0.05. In addition, certain of these convertible promissory notes call for issuance of common stock warrants to the lender equal to the face amount of the promissory notes divided by $0.05, or warrants to purchase up to 3,440,000 shares of common stock. The exercise price of the warrants is $0.05 per share and the warrants have 5-year terms. On January 10, 2003 a payment of $13,901 in principal and accrued interest was made against this obligation, leaving a principal balance of $172,000. During the quarter ended January 31, 2003, the total interest accrued on such notes was $3,844.

On July 31, 2002, the Company entered into a month-to-month consulting agreement with Richard L. Sherman, a director of the Company. Under the agreement Mr. Sherman is to receive $5,500 per month. Mr. Sherman was paid a total of $11,000 under this agreement through January 31, 2003. This agreement was terminated on February 28, 2003. In exchange for the Company's agreement to pay certain pre-reorganization expenses totaling less than $4,000, Mr. Sherman has agreed to release the Company from its obligations to pay him the balance due him under this agreement prior to its termination in February 2003.

During the months June through July 2002, the Company entered into various promissory notes totaling $117,300 with: Richard D. Propper, MD, an officer and director of the Company; Daniel P. Beharry, an officer and director of the Company; and a limited liability company of which Richard D. Propper, MD and Daniel P. Beharry, officers and directors of the Company at the time, are managers, officers and members. Interest was accrued at 12% per annum. On July 23, 2002 such notes were repaid in full.

During the two years ended October 31, 2001, Mr. Kowal, a director and, at that time, beneficial owner of over 5% of our common stock, purchased 7,833,334 shares of common stock at $0.15 per share. In connection with the purchase, Mr. Kowal received 1,175,000 warrants with an exercise price of $0.40 per share. All of these transactions preceded Mr. Kowal's becoming a director of the Company on June 17, 2002.

On March 27, 2003, the Company entered into a sales agreement with Aquasearch Investment Partners ("AIP"), a general partner of which is Gregory F. Kowal, a Company director. Under the agreement AIP purchased 10,000 bottles of THE ASTAFACTOR(R) Sports Formula for $7.60 per bottle, or an aggregate price of $76,000. AIP then cosigned the product back to the Company to be resold in the commercial market. AIP will receive $8.35 for each bottle the Company resells under this agreement on AIP's behalf. Based on the Security and Exchange Commission's Staff Accounting Bulletin (SAB) No. 101, which provides guidance on the recognition of revenue in financial statements, the Company has deferred recognition of revenue from this transaction until the Company resells the product in the commercial market.

On April 14, 2003, the Company also entered into a revolving credit agreement with AIP, pursuant to which the Company may borrow up to $125,000. That agreement has a term of one year. To date, the total principal amount borrowed under the credit agreement is $53,030. Each borrowing under the credit agreement is evidenced by a promissory note carrying interest at a per annum rate of 10%. In addition, the lender will be issued warrants to purchase that number of shares of the Company's common stock equal to the greatest principal balance outstanding under the credit agreement during its term divided by 0.05. The warrants have an exercise price of $0.05 and a term of five years. The number of warrants issuable under this agreement as of July 31, 2003 was 1,060,600.

On May 23, 2003, the Company's board of directors agreed to compensate one of its members, Gregory F. Kowal, for his successful efforts in assisting the Company in raising capital during fiscal 2003. The compensation is in the form of issuance to Mr. Kowal of common stock of the Company equal to 7% of the total amount raised in each offering divided by the per share price of such offering. This transaction was exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2).

 On July 11, 2003, the Company issued 6,428,571 shares of common stock at a price of $0.035 per share, for aggregate consideration of $225,000, to a Delaware limited liability company. That company is managed by Richard D. Propper, MD and Daniel P. Beharry, both officers and directors of the Company at the time of the issuance, but neither Dr. Propper nor Mr. Beharry has an ownership interest in that company, and they receive no compensation in connection with their management of it. This transaction was exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2).

On July 9, 2003, the Company agreed to accept assignment of a $100,000 promissory note made by Ancile Pharmaceuticals and held by Ancile Opportunity Partners in exchange for the issuance of 3,703,704 shares of its common stock to the partners in Ancile Opportunity Partners. Among the partners of Ancile Opportunity Partners are Richard D. Propper, MD and Daniel P. Beharry, each of whom was an officer and a director of the Company at the time of the assignment. The assigned note reflected an investment by Ancile Opportunity Partners into Ancile Pharmaceuticals as required under the memorandum of understanding by which Mera was to acquire Ancile through a reverse triangular merger. This transaction was exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2).

By letter dated September 26, 2003, the Company exercised its right to repurchase 6,867,563 shares of its restricted common stock issued to Steven J. Gould. The price of repurchase of those shares was the amount that Dr. Gould had paid for them, $68.68. The repurchased shares were cancelled but remain authorized and are available for reissuance. As a result, the total number of shares of the Company's common stock outstanding as of November 17, 2003 was 398,776,363.


            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is traded in the over-the-counter market on the NASD "Electronic Bulletin Board" (Symbol: "MRPI"). The following table shows for the periods indicated the high and low bid quotations for our common stock, as reported by publicly-available internet data information. These quotations are believed to represent inter-dealer quotations without adjustment for retail mark-up, mark-down or commissions, and may not represent actual transactions.


PERIOD                                 HIGH BID            LOW BID

FISCAL 2001
    First Quarter                      $0.43               $0.19
    Second Quarter                     $0.37               $0.21
    Third Quarter                      $0.29               $0.24
    Fourth Quarter                     $0.26               $0.12

FISCAL 2002
    First Quarter                      $0.16               $0.05
    Second Quarter                     $0.07               $0.05
    Third Quarter                      $0.16               $0.04
    Fourth Quarter                     $0.15               $0.06

FISCAL 2003
    First Quarter                     $0.08                $0.03
    Second Quarter                    $0.05                $0.03
    Third Quarter                     $0.10                $0.05
     Fourth Quarter                   $0.105               $0.04

HOLDERS

As of November 17, 2003, we had approximately 700 record holders of our 398,776,363 outstanding shares of common stock.

DIVIDEND POLICY

We have never paid cash dividends on our capital stock. We currently intend to retain all available funds to operate and expand our business, and, therefore, we do not anticipate paying any cash dividends in the foreseeable future.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The Company's 1996 Stock Option Plan was terminated during the Company's reorganization proceedings. The Company plans to adopt another Stock Option Plan during fiscal 2003.

OUTSTANDING WARRANTS

         The following is a summary of the Company's outstanding common stock purchase warrants for the quarter ended July 31, 2003:

   -------------------- -------------------------- ----------------- --------------- ----------------------------
     Exercise Price      Outstanding at October         Issued         Exercised       Outstanding at July 31,
                                31, 2002                                                        2003
   -------------------- -------------------------- ----------------- --------------- ----------------------------
                 $0.05              0                 4,900,600            0                  4,900,600
                        -------------------------- ----------------- --------------- ----------------------------
                                    0                 4,900,600            0                  4,900,600
                        -------------------------- ----------------- --------------- ----------------------------

         The Company has reserved a sufficient number of shares of our common stock for issuance upon exercise of the outstanding warrants.


                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION

The following table sets forth the information, on an accrual basis, with respect to the compensation of our executive officers for the three fiscal years ended October 31, 2002.


                                YEAR ENDED                     RESTRICTED STOCK
 NAME AND PRINCIPLE POSITION    OCTOBER 31,     SALARY ($)       AWARD(S) ($)
----------------------------    -----------   ------------     ----------------
Daniel P. Beharry, Chief           2002       $     37,500 (1)
Executive Officer                  2001       $          0
                                   2000       $          0

Richard  D. Propper, M.D.,         2002       $     37,500 (2)     $ 0
Former Chief Executive             2001       $          0         $ 0
Officer                            2000       $          0         $ 0

Mark E. Huntley, Ph.D.,            2002       $    119,000         $ 0
Former President and Former        2001       $    119,000         $ 0
Chief Executive Officer
                                   2000       $    115,000         $ 0


(1) Mr. Beharry received his compensation during the year ended October 31, 2002 as Chief Operating Officer of the Company, a position that he assumed beginning August 1, 2003. His annual salary rate at that time was $150,000. Effective February 1, 2003, Mr. Beharry's annual salary was reduced to $105,000, subject to restoration, and effective July 16, 2003 he assumed the position of Chief Executive Officer at that same salary level.

(2) Dr. Propper's annual salary was $150,000. Dr. Propper became Chief Executive Officer of the Company on June 17, 2002, and served in that capacity until July 15, 2003. His salary level was reduced to $105,000 per year effective February 1, 2003,


OPTION GRANTS IN FISCAL 2002

No stock options were granted to our named executive officers during the fiscal year ended October 31, 2002. The Company's 1996 Stock Option Plan was terminated during the Company's reorganization proceedings. The Company plans to adopt a new stock option plan during calendar year 2003.

STOCK OPTIONS EXERCISED DURING FISCAL 2002

No stock options were exercised by the named executive officers of the Company during fiscal 2002.

FISCAL YEAR-END OPTION VALUES

Because the Company's 1996 Stock Option Plan and all outstanding stock options were terminated during the Company's reorganization proceedings in fiscal 2002, there were no outstanding stock options held as of November 17, 2002.

LTIP AWARDS DURING FISCAL YEAR

We did not make any long-term incentive plan awards to any executive officers or directors during the fiscal year ended October 31, 2002.

DIRECTOR COMPENSATION

Our directors do not receive compensation for services they provide as directors. From time to time, certain directors who are not our employees have served as consultants to us for which they have been paid customary fees based on the value of the services rendered and/or received grants of options to purchase shares of our common stock. We do not provide additional compensation for committee participation or special assignments of the Board of Directors.

EMPLOYMENT CONTRACTS

We currently do not have employment contracts with our named executive officers.


                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act with respect to the shares to be sold in this offering. This prospectus does not contain all the information contained in the registration statement. For further information with respect to our Company and the shares to be sold in this offering, reference is made to the registration statement and the exhibits and schedules filed with the registration statement. We have described all material information for each contract, agreement or other document filed with the registration statement in this prospectus. However, statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. As a result, you should refer to the copy of the contract, agreement or other document filed as an exhibit to the registration statement for a complete description of the matter involved.

We file annual, quarterly and special reports, proxy statements and other information with the SEC. While we do not send out annual reports to our stockholders, such reports are readily accessible. You may read and copy all or any portion of the registration statement or any reports, statements or other information that we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Rooms. Our SEC filings, including this registration statement, are also available to you without charge from the SEC Web site, which is located at HTTP://WWW.SEC.GOV. Additional information on the Company can be found at www.merapharma.com.

                                     EXPERTS

Buttke, Bersch & Wanzek, P.C., independent auditors, audited, as set forth in their report thereon (which report contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 2 to the financial statements) appearing elsewhere herein, our balance sheet as of October 31, 2002, and the related statements of operations, stockholder's equity and cash flows for the year ended October 31, 2002, that appear in this prospectus. The financial statements referred to above are included in reliance upon the report by the auditors given upon their authority as experts in accounting and auditing.

Effective September 9, 2003, the Company retained Jewett, Schwartz & Associates to act as its independent auditors for the fiscal year ending October 31, 2003. Our change in auditors was announced in an 8-K filing made that date, appended hereto as an exhibit. A subsequent amendment to that filing was made on October 21, 2003. A further amendment, appending a letter from the Company's prior auditors, Buttke, Bersch & Wanzek, was filed on November 12, 2003. Jewett, Schwartz conducted the review of our financial statements for the three months ended July 31, 2003.

                           MERA PHARMACEUTICALS, INC.

                          INDEX TO FINANCIAL STATEMENTS


Unaudited Interim Financial Statements:
Balance Sheets as of April 30, 2003 and October 31, 2002 ................  Q-1
Statements of Operations for the Three Months Ended April 30, 2003
and for the Three Months Ended April 30, 2002 ...........................  Q-2
Statements of Operations for the Six Months Ended April 30, 2003
and for the Six Months Ended April 30, 2002 .............................  Q-3
Statements of Cash Flows for the Six Months Ended April 30, 2003
and for the Six Months Ended April 30, 2002 .............................  Q-4
Notes to Financial Statements ...........................................  Q-6

Audited Annual Financial Statements:
Report of Independent Auditors ..........................................  F-1
Balance Sheet as of October 31, 2002 ....................................  F-2
Statements of Operations for the Years Ended October 31, 2002 and 2001 .. F-3 Statements of Stockholders' Equity (Deficit) for
the Years Ended October 31, 2002 and 2001 ...............................  F-4
Statements of Cash Flows for the Years Ended October 31, 2002 and 2001 ..  F-6
Notes to Financial Statements ...........................................  F-7

                           MERA PHARMACEUTICALS, INC.

                     UNAUDITED INTERIM FINANCIAL STATEMENTS

                                  July 31, 2003
























                                       Q1


                           MERA PHARMACEUTICALS, INC.
                            CONDENSED BALANCE SHEETS
                    AS OF JULY 31, 2003 AND OCTOBER 31, 2002




                                ASSETS
                                                                    July 31, 2003           October 31, 2002
                                                                     (Unaudited)               (Audited)
                                                               ---------------------    ---------------------
Current assets:
    Cash and cash equivalents                                               $ 4,070                 $ 40,349
    Accounts receivable and accrued sales, net                              752,499                  611,759
    Tax receivable                                                           50,572                   36,914
    Inventories                                                           1,139,497                1,001,303
    Investment receivable                                                         -                  500,000
    Notes receivable                                                        100,000                        -
    Prepaid expenses and other                                               65,008                   57,893
                                                               ---------------------    ---------------------

Total current assets                                                      2,111,646                2,248,218
                                                               ---------------------    ---------------------

Plant and equipment, net                                                  3,022,306                3,205,768
Goodwill                                                                     66,550                   66,550
                                                               ---------------------    ---------------------

Total Assets                                                            $ 5,200,502              $ 5,520,536
                                                               =====================    =====================

                      LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
    Accounts payable and accrued expenses                                 $ 980,272                  879,153
    Notes payable                                                           909,011                2,700,000
    Deferred notes payable                                                        -                  500,000
    Deferred revenue                                                        905,992                  800,000
                                                               ---------------------    ---------------------

Total Current Liabilities                                                 2,795,275                4,879,153
                                                               ---------------------    ---------------------

Stockholders' equity:
    Preferred stock, $.0001 par value: 5,000,000
         shares authorized, 1,054 and 0 shares issued
          and outstanding at July 31, 2003 and
         October 31, 2002, respectively                                           -                        -
    Common stock, $.0001 par value: 500,000,000
         shares authorized, 405,232,593 and 388,803,300
         shares issued and outstanding at July 31, 2003 and
         October 31, 2002, respectively                                      40,523                   38,880
    Additional paid-in capital                                            4,486,212                1,503,856
    Accumulated deficit                                                  (2,121,508)                (901,353)
                                                               ---------------------    ---------------------

Total stockholders' equity                                                2,405,227                  641,383
                                                               ---------------------    ---------------------

Total Liabilities and Stockholders' Equity                              $ 5,200,502              $ 5,520,536
                                                               =====================    =====================





    See the accompanying notes to the financial statements












                                       Q2



                           Mera Pharmaceuticals, Inc.
                       Condensed Statements of Operations
                For the Three Months Ended July 31, 2003 and 2002
                                   (Unaudited)

                                                            Successor                 Predecessor
                                                         ------------------         ------------------
                                                          Three Months               Three Months
                                                              Ended                      Ended
                                                          July 31, 2003              July 31, 2002
                                                        ------------------         ------------------
Revenues
    Products, net                                               $ 217,033                  $ 162,093
    Contract Services                                              94,519                     41,577
    Royalties                                                      30,470                     16,105
                                                        ------------------         ------------------

    Total Revenues                                                342,022                    219,775
                                                        ------------------         ------------------

Costs and Expenses
    Cost of products sold                                         142,637                    152,172
    Cost of subcontract services                                  134,970                     67,170
    Research and development costs                                 31,804                    173,508
    General and administrative                                    173,416                    326,531
    Depreciation                                                   37,694                          -
                                                        ------------------         ------------------


Total costs and expenses                                          520,521                    719,381
                                                        ------------------         ------------------

Loss from operations                                             (178,499)                  (499,606)

Other income (expense):
    Interest and other income                                           -                          -
    Interest expense                                              (18,714)                   (27,989)
                                                        ------------------         ------------------

Total other income (expense)                                      (18,714)                   (27,989)
                                                        ------------------         ------------------

Net loss before reorganization items                             (197,213)                  (527,595)
                                                        ------------------         ------------------

Professional fees related to reorganization                             -                    (96,804)

Net loss before extraordinary items                              (197,213)                  (624,399)

Gain on discharge of debt                                          38,225                          -
                                                        ------------------         ------------------

Net loss before income tax provision                             (158,988)                  (624,399)

Tax expense                                                          (870)                    (7,664)
Refundable tax credit                                               4,101                    208,955
                                                        ------------------         ------------------

Net loss                                                       $ (155,757)                $ (423,108)
                                                        ==================         ==================

Loss per share                                                     (0.000)                    (0.003)
Weighted average shares outstanding                           398,477,743                122,129,419


             See the accompanying notes to the financial statements




                                       Q3


                           Mera Pharmaceuticals, Inc.
                       Condensed Statements of Operations
                For the Nine Months Ended July 31, 2003 and 2002
                                   (Unaudited)

                                                            Successor                 Predecessor
                                                        ------------------         ------------------
                                                           Nine Months                Nine Months
                                                              Ended                      Ended
                                                          July 31, 2003              July 31, 2002
                                                        ------------------         ------------------
Revenues
    Products, net                                               $ 369,010                  $ 433,700
    Contract Services                                             183,327                    224,464
    Royalties                                                     103,752                     45,179
                                                        ------------------         ------------------

    Total Revenues                                                656,089                    703,343
                                                        ------------------         ------------------

Costs and Expenses
    Cost of products sold                                         178,980                    226,151
    Cost of subcontract services                                  281,831                    385,117
    Research and development costs                                318,401                    506,811
    General and administrative                                  1,031,091                    926,413
    Depreciation                                                   98,041                          -
                                                        ------------------         ------------------

Total costs and expenses                                        1,908,344                  2,044,492
                                                        ------------------         ------------------

Loss from operations                                           (1,252,255)                (1,341,149)

Other income (expense):
    Interest and other income                                       1,319                          -
    Interest expense                                              (91,235)                   (63,476)
                                                        ------------------         ------------------

Total other income (expense)                                      (89,916)                   (63,476)
                                                        ------------------         ------------------

Net loss before reorganization items                           (1,342,171)                (1,404,625)
                                                        ------------------         ------------------

Professional fees related to reorganization                             -                   (190,369)

Net loss before extraordinary items                            (1,342,171)                (1,594,994)

Gain on discharge of debt                                         109,234                          -
                                                        ------------------         ------------------

Net loss before income tax provision                           (1,232,937)                (1,594,994)

Tax expense                                                          (876)                    (7,664)
Refundable tax credit                                              13,657                    208,955
                                                        ------------------         ------------------

Net loss                                                     $ (1,220,156)              $ (1,393,703)
                                                        ==================         ==================

Loss per share                                                     (0.003)                    (0.011)
Weighted average shares outstanding                           395,526,458                122,131,641




See the accompanying notes to the financial statements







                                       Q4



                           Mera Pharmaceuticals, Inc.
                       Condensed Statements of Cash Flows
                For the Nine Months Ended July 31, 2003 and 2002
                                   (Unaudited)

                                                                   Successor                  Predecessor
                                                             ----------------------        ---------------------
                                                              Nine Months Ended             Nine Months Ended
                                                                 July 31, 2003                July 31, 2002
                                                             ----------------------        ---------------------
Cash Flows from Operating Activities:
Net loss                                                              $ (1,220,156)                  $ (970,595)
Adjustments to reconcile net loss to net cash
used in operating activities:
      Depreciation                                                         187,381                      124,017
      Gain on discharge of debt                                           (109,234)                           -
Changes in assets and liabilities:
      Accounts receivable                                                 (140,740)                      49,664
      Tax receivable                                                       (13,658)                           -
      Inventories                                                         (138,194)                     (25,204)
      Other current assets                                                  (7,509)                     (33,853)
      Accounts payable and accured expenses                                210,353                      304,741
      Deferred revenue                                                     105,992
                                                             ----------------------        ---------------------
Net cash used by operating activities                                   (1,125,765)                    (551,230)
                                                             ----------------------        ---------------------

Cash Flows from Investing Activities:
      Purchases of fixed assets                                             (3,919)                           -
                                                             ----------------------        ---------------------
Net cash used by investing activities                                       (3,919)                           -
                                                             ----------------------        ---------------------

Cash Flows from Financing Activities
      Proceeds from short-term advance                                           -                      500,000
      Proceeds from issuance of preferred stock                            659,000                            -
      Proceeds from issuance of common stock                             2,225,000                            -
      Proceeds from notes payable                                          402,232                            -
      Payment of notes payable                                          (2,193,221)                           -
                                                             ----------------------        ---------------------
Net cash provided by financing activities                                1,093,011                      500,000
                                                             ----------------------        ---------------------

Net increase (decrease) in cash and cash equivalents                       (36,673)                     (51,230)
Cash and cash equivalents, beginning of the period                          40,743                       47,398
                                                             ----------------------        ---------------------
Cash and cash equivalents, end of the period                               $ 4,070                     $ (3,832)
                                                             ======================        =====================

Supplemental non-cash information
      Assumption of promissory note in exchange for                         $ 100,000
        common stock



   See the accompanying notes to the financial statements



                                       Q5

1. GENERAL

         BASIS OF PRESENTATION: - The interim financial statements presented herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations. The interim financial statements should be read in conjunction with the Company's annual financial statements, notes and accounting policies included in the Company's annual report on Form 10-KSB for the year ended October 31, 2002 as filed with the SEC. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) which are necessary to provide a fair presentation of financial position as of July 31, 2003 and the related operating results and cash flows for the interim period presented have been made. The results of operations for the period presented are not necessarily indicative of the results to be expected for the year.


         FRESH START ACCOUNTING -- Upon emergence from bankruptcy, the Company adopted "fresh start" accounting. As a result, all assets and liabilities were restated to reflect their respective fair values. The condensed financial statements after emergence are those of a new reporting entity (the "Successor") and are not comparable to the financial statements of the pre-confirmation company (the "Predecessor").

2. GOING CONCERN

         These financial statements have been prepared assuming that the Company will continue as a going concern. The Company has operating and liquidity concerns, has incurred an accumulated deficit of $2,121,508 through the quarter ended July 31, 2003 and current liabilities exceeded current assets by $683,629. The Company anticipates that future revenue will be sufficient to cover certain operating expenditures and, in the interim, will continue to pursue additional capital investment. However, there can be no assurance that the Company will be able to acquire the necessary capital to achieve a level of sales that will permit it to operate on the basis of revenues alone. These factors, among others, create an uncertainty about the Company's ability to continue as a going concern.

3. INVENTORIES

         Inventories are stated at the lower of cost or market. The Company intends to determine cost on a first-in, first-out basis. At July 31, 2003 inventories consisted of $845,787 of work in process and $293,710 of finished goods and are stated at their net realizable value.

4. REVENUE RECOGNITION

     Product revenue is recognized upon shipment to customers. Contract services revenue is recognized as services are performed on a cost reimbursement basis. Royalty revenues are recognized when received. The Company has adopted Security and Exchange Commission's Staff Accounting Bulletin (SAB) No. 101, which provides guidance on the recognition, presentation and disclosure of revenue in financial statements.



                                       Q6

5. LOSS PER SHARE

         The Company computed basic and diluted loss per share amounts for July 31, 2003 and 2002 pursuant to the Statement of Financial Accounting Standard
(SFAS) No. 128, "Earnings Per Share." The assumed effects of the exercise of outstanding warrants and conversion of notes would be anti-dilutive, accordingly dilutive per share amounts have not been presented in the accompanying statements of operations.

6. NOTES PAYABLE

         In December 2002, the Company issued a promissory notes totaling $794,000 to a limited liability company managed by Richard D. Propper, MD and Daniel P. Beharry, both officers and directors of the Company, for funds that the Company borrowed. On July 2, 2003, $150,000 of the note was repaid. The repaid funds were reinvested into the Company as part of a total investment of $225,000 (see Note 8). Upon receiving the repayment, the balance of the note was cancelled, and all related interest was forgiven. The total amount of interest forgiven was $38,225. A new promissory note was negotiated by the parties and issued on July 2, 2003 by the Company for the balance of $644,000. Interest accrued on the new promissory note was $3,220.

         During the month of April 2003, the Company entered into a line of credit agreement with Aquasearch Investment Partners, a general partner of which is Gregory F. Kowal, a director of the Company. Under the credit agreement, the Company may borrow up to $125,000 from Aquasearch Investment Partners at an annual interest rate of 10%. The agreement has a term of one year. During the quarter ended July 31, 2003 the Company borrowed $4,000 and owed a total of $53,000 under the agreement. The credit agreement also provides for the issuance of warrants to purchase shares of the Company's common stock at a price of $0.05 per share. The total number of shares subject to purchase on those conditions is dependent upon the maximum balance outstanding under the line of credit during its term. As of July 31, 2003, the number of warrants issuable under this agreement was 1,060,000, although no warrants had been issued.

         During the month of June 2003, the Company issued a promissory note in the face amount of $50,000 in exchange for a loan made in that amount to the Company. The outstanding principal amount of the loan accrues interest at the rate of 10% per annum. The note matures on March 31, 2004. In addition to repayment of principal and interest, the note calls for issuance to the lender of warrants to purchase 400,000 shares of the Company's common stock at a price of $0.05 per share. The term of the warrants is five years. A portion of the principal and the interest accrued on the note through July 16, 2003 were prepaid that date, leaving an outstanding principal balance on this note of approximately $40,000.


                                       Q7

7. COMMON STOCK AND STOCK PURCHASE WARRANTS

     On July 9, 2003, the Company agreed to accept assignment of a $100,000 promissory note made by Ancile Pharmaceuticals and held by Ancile Opportunity Partners in exchange for the issuance of 3,703,704 shares of its common stock to the partners in Ancile Opportunity Partners. Among the partners of Ancile Opportunity Partners are Richard D. Propper, MD and Daniel P. Beharry, each of whom was an officer and a director of the Company at the time of the assignment. The assigned note reflected an investment by Ancile Opportunity Partners into Ancile Pharmaceuticals as required under the memorandum of understanding by which Mera was to acquire Ancile through a reverse triangular merger. This transaction was exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2).

     On July 11, 2003, the Company issued 6,428,571 shares of common stock at a price of $0.035 per share, for aggregate consideration of $225,000, to a Delaware limited liability company. $150,000 of that consideration was the result of the conversion of debt to equity (see Note 6). The company to whom the stock was issued is managed by Richard D. Propper, MD and Daniel P. Beharry, both officers and directors of the Company at the time of the issuance, but neither Dr. Propper nor Mr. Beharry has an ownership interest in that company, and they receive no compensation in connection with their management of it. This transaction was exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2).

         The following is a summary of the Company's outstanding common stock purchase warrants as of July 31, 2003:

   -------------------- -------------------------- ----------------- --------------- ----------------------------
     Exercise Price      Outstanding at October         Issued         Exercised       Outstanding at July 31,
                                31, 2002                                                        2003
   -------------------- -------------------------- ----------------- --------------- ----------------------------
                 $0.05                          -         4,900,600               -                    4,900,600

                        -------------------------- ----------------- --------------- ----------------------------
                                                -         4,900,600               -                    4,900,600
                        -------------------------- ----------------- --------------- ----------------------------

         The Company has reserved a sufficient number of shares of its authorized common stock for issuance upon exercise of the outstanding warrants.

8. STOCK OPTION PLANS

         In March 1996, the Board of Directors adopted the 1996 Stock Option Plan. The 1996 Stock Option Plan provided for the grant of incentive stock options to employees, and for nonstatutory stock options and stock purchase rights to employees and consultants. The 1996 Stock Option Plan was terminated on June 17, 2002 upon confirmation of the Company's Plan of Reorganization by the Bankruptcy Court, and the Company has not yet adopted a plan to replace it.


                                       Q8

9. INCOME TAXES

         The Company accounts for income taxes under Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." SFAS No. 109 requires the use of the liability method in determining income tax expense. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized. Since its formation the Company has incurred net operating losses. For financial statement purposes, the deferred tax asset for loss carryforwards has been fully offset by a valuation allowance since it is uncertain whether any future benefit will be realized.

         The Company is a Qualified High Tech Business ("QHTB") in the State of Hawaii. QHTBs qualify for certain refundable state tax credits. As of July 31, 2003, an estimated $50,000 was receivable by the Company for such credits related to eligible research and development activities. Subsequent to that date, the Company received a payment of approximately $44,000 against the total amount receivable.

10. RELATED PARTY TRANSACTIONS

         On August 1, 2002, the Company entered into a month-to-month consulting agreement with Richard L. Sherman, a director of the Company. Under the agreement Mr. Sherman was to receive $5,500 per month. This agreement was terminated on February 28, 2003. In exchange for the Company's agreement to pay certain pre-reorganization expenses totaling less than $4,000, Mr. Sherman has agreed to release the Company from its obligation to pay him the balance due him under this agreement prior to its termination in February 2003.

     On March 27, 2003, the Company entered into a sales agreement with Aquasearch Investment Partners ("AIP"), a general partner of which is Gregory F. Kowal, a Company director. Under the agreement AIP purchased 10,000 bottles of THE ASTAFACTOR(R) Sports Formula for $7.60 per bottle, or an aggregate price of $76,000. AIP then cosigned the product back to the Company to be resold in the commercial market. AIP will receive $8.35 for each bottle the Company resells under this agreement on AIP's behalf. Based on the Security and Exchange Commission's Staff Accounting Bulletin (SAB) No. 101, which provides guidance on the recognition of revenue in financial statements, the Company has deferred recognition of revenue from this transaction until the Company resells the product in the commercial market. During the three months ended July 31, 2003, the Company recognized approximately $18,000 in revenue under this arrangement.

11.      COMMITMENTS

         In January 2001 the Company entered into research and license agreements with a major university to access, manufacture, use and sell products from a microalgal collection. Under terms of the research agreement, the university was to receive reimbursement for its costs incurred in performing the research. The budget over the initial two-year term for maintenance and research work on the collection was approximately $550,000, although less than $400,000



                                       Q9
was reportedly expended. The license agreement provided for royalties to be paid to the university on income from commercialization of products developed from the collection. No commercialization of products occurred under that license. Both agreements expired effective December 31, 2002, and the Company is not incurring any ongoing expense associated with these agreements. The amount due to the university under the expired research agreement remains in dispute, though the financial statements reflect the full amount for which the university has billed the Company. During the nine months ended July 31, 2003, no amounts were paid under the research agreement or the license agreement.

         In November 2002 the Company entered into a technical services agreement with the entity (the "Chinese Entity") that is developing a large-scale cultivation and production facility in China (the "Chinese Facility") in order to utilize the Company's intellectual property under license from the Company for the production of our product(s). Under the technical services agreement, the Company will provide technical services to the Chinese Entity to assist in the design, construction and initial operation of the Chinese Facility. The initial budget for the contract is $1,000,000 plus related expenses, with some payments being conditioned upon the Company's meeting certain objectives. The term of this contract is fifteen years. The construction of the Chinese Facility will commence when demand for the Company's products warrants that additional capacity. In view of the uncertain date for the start of payments under this contract, no amount has been accrued for payments to be received.

12.      CONTINGENCIES

         Dr. Mark Huntley, former Chief Technical Officer of the Company, has asserted a claim that the Company involuntarily terminated his employment. The Company's position is that Dr. Huntley resigned. The parties are engaged in discussions to resolve this matter. Management does not believe that the resolution of this matter will have a material adverse effect on the Company's financial condition.

13. SUBSEQUENT EVENTS

     On May 23, 2003, the Company's board of directors agreed to compensate one of its members, Gregory F. Kowal, for his successful efforts in assisting the Company in raising capital during fiscal 2003. The compensation is in the form of issuance to Mr. Kowal of that number of shares of common stock of the Company equal to 7% of the total amount raised in each offering divided by the per share price of such offering. As of July 31, 2003 the total number of shares of stock issuable to Mr. Kowal under this agreement was 411,333. On August 28, 2003 these shares were issued. The Company will recognize an expense of $28,793 on this transaction based on the fair value of $0.07 per share (the price at which the stock was trading on the date of issue). This transaction is exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2).




                                       Q10

                           MERA PHARMACEUTICALS, INC.

                          AUDITED FINANCIAL STATEMENTS

                                OCTOBER 31, 2002


































                                       F1

The Board of Directors
Mera Pharmaceuticals, Inc.


We have audited the accompanying balance sheets of Mera Pharameuticals, Inc. as of October 31, 2002 (Successor Company) and Aquasearch, Inc, as of October 31, 2001 (Predecessor Company) and the related statements of operations, stockholder's equity/(deficit) and cash flows for the ten and one-half months ended September 16, 2002 and the year ended October 31, 2001 (Predecessor Company) and the month and one-half ended October 31, 2002 (Successor Company). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 3, effective September 16, 2002, the Company was reorganized under a plan confirmed by the United States Bankruptcy Court, District of Hawaii and adopted a new basis of accounting whereby all remaining assets and liabilities were adjusted to their estimated fair values. Accordingly, the financial statements for periods subsequent to the reorganization are not comparable to the financial statements presented for prior periods.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mera Pharmaceuticals, Inc. as of October 31, 2002 (Successor Company) and Aquasearch, Inc, as of October 31, 2001 (Predecessor Company) and the results of their operations and their cash flows for the ten and one-half months ended September 16, 2002 and the year ended October 31, 2001 (Predecessor Company) and the month and one-half ended October 31, 2002 (Successor Company) in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company's losses from operations and working capital deficit at October 31, 2002 raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should be Company be unable to continue as a going concern.


/s/ Buttke, Bersch & Wanzek, P.C.
Lake Havasu City, AZ
January 24, 2003
[OBJECT OMITTED]





                                       F2



                           Mera Pharmaceuticals, Inc.
                            Condensed Balance Sheets

                                                          Successor                Predecessor
                                                     ---------------------      ------------------
                                                       October 31, 2002         October 31, 2001
                                                     ---------------------      ------------------

                                     ASSETS
Current assets:
    Cash and cash equivalents                                    $ 40,349                $ 47,398
    Accounts receivable and accrued sales, net                    611,759                 101,625
    Tax receivable                                                 36,914                       -
    Inventories                                                 1,001,303                 535,461
    Investment receivable                                         500,000                       -
    Prepaid expenses and other                                     57,893                   4,326
                                                     ---------------------      ------------------
Total current assets                                            2,248,218                 688,810
                                                     ---------------------      ------------------

Plant and equipment, net                                        3,205,768               3,449,794
Goodwill, net                                                      66,550                       -
                                                     ---------------------      ------------------

Total Assets                                                  $ 5,520,536             $ 4,138,604
                                                     =====================      ==================

                      LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
    Accounts payable and accrued expenses                       $ 879,153             $ 1,940,189
    Due to officer                                                      -                 297,000
    Notes payable                                               2,700,000               1,405,000
    Notes payable to officer                                            -                 954,362
    Deferred notes payable                                        500,000                       -
    Deferred revenue                                              800,000                       -
                                                     ---------------------      ------------------

Total Current Liabilities                                       4,879,153               4,596,551
                                                     ---------------------      ------------------

Stockholders' deficit:
    Preferred stock (5,000,000 shares authorized)                       -                       -
    Common stock, $.0001 par value: 200,000,000
         shares authorized, and 122,134,419 shares issued
         and outstanding at October 31, 2001 (predecessor)              -                  13,335
    Common stock, $.0001 par value: 500,000,000
         shares authorized, and 388,803,300 shares issued
         and outstanding at October 31, 2002 (successor)           38,880                       -
    Additional paid-in capital                                  1,503,856              19,976,153
    Accumulated deficit                                          (901,353)            (20,447,435)
                                                     ---------------------      ------------------

Total stockholders' equity (deficit)                              641,383                (457,947)
                                                     ---------------------      ------------------

Total Liabilities and Stockholders' Equity (Deficit)          $ 5,520,536             $ 4,138,604
                                                     =====================      ==================



             See the accompanying notes to the financial statements








                                       F3


                           Mera Pharmaceuticals, Inc.
                       Condensed Statements of Operations

                                                 Successor                         Predecessor
                                           ---------------------      ---------------------------------------
                                            September 17, 2002          November 1, 2001     Twelve Months
                                                 Through                    Through              Ended
                                             October 31, 2002          September 16, 2002  October 31, 2001
                                           ---------------------      ---------------------------------------

Revenue
   Products                                            $ 17,777                  $ 323,212         $ 547,868
   Contract Services                                     15,443                    245,123           256,607
   Royalties                                             15,350                     45,167           228,169
                                           ---------------------      ---------------------------------------

Total Revenue                                            48,570                    613,502         1,032,644
                                           ---------------------      ---------------------------------------

Costs and Expenses
   Cost of products sold                                 10,627                    145,505           265,316
   Cost of subcontract services                          36,054                    413,051           239,155
   Research and development costs                       158,299                    754,408         1,759,619
   General and administrative                           302,147                    933,725         2,559,565
   Depreciation                                          68,867                    145,290                 -
                                           ---------------------      ---------------------------------------

Total costs and expenses                                575,994                  2,391,979         4,823,655
                                           ---------------------      ---------------------------------------

Operating loss                                         (527,424)                (1,778,477)       (3,791,011)

Other income (expense):
   Interest income                                          106                        979                 -
   Interest expense                                     (17,891)                   (85,893)         (300,560)
                                           ---------------------      ---------------------------------------

Total other income (expense)                            (17,785)                   (84,914)         (300,560)

Net loss before reorganization items                   (545,209)                (1,863,391)       (4,091,571)
                                           ---------------------      ---------------------------------------

Professional fees related to reorganization                   -                   (192,477)                -
                                           ---------------------      ---------------------------------------

Net loss before income tax provision                   (545,209)                (2,055,868)       (4,091,571)

Income tax expense                                       (1,400)                    (7,190)                -
Refundable tax credit                                     4,719                    214,910                 -
                                           ---------------------      ---------------------------------------

Net loss                                             $ (541,890)              $ (1,848,148)     $ (4,091,571)
                                           =====================      =======================================

Loss per share - basic and diluted                        (0.00)                     (0.02)            (0.04)
Weighted average shares outstanding                 308,803,300                122,131,237       113,475,945





    See the accompanying notes to the financial statements







                                       F4





                    MERA PHARMACEUTICALS, INC
     CONDENSED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                               Common                   Additional                                   Stockholders'
                                                Stock                     Paid In          Notes       Accumulated      Equity
                                               Shares       Amount        Capital       Receivable       Deficit       (Deficit)
                                               -----------------------------------------------------------------------------------
PREDECESSOR

Balance at October 31, 2000                     105,589,076   $ 11,679  $ 16,970,990      $ (29,179)   $ (16,355,821)  $ 597,669

Issuance of stock on conversion                   5,470,343        547     1,128,432              -                -   1,128,979
   of convertible notes payable
   ($0.14 to $0.44 per share)

Sales, grants, and issuance of                   11,075,000      1,109     1,733,736              -                -   1,734,845
   stock upon exercise of stock options
   ($0.10 to $0.36 per share)

Payment on notes receivable                               -          -             -         29,179                -      29,179
  issued upon exercise of common stock options

Discount on convertible notes payable                     -          -       142,995              -                -     142,995

Loss for the year ended October 31, 2001                  -          -             -              -       (4,091,571) (4,091,571)
                                               ----------------------------------------------------------------------------------


Balance at October 31, 2001                     122,134,419     13,335    19,976,153              -      (20,447,435)   (457,947)
                                               ----------------------------------------------------------------------------------

Loss from November 1, 2001 through
   September 16, 2002                                   -           -     (1,848,148)    (1,848,148)

Elimination of prior equity                    (122,134,419)   (13,335)  (19,976,153)             -       22,295,583   2,306,095

                                               ----------------------------------------------------------------------------------

Balance September 16, 2002                                -          -             -              -                -              -
                                               -------------------------------------------------------------------------------------







                                       F5


                    MERA PHARMACEUTICALS, INC
  CONDENSED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) CON'T

                                                          Common                Additional                           Stockholders'
                                                          Stock                  Paid In       Notes      Accumulated   Equity
                                                          Shares       Amount    Capital     Receivable    Deficit     (Deficit)
                                                      ----------------------------------------------------------------------------
SUCCESSOR
---------

Distribution of new common shares - September 16, 2002  388,803,300    38,880    1,503,856          -            -      1,542,736

Loss retained in merger with Aqua RM Co., Inc.                    -         -            -          -     (359,463)      (359,463)

Loss from September 17, 2002 through October 31, 2002             -         -            -          -     (541,890)      (541,890)

                                                      ----------------------------------------------------------------------------

Balance at October 31, 2002                             388,803,300  $ 38,880  $ 1,503,856    $     -   $ (901,353)     $ 641,383
                                                      ============================================================================

























     See the accompanying notes to the financial statements






                                       F6



               Mera Pharmaceuticals, Inc.
           Condensed Statements of Cash Flows

                                                                 Successor                         Predecessor
                                                         -----------------------    ----------------------------------------
                                                           September 17, 2002         November 1, 2001      Twelve Months
                                                                 Through                   Through              Ended
                                                            October 31, 2002         September 16, 2002   Ocotber 31, 2001
                                                         -----------------------    ----------------------------------------
Cash Flows from Operating Activities:
Net loss                                                             $ (541,890)             $ (1,848,148)     $ (4,091,571)
Adjustments to reconcile net loss to net cash
used in operating activities:
    Accumulated depreciation                                             20,797                   231,636           266,631
    Allowance on note receivable from officer                                 -                         -            50,000
    Expenses paid with common stock                                           -                         -           430,466
    Discount on convertible notes payable                                     -                         -           153,582
Changes in assets and liabilities, net of effects
of debt discharge and fresh start adjustments:
    Accounts receivable                                                  11,139                    78,727           (89,269)
    Tax receivable                                                      177,996                  (214,910)                -
    Inventories                                                         (87,709)                 (378,133)         (535,461)
    Other current assets                                                (23,894)                  (29,672)           10,610
    Accounts payable and accured expenses                               (33,590)                 (217,801)          768,224
    Deferred revenue                                                    100,000                    56,810                 -
                                                         -----------------------    ----------------------------------------
Net cash used by operating activities                                  (377,151)               (2,321,491)       (3,036,788)
                                                         -----------------------    ----------------------------------------

Cash Flows from Investing Activities:
    Purchases of fixed assets                                              (774)                   (7,633)         (269,156)
                                                         -----------------------    ----------------------------------------
Net cash used by investing activities                                      (774)                   (7,633)         (269,156)
                                                         -----------------------    ----------------------------------------

Cash Flows from Financing Activities
    Proceeds from issuance of common stock                                    -                         -         1,647,087
    Proceeds from short term advances                                         -                         -          (500,000)
    Proceeds from notes payable                                         350,000                 2,350,000         1,807,087
    Offering costs                                                            -                         -          (110,324)
                                                         -----------------------    ----------------------------------------
Net cash provided by financing activities                               350,000                 2,350,000         2,843,850
                                                         -----------------------    ----------------------------------------

Net increase (decrease) in cash and cash equivalents                    (27,925)                   20,876          (462,094)
Cash and cash equivalents, beginning of the period                       68,274                    47,398           509,492
                                                         -----------------------    ----------------------------------------
Cash and cash equivalents, end of the period                           $ 40,349                  $ 68,274          $ 47,398
                                                         =======================    ========================================

Supplemental non-cash information
    Conversion of notes payable to common stock                             $ -                       $ -       $ 1,112,087
    Increase (reduction) in notes payable to officer and                      -                         -           196,943
      related interest for exercise of stock options




 See the accompanying notes to the financial statements





                                       F7

                           MERA PHARMACEUTICALS, INC.
                        NOTES TO THE FINANCIAL STATEMENTS
                  FOR THE YEARS ENDED OCTOBER 31, 2002 AND 2001

1. SUMMARY OF ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

         ORGANIZATION -- Mera Pharmaceuticals, Inc. (the "Company"), is the successor company to Aquasearch, Inc. Aquasearch was founded in February 1988. The Company develops and commercializes natural products from microalgae using its proprietary, large-scale photobioreactor technology. The Company's operations are located in Kailua-Kona, Hawaii and its corporate offices are located in Solana Beach, California.

         Microalgae are a diverse group of microscopic plants comprising an estimated 30,000 species that display a wide range of physiological and biochemical characteristics. Many of these organisms are known to contain valuable substances that have identified and potential commercial applications in such fields as animal and human nutrition, food colorings, cosmetics, diagnostic products, pharmaceuticals, research grade chemicals, pigments and dyes. Microalgae grow ten times faster than the fastest growing land-based crops and represent a largely unexploited and renewable natural resource with a biodiversity comparable to that of land-based plants.

         Mera Pharmaceuticals' first commercial product, AstaFactor(R), is a nutritional supplement based on astaxanthin, a naturally occurring red pigment derived from a freshwater microalgae.

         The Company has devoted most of its efforts since inception to research and development, and accordingly was considered a development stage company until fiscal 2001.

         FRESH START ACCOUNTING -- Upon emergence from bankruptcy, the Company adopted "fresh start" accounting. As a result, all assets and liabilities were restated to reflect their respective fair values. The condensed financial statements after emergence are those of a new reporting entity (the "Successor") and are not comparable to the financial statements of the pre-confirmation company (the "Predecessor"). A black line has been drawn in the financial statements to distinguish Predecessor and Successor Company results. (See Note 3
- "Bankruptcy Proceedings and Fresh Start Accounting.")

         CASH AND CASH EQUIVALENTS -- The Company considers all highly liquid debt securities purchased with original or remaining maturities of three months or less to be cash equivalents. The carrying value of cash equivalents approximates fair value.

         FAIR VALUE OF FINANCIAL INSTRUMENTS - The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate fair market value because of the short maturity of those instruments. Notes payable approximate fair value.

         CREDIT RISK - It is the Company's practice to place its cash equivalents in high quality money market securities with one major banking institution. Such funds are not insured by the Federal Deposit Insurance Corporation, however the Company considers its credit risk associated with cash and cash equivalents to be minimal.

         INVENTORIES -- Inventories are stated at the lower of cost or market. The Company intends to determine cost on a first-in, first-out basis. At October 31,2002, inventories consisted of $864,944 of work in process and $136,359 of finished goods and are stated at cost.







                                       F8

                           MERA PHARMACEUTICALS, INC.
                        NOTES TO THE FINANCIAL STATEMENTS
                  FOR THE YEARS ENDED OCTOBER 31, 2002 AND 2001


1. SUMMARY OF ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONT'D)

         REVENUE RECOGNITION -- Product revenue is recognized upon shipment to customers. Contract services revenue is recognized as services are performed on a cost reimbursement basis. Royalties are recognized as received. The Company has adopted Securities and Exchange Commission's Staff Accounting Bulletin (SAB) No. 101, which provides guidance on the recognition, presentation and disclosure of revenue in financial statements.

         PLANT AND EQUIPMENT -- Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is recorded principally using the straight-line method, based on the estimated useful lives of the assets (property and plant, 10-30 years; machinery and equipment, 3-10 years).

         On September 16, 2002 in connection with the adoption of fresh start accounting, property, plant and equipment were restated at their fair values and new useful lives for such assets were estimated (see Note 3).

         IMPAIRMENT OF LONG LIVED ASSETS AND LONG LIVED ASSETS TO BE DISPOSED OF -- In August 2001, the FASB issued SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" which supersedes both Statement of Financial Accounting Standards No. 121 ("SFAS 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" and the accounting and reporting provisions of APB Opinion No. 30 ("Opinion 30"), "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for the disposal of a segment of a business (as previously defined in that opinion).

         This statement establishes the accounting model for long-lived assets to be disposed of by sale and applies to all long-lived assets, including discontinued operations. This statement requires those long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or discontinued operations. Therefore, discontinued operations will no longer be measured at net realizable value or include amounts for operating losses that have not yet occurred. The Company adopted SFAS No. 144 in the fiscal year ending October 31, 2002.

         SFAS 144 retains the fundamental provisions of SFAS 121 for recognizing and measuring impairment losses on long-lived assets held for use and long-lived assets to be disposed of by sale, while also resolving significant implementation issues associated with SFAS 121. The adoption of SFAS 144 did not have a material effect on the Company's consolidated financial position or results of operations.

         INTANGIBLE ASSETS -- The Company accounts for intangible assets in accordance with SFAS 144. Such assets are amortized on a straight-line basis over the estimated useful life of the asset. Intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the fair value is less than the carrying amount of the asset, an impairment loss is then recognized.

         PREFERRED STOCK -- The Company has authorized 10,000 shares of "blank check" preferred stock, with such designations, rights, preferences, privileges and restrictions to be determined by the Company's Board of Directors. No preferred stock has been issued as of October 31, 2002.







                                       F9

                           MERA PHARMACEUTICALS, INC.
                        NOTES TO THE FINANCIAL STATEMENTS
                  FOR THE YEARS ENDED OCTOBER 31, 2002 AND 2001


1. SUMMARY OF ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONT'D)

         STOCK ISSUED FOR SERVICES -- The value of stock issued for services is based on management's estimate of the fair value of the Company's stock at the date of issue or the fair value of the services received, whichever is more reliably measurable.

         RESEARCH AND DEVELOPMENT COSTS - Research and development costs are expensed as incurred.

         INCOME TAXES -- The Company uses the asset and liability method of accounting for income taxes as required by Statement of Financial Accounting Standards No. 109 ("SFAS 109"), ACCOUNTING FOR INCOME TAXES. SFAS 109 requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of certain assets and liabilities. Since its inception, the Company has incurred net operating losses. Accordingly, no provision has been made for income taxes.

         LOSS PER SHARE -- The Company computed basic and diluted loss per share amounts for October 31, 2002 and 2001 pursuant to the Statement of Financial Accounting Standard (SFAS) No. 128, "Earnings Per Share." The assumed effects of the exercise of outstanding stock options, warrants, and conversion of notes were anti-dilutive and, accordingly, dilutive per share amounts have not been presented in the accompanying statements of operations.

         USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, at the date of these financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         RECLASSIFICATION -- Certain prior year amounts have been reclassified to conform with the 2001 presentation.

         RECENT AUTHORITATIVE PRONOUNCEMENTS - In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141 "Business Combinations." This statement requires business combinations initiated after June 30, 2001, to be accounted for using the purchase method of accounting. It also specifies the types of acquired intangible assets that are required to be recognized and reported separately from goodwill. The Company adopted SFAS No. 141 as of January 1, 2002. The statement is not expected to have a material effect on the Company's financial position or results of operations.

         In June 2001, the FASB issued SFAS No. 142 "Goodwill and Other Intangible Assets." This statement addresses how intangible assets that are acquired individually or with a group of other assets should be accounted for upon their acquisition. This statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. The Company adopted SFAS No. 142 as of January 1, 2002. The statement is not expected to have a material effect on the Company's financial position or results of operations.







                                       F10

                           MERA PHARMACEUTICALS, INC.
                        NOTES TO THE FINANCIAL STATEMENTS
                  FOR THE YEARS ENDED OCTOBER 31, 2002 AND 2001


1. SUMMARY OF ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONT'D)

         In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations" ("SFAS 143"). SFAS 143 establishes accounting standards for recognition and measurement of a liability for the costs of asset retirement obligations. Under SFAS 143, the costs of retiring an asset will be recorded as a liability when the retirement obligation arises, and will be amortized to expense over the life of the asset. The statement is not expected to have a material effect on the Company's financial position or results of operations.

         In August 2001, the FASB issued SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets." This statement establishes the accounting model for long-lived assets to be disposed of by sale and applies to all long-lived assets, including discontinued operations. This statement requires those long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or discontinued operations. Therefore, discontinued operations will no longer be measured at net realizable value or include amounts for operating losses that have not yet occurred. The Company adopted SFAS No. 144 during the fiscal year ending October 31, 2002. The statement is not expected to have a material effect on the Company's financial position or results of operations.

         In April 2002, the FASB issued Statement No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." This Statement rescinds FASB Statement No. 4, "Reporting Gains and Losses from Extinguishment of Debt," and an amendment of that Statement, FASB Statement No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements" and FASB Statement No. 44, "Accounting for Intangible Assets of Motor Carriers." This Statement amends FASB Statement No. 13, "Accounting for Leases," to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. The Company does not expect the adoption to have a material impact to the Company's financial position or results of operations.

         In June 2002, the FASB issued Statement No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force ("EITF") Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. The Company does not expect the adoption to have a material impact to the Company's financial position or results of operations.

         In November 2002, the FASB issued FASB Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 addresses the disclosure requirements of a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. FIN 45 also requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The disclosure requirements of FIN 45 are effective for Avnet in its quarter ended December 27, 2002. The liability recognition requirements will be applicable prospectively to all guarantees issued or modified after December 31, 2002. Management is assessing the impact of FIN 45.




                                       F11

                           MERA PHARMACEUTICALS, INC.
                        NOTES TO THE FINANCIAL STATEMENTS
                  FOR THE YEARS ENDED OCTOBER 31, 2002 AND 2001


2. GOING CONCERN

         These financial statements have been prepared assuming that the Company will continue as a going concern. The Company has operating and liquidity concerns, has incurred an accumulated deficit of $901,353 through the year ended October 31, 2002 and current liabilities exceeded current assets by $2,630,935. The Company anticipates that future revenue will be sufficient to cover certain operating expenditures, and, in the interim, will continue to pursue additional capital investment. However, there can be no assurance that the Company will be able to successfully acquire the necessary capital to continue their on-going development efforts and bring products to the commercial market. These factors, among others, create an uncertainty about the Company's ability to continue as a going concern.

3. BANKRUPTCY PROCEEDINGS AND FRESH START ACCOUNTING

         On October 30, 2001, certain creditors of the Company filed an involuntary petition under Chapter 11 of the United States Bankruptcy Code against Aquasearch, Inc. (predecessor to Mera) in United States Bankruptcy Court for the District of Hawaii. On November 30, 2001, the Company stipulated to an entry of an Order for Relief, agreeing to the jurisdiction of the Bankruptcy Court for purposes of resolving the petition. On December 3, 2001, the Company's motion to the Bankruptcy Court to incur indebtedness was granted, and Aquasearch, Inc. entered into a Debtor-in-Possession financing arrangement with certain parties. On June 17, 2002, the Bankruptcy Court confirmed the Company's Plan of Reorganization (the "Plan"). Under Chapter 11, certain claims against the Debtor accruing prior to the filing of the petition for relief under the federal bankruptcy laws were stayed while the Debtor continued to operate. These claims are identified in the balance sheet as "liabilities subject to compromise."

         Pursuant to the Plan, on July 25, 2002, Aquasearch, Inc., merged with Mera Pharmaceuticals, Inc., a Delaware corporation, for the purpose of changing Aquasearch's name to "Mera Pharmaceuticals, Inc." and reincorporating in Delaware. Mera Pharmaceuticals, Inc. is the surviving corporation and is considered the successor issuer to Aquasearch, Inc. under federal securities laws. Pursuant to this merger, each share of Aquasearch, Inc. common stock, issued and outstanding immediately prior to July 25, 2002, was changed and converted into one share of Mera Pharmaceuticals, Inc. common stock.

         Also pursuant to the Plan, Aqua RM Co., Inc. ("Aqua RM") merged with and into the Company on September 16, 2002 (the "Merger"). A total of 263,992,029 shares of the Company's common stock were issued to Aqua RM shareholders in consummation of this merger. In addition, 2,661,332 shares of the Company's common stock were issued pursuant to the Plan to holders of warrants of Aquasearch, Inc. that were validly issued and outstanding as of November 17, 2001. Total shares of common stock of Mera Pharmaceuticals, Inc. issued and outstanding following this Merger are 388,803,300. The merger was the final outstanding material event to achieve compliance with the requirements of the Plan, and, as such, the effective date of the Plan (the "Effective Date") was September 16, 2002, the date of this Merger. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 141, the merger was accounted for using the purchase method of accounting.

         For reporting purposes the foregoing stock-exchange transaction has been accounted for as a reverse acquisition in which Mera Pharmaceuticals, Inc. acquired all the assets and liabilities of Aqua RM, Inc. recording them at their fair value as if Mera Pharamaceuticals, Inc. remained thereporting entity. Because Mera Pharamaceuticals, Inc. is the entity for legal purposes, all equity transactions have been restated in terms of this corporation's capital structure.






                                       F12

                           MERA PHARMACEUTICALS, INC.
                        NOTES TO THE FINANCIAL STATEMENTS
                  FOR THE YEARS ENDED OCTOBER 31, 2002 AND 2001


3. BANKRUPTCY PROCEEDINGS AND FRESH START ACCOUNTING (CONT'D)

         In accounting for the effects of the reorganization, the Company adopted "fresh start" accounting principles contained in the American Institute of Certified Public Accountants Statement of Position 90-7 ("SOP 90-7"). The Company applied principles contained in SOP 90-7 because after the merger with Aqua RM, existing Mera shareholders owned less than 50% of Mera's total issued and outstanding common stock and the reorganization value of Mera's assets upon completion of the Plan was less than the sum of total pre-petition liabilities allowed plus post-petition liabilities.

         Fresh start accounting principles require that the Company establish a reorganization value. Management calculated the Company's reorganization value to be $4,700,000 based on the following:

----------------------------------------------------------------------------

New notes payable                                               $ 2,350,000
Commitment for additional notes                                     850,000
Common stock issued to existing Mera shareholders ($.0001 par value) 13,335
Common stock issued to former Aqua RM shareholders ($.0001 par value)25,545
Additional paid in capital 1,461,120
----------------------------------------------------------------------------
Total                                                          $  4,700,000
----------------------------------------------------------------------------

         In accordance with fresh start accounting, the Company's tangible and intangible assets were recorded at their assumed fair value. Other intangible assets in the amount of $66,550 were established as part of fresh start accounting. Such assets are accounted for in accordance with SFAS No. 141, and as such, will be tested annually for impairment.

         The application of fresh start accounting on the Company's September 16, 2002 balance sheet is as follows:






                                       F13

                           MERA PHARMACEUTICALS, INC.
                        NOTES TO THE FINANCIAL STATEMENTS
                  FOR THE YEARS ENDED OCTOBER 31, 2002 AND 2001


[OBJECT OMITTED]








                                       F14

                           MERA PHARMACEUTICALS, INC.
                        NOTES TO THE FINANCIAL STATEMENTS
                  FOR THE YEARS ENDED OCTOBER 31, 2002 AND 2001



3. BANKRUPTCY PROCEEDINGS AND FRESH START ACCOUNTING (CONT'D)

(a) Additional loan commitment received.

     (b) Liabilities subject to compromise forgiven as of September 16, 2002 (the effective date of the Plan) totaled $3,833,925. In accordance with SOP 90-7 the discharge of debt was allocated first to the new equity of the Company and then as gain from the forgiveness of debt. The allocation of the discharge of debt is as follows:

            -----------------------------------------------------------------
            Additional paid in capital                           $ 1,503,856
            Accounts payable (additional claims to be paid)           58,948
            Gain on forgiveness of debt (accumulated deficit)      2,271,121
            -----------------------------------------------------------------
            Total                                                 $3,833,925
            -----------------------------------------------------------------

     (c) Fresh start adjustments were made to eliminate Mera's equity and accumulated deficit accounts through the Effective Date of the Plan and after the discharge of debt. Amounts in excess of these adjustments are recorded as goodwill and are accounted for in accordance with SFAS Nos. 141 and 142 (see Note 2). All other assets are continuing to be carried at their net book value as of the Effective Date of the Plan. The calculation of the portion of goodwill calculated prior to the Merger is as follows:

           --------------------------------------------------------------
           Elimination of accumulated deficit               $ 20,024,463
           Elimination of additional paid in capital        (19,976,153)
           --------------------------------------------------------------
           Excess (entered as goodwill)                       $   48,310
           --------------------------------------------------------------

      (d) Amounts recorded on the Aqua RM balance sheet as of the Merger date.

      (e) Elimination of inter-company loans made between Mera and Aqua RM.

      (f) Additional goodwill created as the result of fresh start adjustments in relation to the Merger.

      (g) Elimination of Aqua RM capital as a result of the Merger and fresh-start accounting adjustments. All outstanding shares of Aqua RM common stock were exchanged for shares of Mera common stock.

      (h) As part of the Plan, Aqua RM acquired certain claims of Mera creditors. Aqua RM recorded an expense of $186,695 in relation to such claims. As part of the Merger, Aqua RM's accumulated deficit is reduced by this amount to more accurately reflect the additional payment as satisfaction of liabilities subject to compromise.

5. RELATED PARTY TRANSACTIONS

         During the two years ended October 31, 2001, Mr. Gregory Kowal, a director and beneficial owner of over 5% of our common stock, purchased 7,833,334 shares of common stock at $0.15 per share. In connection with the purchase, Mr. Kowal received 1,175,000 warrants with an exercise price of $0.40 per share. All of these transactions preceded Mr. Kowal's becoming a director of the Company on June 17, 2002.





                                       F15

                           MERA PHARMACEUTICALS, INC.
                        NOTES TO THE FINANCIAL STATEMENTS
                  FOR THE YEARS ENDED OCTOBER 31, 2002 AND 2001


5. RELATED PARTY TRANSACTIONS (CONT'D)

         On July 31, 2002, the Company entered into a month-to-month consulting agreement with Richard L. Sherman, a director of the Company. Under the agreement Mr. Sherman is to receive $5,500 per month. Mr. Sherman was paid a total of $5,500 under this agreement during the year ended October 31, 2002.

6. INCOME TAXES

         The Company provides for income taxes in accordance with SFAS No. 109 using an asset and liability based approach. Deferred income tax assets and liabilities are recorded to reflect the tax consequences on future years of temporary differences of revenue and expense items for financial statement and income tax purposes.

         Since its formation the Company has incurred net operating losses. As of October 31, 2002, the Company had a net operating loss carryforward available to offset future taxable income for federal and state income tax purposes.

         SFAS No. 109 requires the Company to recognize income tax benefits for loss carryforwards that have not previously been recorded. The tax benefits recognized must be reduced by a valuation allowance if it is more likely than not that loss carryforwards will expire before the Company is able to realize their benefit, or that future deductibility is uncertain. For financial statement purposes, the deferred tax asset for loss carryforwards has been fully offset by a valuation allowance since it is uncertain whether any future benefit will be realized. Current income tax expense is $8,590.

         The Company is a Qualified High Tech Business ("QHTB") in the State of Hawaii. QHTBs qualify for certain refundable state tax credits as they relate to research and development activities ("QHTB tax credit refunds"). During the year ended October 31, 2002, the Company received $182,715 in QHTB tax credit refunds. At October 31, 2002, approximately $36,914 in additional QHTB tax credit refunds were receivable.

7. COMMITMENTS AND MATERIAL AGREEMENTS

         In January 2001 the Company entered into a research and license agreement with a major university to access, manufacture, use and sell products from a microalgal collection. Under terms of the research agreement, the university is to receive reimbursement for its costs incurred in performing the research. The budget over the initial two-year term for maintenance and research work on the collection is approximately $550,000. The license agreement provides for royalties to be paid to the university on income from commercialization of products developed from the collection. During the year ended October 31, 2002, a total of $22,675 was paid under the research agreement, and $0 was paid under the license agreement.

         In June 2002, the Company entered into an Intellectual Property License and Distribution Rights Agreement with Aqua RM (the "IP License Agreement"). Under the terms of this agreement, Aqua RM is to pay the Company $100,000 for licensing certain intellectual property rights related to its product(s) to Aqua RM and $100,000 to for rights to market, distribute and sell ASTAFACTOR(R) in parts of Asia. This term of this agreement continues for as long as Aqua RM continues to use an intellectual property of the Company, unless terminated earlier.






                                       F16

                           MERA PHARMACEUTICALS, INC.
                        NOTES TO THE FINANCIAL STATEMENTS
                  FOR THE YEARS ENDED OCTOBER 31, 2002 AND 2001


7. COMMITMENTS AND MATERIAL AGREEMENTS (CONT'D)

            In June 2002, the IP License Agreement was assigned in its entirety by Aqua RM to Aqua Culture, Inc., an international business company which is co-owned by an entity which Richard D. Propper, MD and Daniel P. Beharry, officers and directors of the Company, are members, managers and officers of ("Aqua Culture, Inc."). In August 2002, the IP License Agreement was assigned by Aqua Culture, Inc. to Hainan Sunshine Bioengineering, Ltd., a joint venture made up of five separate companies, including Aqua Culture, Inc.

         In June 2002, the Company entered into a lease for an office in San Diego, California. The lease ends on May 31, 2003. Rent expense for this facility is $10,578 per month.

8. NOTES PAYABLE

         During the months of December 2001 through April 2002, the Company received $500,000 in Debtor In Possession financing from Chardan Ventures, of which Richard D. Propper, MD and Daniel P. Beharry, officers and directors of the Company, are principals, in connection with the Company's Plan of Reorganization. Interest accrued at 12% per annum. On July 23, 2002 the Debtor in Possession obligation was repaid in full.

         During the months June through July 2002, the Company entered into various promissory notes totaling $117,300 with: Richard D. Propper, MD, an officer and director of the Company; Daniel P. Beharry, an officer and director of the Company; and a limited liability company which Richard D. Propper, MD and Daniel P. Beharry, officers and directors of the Company, are managers, officers and members. Interest was accrued at 12% per annum. On July 23, 2002 such notes were repaid in full.

         During the months of July through December 2002, the Company issued various promissory notes totaling $2,805,000 to a limited liability company managed by Richard D. Propper, MD and Daniel P. Beharry, both officers and directors of the Company, for investment funds borrowed by the Company. Of such promissory notes, $2,700,000 was issued prior to October 31, 2002. $2,011,000 of such notes were repaid subsequent to October 31, 2002 and reinvested into the Company. All three promissory notes were cancelled upon repayment and all accrued interest on the notes was forgiven. A new promissory note was negotiated by the parties and issued on December 31, 2002 by the Company for the remaining balance of $794,000. This promissory note accrues interest at 6% per annum and has a maturity date of December 31, 2003.

         The Company's total interest expense was $103,784 and $300,560 for the years ended October 31, 2002 and 2001, respectively.

         Notes outstanding prior to the filing of the involuntary Bankruptcy Petition on October 30, 2001 have been paid in the amounts provided for by the Plan, and the remaining balances were discharged. These transactions have been accounted for in conjunction with the Company's adoption of fresh start accounting (see Note 3).





                                       F17

                           MERA PHARMACEUTICALS, INC.
                        NOTES TO THE FINANCIAL STATEMENTS
                  FOR THE YEARS ENDED OCTOBER 31, 2002 AND 2001


9. COMMON STOCK AND COMMON STOCK PURCHASE WARRANTS

         Under the Plan, all common stock outstanding as of October 31, 2001 was converted, on a one-for-one basis, into common stock in the reorganized Company. In addition, every five valid warrants to purchase stock in the Company that were outstanding as of October 31, 2001 were converted into one share of common stock in the Company. The conversions took place upon the fulfillment of the Company's obligations under the Plan on September 16, 2002. The conversion of warrants into common stock resulted in the issuance of an additional 2,661,332shares of the Company's common stock.

         Total shares of common stock of Mera Pharmaceuticals, Inc. issued and outstanding upon the fulfillment of the of the Company's obligations under the Plan was 124,811,271. Issuance of stock in these transactions is exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 1145 of the United States Bankruptcy Code. No underwriters were involved in these transactions, and no commissions were paid to any party in connection with them.

         In addition, under the Plan and as part of the merger with Aqua RM, shareholders of Aqua RM were issued 100 shares of the Company's common stock for each share of Aqua RM stock they held. A total of 263,992,029 shares of the Company's common stock were issued to Aqua RM shareholders in consummation of the Merger. The issuance took place upon the fulfillment of the Company's obligations under the Plan on September 16, 2002. The total shares of the Company's common stock issued and outstanding after the Aqua RM merger was 388,803,300.

         On June 6, 2002, the Company (as Aquasearch) issued 1,400,000 shares of common stock to Western Financial Communications, Inc., a consultant, as compensation for services. The value of the services received was accrued in the fiscal year ended October 31, 2001 based on management's estimate of the fair value of the shares issued, and a corresponding expense was recorded. As such, the amount of shares has been included in the calculation of total shares outstanding in financial statements starting with and subsequent to October 31, 2001, even though the issuance did not take place until June 2002. This transaction was exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2). No underwriters were involved in this transaction, and no commissions were paid to any party in connection with it. The shares issued to Western Financial Communications, Inc. in this transaction are among the shares converted into stock in the reorganized Company, as described in the first paragraph under this item 10.

10. STOCK OPTION PLANS

         In March 1996, the Board of Directors adopted the 1996 Stock Option Plan. The 1996 Stock Option Plan provided for the grant of incentive stock options to employees, and for nonstatutory stock options and stock purchase rights to employees and consultants. The 1996 Stock Option Plan was terminated on June 17, 2002 upon confirmation of the Company's Plan of Reorganization (see
Note 3).

11. CUSTOMER CONCENTRATION

         Sales to the Company's major customers for the year ended October 31, 2002 for customers A, B, C and D amounted to 41%, 18%, 8% and 6%.



                                       F18

                           MERA PHARMACEUTICALS, INC.
                        NOTES TO THE FINANCIAL STATEMENTS
                  FOR THE YEARS ENDED OCTOBER 31, 2002 AND 2001


12. PROPERTY, PLANT AND EQUIIPMENT, NET

---------------------------------------   -------------------------------------
                       Successor                      Predecessor
                    October 31, 2002     September 16, 2001    October 31, 2001
---------------------------------------   -------------------------------------
Plant
                      2,616,604              3,280,474             3,280,475
Equipment
                        609,961              1,105,584             1,097,952
---------------------------------------   -------------------------------------

                      3,226,565              4,386,058             4,378,427
Accumulated
 depreciation           (20,797)            (1,160,269)             (928,633)
---------------------------------------   -------------------------------------

                      3,205,768              3,225,789             3,449,794
---------------------------------------   -------------------------------------

13. DEFERRED REVENUE

         In May 2002, the Company recognized revenue in the amount of $100,000 as the result of a product sale. Pursuant to the Company's revenue recognition policy, the sale was recognized upon shipment to the customer. In October 2002, the product was returned from the customer and the revenue deferred. This sale was made under contract and amounts received are not to be refunded. The returned product will be reshipped at a later date.

14. LEGAL PROCEEDINGS

         On July 13, 1998, Cyanotech filed a complaint against the Company in the United States District Court for the District of Hawaii (Case No. CV98-00600ACK). In the complaint, Cyanotech sought declaratory judgment of non-infringement of the Company's U.S. Letters Patent No. 5,541,056; invalidity of the 5,541,056 Patent; and non-misappropriation of the Company's trade secrets relating to closed culture production of astaxanthin. Cyanotech filed the complaint after the Company expressed to Cyanotech its concern that Cyanotech infringed the 5,541,056 Patent and misappropriated the Company's trade secrets.

         On September 11, 1998, the Company filed an answer denying all of Cyanotech's allegations and a counter claim, alleging infringement of the 5,541,056 Patent; misappropriation of trade secrets; unfair competition; and breach of contract relative to the parties' 1994 Dissolution Agreement.

         On December 30, 1999, the United States District Court for the District of Hawaii granted summary judgment on the Company's motion that Cyanotech infringed the Company's patent, misappropriated the Company's trade secrets and breached the terms of the parties' 1994 Dissolution Agreement. In its order, the Court found that the tube process used by Cyanotech for cultivating microalgae infringed the 5,541,056 Patent. The Court further found that Cyanotech violated the Uniform Trade Secrets Act and breached the 1994 Dissolution Agreement when it misappropriated trade secrets relating to the Company's proprietary closed-system technology for cultivation of microalgae.

         On March 6, 2001, the Company settled the litigation with Cyanotech without admission of liability by either party. Under the agreement, Cyanotech agreed to an injunction that prevents it from using any tube system for microalgae production that infringes our U.S. Patent No. 5,541,056. The Company agreed that Cyanotech's current proprietary process for producing microalgae, known as the Phytodome, does not infringe our U.S. Patent No. 5,541,056. Cyanotech will also pay undisclosed royalties to Aquasearch. The Companies


                                       F19

                           MERA PHARMACEUTICALS, INC.
                        NOTES TO THE FINANCIAL STATEMENTS
                  FOR THE YEARS ENDED OCTOBER 31, 2002 AND 2001


agreed to dismiss all claims with prejudice that were asserted in the litigation. The Court entered an order to that effect and that our U.S. Patent No. 5,541,056 is valid and enforceable.

         Royalty income received in connection with the Cyanotech settlement for the year ended October 31, 2002 totaled $60,517.

         On October 11, 2001 a complaint was filed by Kenneth Crowder against the Company and certain unnamed individuals in the Superior Court of the State of California, Orange County, alleging breach of contract in connection with certain monies paid to the Company, and claiming damages in excess of approximately $75,000. On October 16, 2001, an action was commenced by C&J Distribution, a purchaser of ASTAFACTOR(TM) product, in the Superior Court of California, San Bernadino County, against the Company, one of its officers and unnamed individuals, alleging fraud and breach of contract in connection with an alleged oral distribution agreement between the Company and plaintiff and claiming damages in the amount of $35,000. The plaintiff's have withdrawn this suit, with prejudice, and the Company considers the matter resolved.

         The Company was the debtor in an involuntary Chapter 11 Bankruptcy proceeding, commenced October 31, 2001, as described in Note 3, above.

15. SUBSEQUENT EVENTS

         During the month of November 2002, the Company entered into various convertible promissory notes totaling $185,732 with Richard D. Propper, MD, an officer and director of the Company. The terms of the notes include interest accruing at 10% per annum and a maturity date of March 31, 2003. In addition, these convertible promissory notes carry 5% warrant coverage and call for issuance of common stock warrants to the lender equal to the face amount of the promissory notes divided by $0.05, or warrants to purchase up to 3,440,000 shares of common stock. The exercise price of the warrants is $0.05 per share and the warrants have 5 year terms. On January 10, 2003 a payment of $13,901 in principal and accrued interest was made against this obligation.

         On December 2, 2002, the Company issued 80 shares of Series A preferred stock at a price of $625.00 per share, for aggregate consideration of $50,000, to an individual investor. Each share of Series A preferred stock is convertible into 10,417 shares of common stock. This transaction was exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2).

         On December 30, 2002, the Company issued 18,181,818 shares of common stock at $0.11 per share, for an aggregate purchase price of $2,000,000, to a Hawaiian limited liability company managed in part by Richard D. Propper, MD and Daniel P. Beharry, both officers and directors of the Company. This transaction was exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2).

         On December 30, 2002, the Company issued 325 shares of Series B preferred stock at $625.00 per share, for aggregate consideration of $203,000, to a limited liability company managed by Richard D. Propper, MD and Daniel P. Beharry, both officers and directors of the Company. This transaction was exempt from registration under the Securities Act of 1933, as amended, pursuant to
Section 4(2).

         On January 3, 2003, the Company entered into a Memorandum of Understanding ("MOU") setting forth the principal terms of an agreement governing the merger (the "Merger") between the Company and Ancile Pharmaceuticals, Inc., a California corporation ("Ancile"). The Company expects to consummate the Merger during the second quarter of fiscal year 2003.



                                       F20

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth estimated costs and expenses, other than broker commissions, payable by the Company in connection with the sale of common stock being registered hereby:

           SEC Registration Fee.............................  $  1452.69
           Legal Fees and Expenses..........................  $  3500*
           Accounting Fees and Expenses.....................  $  2500*
           Printing and Engraving Expenses..................  $  2000*
           Miscellaneous Expenses...........................  $   300
                                                              ----------
                   Total..................................... $ 9752.69
                                                              ----------


                     RECENT SALES OF UNREGISTERED SECURITIES

On September 16, 2002, the Company issued a total of 263,992,029 shares of common stock to common stockholders of Aqua RM Co., Inc. pursuant to a merger between the two companies that occurred on the same day. Mera is the surviving corporation of the merger and it issued 100 shares of Mera common stock in exchange for each share of Aqua RM Co., Inc. common stock held by the stockholders of that company. This transaction was exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2).

During the months of July through December 2002, the Company issued various promissory notes totaling $2,805,000 to a limited liability company managed by Richard D. Propper, MD and Daniel P. Beharry, both officers and directors of the Company, for funds that the Company borrowed. $2,011,000 of such notes was repaid in December 2002. The promissory notes were cancelled upon repayment of the loans, and all interest accrued on the notes was forgiven. The total interest accrued and forgiven on these notes was $71,009. A new promissory note was negotiated by the parties and issued on December 31, 2002 by the Company for the balance of $794,000. This promissory note accrues interest at 6% per annum and has a maturity date of December 31, 2003. This transaction was exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2).

Pursuant to our reorganization proceedings and the Plan, the following actions, affecting various types of the Company's outstanding securities, took place: (i) on June 17, 2002, the date of confirmation of our Plan, all shares of unregistered common stock held by the Company's stockholders of record as of October 30, 2001 became unrestricted pursuant to such Plan and 11 USC 1145; (ii) on June 17, 2002, all outstanding convertible promissory notes of the Company that had not been converted into stock as of that date were cancelled and holders of such convertible promissory notes received payments of 17.5% of their allowed claims, in cash, from the Company; and (iii) on September 16, 2002, also pursuant to the Plan and 11 USC 1145, every five (5) validly issued and outstanding warrants held by the Company's stockholders of record as of October 30, 2001 were exchanged for one (1) share of the Company's unrestricted common stock.

During the month of November 2002, the Company issued various convertible promissory notes totaling $185,732 to Richard D. Propper, MD, then an officer and director of the Company. The terms of the notes included interest accruing at 10% per annum and a maturity date of March 31, 2003. The outstanding principal and interest due and payable on certain of these notes is convertible into common stock at the per share price of $0.05. In addition, certain of these convertible promissory notes call for issuance of common stock warrants to the lender equal to the face amount of the promissory notes divided by $0.05, or warrants to purchase up to 3,440,000 shares of common stock. The exercise price of the warrants is $0.05 per share and the warrants have 5-year terms. On January 10, 2003 a payment of $13,901 in principal and accrued interest was made against this obligation, leaving a principal balance of $172,000. These transactions were exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2).

On December 2, 2002, the Company issued 80 shares of Series A preferred stock at a price of $625.00 per share, for aggregate consideration of $50,000, to an individual investor. Each share of Series A preferred stock is convertible into 10,417 shares of common stock. This transaction was exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2).

On December 11, 2002, the Company issued a promissory note to a limited liability company for $50,000 in funds invested by that company through a certain Hawaiian investor. The terms of this note included interest payable at 6% per annum and a maturity date of December 31, 2002. This note was repaid in full on December 30, 2002. This transaction was exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2).

On December 23, 2002, the Company issued a promissory note to a limited liability company for $55,000 in funds invested by that company through certain Hawaiian investors. The terms of this note include interest payable at 6% per annum and a maturity date of December 31, 2002. This note was repaid in full on December 30, 2002. This transaction was exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2).

On December 30, 2002, the Company issued 18,181,818 shares of common stock at a price of $0.11 per share, for aggregate consideration of $2,000,000, to a Hawaiian limited liability company. This transaction was exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2).

On December 30, 2002, the Company issued 974 shares of Series B preferred stock at a price of $625.00 per share, for aggregate consideration of $609,000 to a limited liability company. Each share of Series B preferred stock is convertible into 8,929 shares of common stock. This transaction was exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2).

On April 14, 2003, the Company entered into a revolving credit agreement with a general partnership, pursuant to which the Company may borrow up to $125,000. Under the credit agreement the lender will be issued warrants to purchase that number of shares of the Company's common stock equal to the greatest principal balance outstanding under the credit agreement during its term divided by 0.05. The warrants have an exercise price of $0.05 and a term of five years. The number of warrants issuable under this agreement as of July 31, 2003 was 1,060,600.

On July 11, 2003 the Company issued 411,333 shares of its common stock to Gregory F. Kowal, for his successful efforts in assisting the Company in raising capital during fiscal 2003.

 On July 11, 2003, the Company issued 6,428,571 shares of common stock at a price of $0.035 per share, for aggregate consideration of $225,000, to a Delaware limited liability company. This transaction was exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2).

On July 11, 2003, the Company issued 3,703,704 shares of its common stock to a general partnership in exchange for the partnership's assignment of a $100,000 promissory note made by Ancile Pharmaceuticals and held by the partnership. The assigned note reflected an investment by the partnership into Ancile Pharmaceuticals in support of the Company's efforts to acquire Ancile through a reverse triangular merger.

Unless otherwise noted, the above-referenced transactions were exempt from registration under the Securities Act pursuant to Section 4(2), which applies to transactions by an issuer not involving a public offering. Each of the purchasers in these transactions had access to publicly-filed and other information on the Company and were accredited or sophisticated investors with investment and business experience and the ability to understand financial information. In addition, in each of the transactions listed above, the securities were offered only to a small number of investors and resale restrictions were imposed on all sales of securities. Direct contact was made between the Company and the offerees and there were no general solicitations or advertisements made in connection with the transactions. No underwriters were involved in any of these transactions.



                                INDEX OF EXHIBITS

2.1*             Plan Confirmation Hearing and Debtor's Plan of Reorganization
2.2**            Certificate of Merger Merging Aquasearch, Inc., a Colorado Corporation, into Mera
                 Pharmaceuticals, Inc., a Delaware Corporation
2.3**            Certificate of Merger Merging Aqua RM Co, Inc. into Mera Pharmaceuticals, Inc.
3.1**            Certificate of Incorporation
3.2###           Certificate of Designation of Series A Preferred Stock of Mera Pharmaceuticals, Inc. and the
                 Express Terms Thereof.
3.3###           Certificate of Designation of Series B Preferred Stock of Mera Pharmaceuticals, Inc. and the
                 Express Terms Thereof
3.4**            Bylaws
4.1+             Form of 1996 Bridge Loan Note
4.2+             Form of 1997 Warrant
4.3++            Form of Convertible Note
4.4++            Form of Warrant
4.5++            Form of Note and Warrant Purchase Agreement
4.6#             Form of Promissory Note
10.1#            Distribution and Development Agreement between Cultor Ltd. and Aquasearch, dated May 14,
                 1996  (terminated)
10.2#            Stock Subscription Agreement between Cultor Ltd. and Aquasearch, dated May 14, 1996
10.3+            The Amended Keahole Point Facilities Use Agreement dated August 22, 1996 by and between The
                 National Energy Laboratory of Hawaii Authority and Aquasearch, Inc.
10.4$            Letter of Intent between C. Brewer and Company Limited and Aquasearch, Inc.


                                      II-3





10.5##           Amendment to Distribution and Development Agreement between Cultor Ltd. and Aquasearch, Inc., dated June 14, 1999
10.6$$           Common Stock Purchase Agreement (including Form of Warrant) between Alpha Venture Capital,
                 Inc. and Aquasearch, Inc., dated June 14, 2000
10.7$$           Registration Rights Agreement between Alpha Venture Capital, Inc. and Aquasearch, Inc., dated
                 June 14, 2000
10.8###          Sublease between the Company and Ancile Pharmaceuticals, Inc., dated July 31, 2002.
10.9$$$          Technical Services  Contract,  dated November 9, 2002, between the Company and Hainan Sunshine
                 Marine Bioengineering Co., Ltd.
16.1***          Letter Regarding Change in Certifying Accountant.  Ernst & Young Letter, dated January 24,
                 2002
16.2***          Letter Regarding Change in Certifying Accountant.  Company Letter, dated January 16, 2002
16.3****         Letter Regarding Change in Certifying Accountant.  Buttke, Bersch & Wanzek letter dated
                 September 9, 2003
16.4*****        Letter Regarding Change in Certifying Accountant.  Buttke, Bersch & Wanzek letter dated
                 October 29, 2003
23.1             Consent of Buttke, Bersch & Wanzek, P.C., independent auditors
*                Incorporated by reference to the exhibit filed with our Current Report on Form 8-K, dated
                 July 3, 2002
**               Incorporated by reference to the exhibits filed to the exhibits of our Current Report on Form
                 8-K, dated July 30, 2002.
***              Incorporated by reference to the exhibit filed with out Current Report on Form 8-K, dated
                 January 24, 2002
****             Incorporated by reference to the exhibit filed with our Current Report on Form 8-K dated
                 September 5, 2003.
*****            Incorporated by reference to the exhibit filed with the amendment to our Current Report on
                 Form 8-K A  filed on November 13. 2003.
+                Incorporated by reference to the exhibit filed with our Annual
                 Report on Form 10-KSB for the fiscal year ended October 31,
                 1996
++               Incorporated by reference to the exhibit filed with Amendment No. 1 to our Registration
                 Statement on Form S-B filed October 28, 1998
+++              Previously filed
#                Incorporated by reference to the exhibit filed with our Current Report on Form 8-K filed
                 September 13, 1996
##               Incorporated by reference to the exhibit filed with Amendment No. 1 to the Company's
                 Registration Statement on Form SB-2 filed November 9, 1999
$                Incorporated by reference to the exhibit filed with our Current Report on Form 8-K, dated
                 November 13, 1996
$$               Incorporated by reference to the exhibit filed with our Registration Statement on Form SB-2 filed July 13, 2000
$$$              Incorporated by reference to the exhibit filed with our Report on Form 10-QSB filed March 24,
                 2003




                                  UNDERTAKINGS
We hereby undertake:

(1) to file, during any period in which we offer or sell securities, a post-effective amendment to this registration statement:

            (a) to include any prospectus required by Section 10(a)(3) of the Securities Act;

            (b) to reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in a form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of the Registration Fee" table in the effective registration statement; and

            (c) to include any additional or changed material information on the plan of distribution.

(2) That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering.


                                   SIGNATURES

In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form SB-2 and authorized this Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, in the City of San Diego, State of California, on November 17, 2003.

                                        MERA PHARMACEUTICALS, INC.


                                        /s/ Daniel P. Beharry
                                        ---------------------------------------
                                        Daniel P. Beharry
                                        Chief Executive Officer


In accordance with the requirements of the Securities Act, this Registration Statement on Form SB-2 was signed by the following persons in the capacities and on the dates stated:

SIGNATURE                      TITLE                               DATE
---------                      -----                               ----


/S/ DANIEL P. BEHARRY          Chief Executive Officer,      November 17, 2003
Daniel P. Beharry              Secretary and Director
-----------------------


/S/ ANTHONY APPLEBAUM          Principal Financial Officer   November 17, 2003
-----------------------
Anthony Applebaum


Kenneth Crowder                Director                      November 17, 2003


Gregory F. Kowal               Director                      November 17, 2003